UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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eFUNDS CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
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eFunds Corporation
Portales Corporate Center II
4900 N. Scottsdale Road
Suite 1000
Scottsdale, Arizona 85251

Dear Stockholder:

eFunds Corporation (“eFunds”) has entered into an agreement and plan of merger (the “Merger Agreement”) providing for the merger (the “Merger”) of eFunds with Agamemnon Merger Corp., a wholly-owned subsidiary of Fidelity National Information Services, Inc. If the Merger is completed, you will receive $36.50 in cash, without interest and less any withholding taxes (if applicable), for each share of common stock, par value $0.01 per share, of eFunds (“eFunds Common Stock”) you own, and eFunds will become wholly-owned by Fidelity National Information Services, Inc.

At a special meeting (the “Special Meeting”) of the eFunds stockholders, you will be asked to consider and vote on a proposal to adopt the Merger Agreement and approve the Merger. After careful consideration, the board of directors of eFunds (the “Board of Directors”), by unanimous vote of directors present (with one director not present at the time of the vote), approved the Merger and the Merger Agreement and determined that the Merger is advisable and in the best interests of eFunds and its stockholders. THE MEMBERS OF THE BOARD OF DIRECTORS PRESENT AT THE MEETING OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

The Special Meeting will take place on September 7, 2007, at 9:00 A.M., Scottsdale, Arizona Time, at eFunds’ executive offices at Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251.

The proxy statement attached to this letter provides you with information about the proposed Merger and the Special Meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to carefully read the entire proxy statement, including the annexes. You may also obtain more information about eFunds from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. Because adoption of the Merger Agreement and approval of the Merger require the affirmative vote of the holders of two thirds of the outstanding shares of eFunds Common Stock entitled to vote as of the close of business on the record date for the Special Meeting, a failure to vote will have the same effect as a vote against adoption of the Merger Agreement and approval of the Merger.

Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the Special Meeting. Accordingly, you are requested to vote the enclosed proxy at your earliest convenience. Your shares will then be represented at the Special Meeting, and we will be able to avoid the expense of further solicitation.

Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Special Meeting.

Thank you for your cooperation and continued support.

Very truly yours,

Paul F. Walsh
Chairman and Chief Executive Officer

THIS PROXY STATEMENT IS DATED AUGUST 10, 2007
AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT AUGUST 14, 2007

eFunds Corporation
Portales Corporate Center II
4900 N. Scottsdale Road
Suite 1000
Scottsdale, Arizona 85251

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held September 7, 2007

To the Stockholders of eFunds Corporation:

NOTICE IS HEREBY given that a special meeting (the “Special Meeting”) of stockholders of eFunds Corporation (“eFunds”), will be held on September 7, 2007, at 9:00 A.M., Scottsdale, Arizona Time, at eFunds’ executive offices at Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251. At the Special Meeting, stockholders will be asked to consider and act upon the following matters:

•	Adopt the agreement and plan of merger (the “Merger Agreement”), dated as of June 26, 2007, by and among eFunds, Fidelity National Information Services, Inc. (“FIS”) and Agamemnon Merger Corp., a wholly-owned subsidiary of FIS (“Merger Sub”), and approve the merger of Merger Sub with and into eFunds (the “Merger”). As further described in this proxy statement, the Merger Agreement provides for the Merger of Merger Sub with and into eFunds pursuant to which each outstanding share of common stock, par value $0.01 per share, of eFunds (“eFunds Common Stock”) (other than shares owned by FIS, Merger Sub or any other direct or indirect wholly-owned subsidiary of FIS, shares held in the treasury of eFunds or by any subsidiary of eFunds and shares held by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law), will be converted into the right to receive $36.50 in cash, without interest and less any withholding taxes (if applicable).

•	Adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the Merger, if proposed by the board of directors of eFunds.

Whether or not you plan to attend the Special Meeting, we encourage you to vote by proxy as soon as possible. To vote your proxy, mark your vote on the enclosed proxy card, sign it correctly, and return it in the envelope provided. You may also vote by telephone or the Internet in accordance with the instructions set forth on your proxy card. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be voted to ensure that all of your shares will be counted. You may revoke your proxy at any time prior to the Special Meeting, and if you are present at the Special Meeting, you may withdraw your proxy and vote in person.

YOUR VOTE IS IMPORTANT.  Only stockholders of record on the close of business on August 9, 2007 are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement of the Special Meeting. On the record date, we had outstanding 47,561,301 shares of eFunds Common Stock. Each share of eFunds Common Stock is entitled to one vote on each matter to come before the Special Meeting. The presence, in person or by proxy, of holders of eFunds Common Stock having a majority of the voting power of the outstanding shares of eFunds Common Stock at the record date is necessary to constitute a quorum at the Special Meeting. Adoption of the Merger Agreement and approval of the Merger require the affirmative vote of the holders of two thirds of the outstanding shares of eFunds Common Stock entitled to vote as of the close of business on the record date for the Special Meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement and approval of the Merger. If you fail to return your proxy card and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the Merger Agreement and approval of the Merger. All stockholders of record are cordially invited to attend the Special Meeting in person. A complete list of stockholders of record entitled to vote at the Special Meeting will be open to the examination of any stockholder at the Special Meeting and at our headquarters during normal business hours at Portales Center II, 4900 N. Scottsdale Road,

Suite 1000, Scottsdale, Arizona 85251 for a period beginning two business days after this notice of the Special Meeting is given and continuing through the Special Meeting.

This notice, the accompanying proxy statement and the enclosed proxy card are sent to you by order of the board of directors of eFunds Corporation.

Steven F. Coleman
Secretary

August 10, 2007

Please do not send your stock certificates at this time. If the Merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

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SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. This summary is not meant to be a substitute for the information contained in the remainder of this proxy statement. To understand fully the potential acquisition of eFunds Corporation by Fidelity National Information Services, Inc., which we refer to as the Merger, and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “eFunds”, “Company”, “we”, “our”, “ours”, and “us” refer to eFunds Corporation.

The Parties to the Merger (Page 12)

eFunds, a Delaware corporation, is a leading provider of risk management, electronic funds transfer services, prepaid card processing, and global outsourcing solutions to more than 10,000 financial services companies in more than 80 countries. eFunds also provides point-of-sale fraud prevention solutions to retailers and electronic benefits processing services to government entities.

Fidelity National Information Services, Inc. (“FIS”), a Georgia corporation, is a leading provider of core processing for financial institutions; check services, card issuer and transaction processing services; risk management services; mortgage loan processing and mortgage-related information products; and outsourcing services to financial institutions, retailers, mortgage lenders and mortgage loan servicers and real estate professionals.

Agamemnon Merger Corp. (“Merger Sub”) is a Delaware corporation and a wholly-owned subsidiary of FIS. Merger Sub was formed by FIS solely for the purpose of consummating the Merger and the transactions contemplated by the Merger Agreement, and has not carried on any business or incurred any liabilities other than in connection with the Merger Agreement. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the consummation of the Merger, Merger Sub will merge with and into eFunds.

The Merger (Page 16)

eFunds has entered into an agreement and plan of merger (the “Merger Agreement”) providing for the merger of eFunds with Merger Sub, a wholly-owned subsidiary of FIS. The Merger Agreement provides that Merger Sub will merge with and into eFunds. eFunds will be the surviving corporation in the Merger. We sometimes refer to eFunds after the completion of the Merger as the surviving corporation. In the Merger, each outstanding share of common stock, par value $0.01 per share, of eFunds (“eFunds Common Stock”) (other than shares we hold as treasury stock or owned by FIS, Merger Sub or any other direct or indirect wholly-owned subsidiary of ours or FIS and shares held by stockholders who have properly demanded statutory appraisal rights), will be converted into the right to receive $36.50 in cash, without interest and less any withholding taxes (if applicable). We refer to this amount as the Merger Consideration. Prior to completion of the Merger, we will not pay dividends on eFunds Common Stock.

As a result of the Merger, we will cease to be a publicly traded company and will be wholly-owned by FIS. Following completion of the Merger, we will terminate the registration of eFunds Common Stock and our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Recommendation of the Board of Directors (Page 23)

After careful consideration, our Board of Directors (the “Board of Directors”), by unanimous vote of directors present (with one director not present at the time of the vote), approved the Merger and the Merger Agreement and determined that the Merger is advisable and in the best interests of eFunds and our stockholders. The members of the Board of Directors present at the meeting of the Board of Directors unanimously recommend that you vote “FOR” adoption of the Merger Agreement and approval of the Merger.

You should read “The Merger — Reasons for the Merger” and “The Merger — Recommendation of the Board of Directors” for a discussion of the factors that the Board of Directors considered in deciding to recommend adoption of the Merger Agreement and approval of the Merger.

Opinions of eFunds’ Financial Advisors (Page 23 and Annexes B and C)

In connection with the Merger, each of Goldman, Sachs & Co. (“Goldman Sachs”) and BlackRock, Inc. (“BlackRock”), financial advisors to eFunds, delivered to the Board of Directors its oral opinion, which was subsequently confirmed by the delivery of a written opinion dated June 26, 2007, that, based upon and subject to the various assumptions made, procedures followed, matters considered and limitations described in its opinion, the Merger Consideration to be received by the holders of eFunds Common Stock, as provided for in the Merger Agreement, was fair, from a financial point of view, to such holders.

The full text of the written opinions of Goldman Sachs and BlackRock is attached to this proxy statement as Annexes B and C, respectively, and sets forth a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion expressed. Please see “The Merger — Opinions of eFunds’ Financial Advisors” beginning on page 23 of this proxy statement. Goldman Sachs’ and BlackRock’s opinions were provided to the Board of Directors in connection with the Board of Directors’ evaluation of the Merger Consideration from a financial point of view, do not address any other aspect of the Merger and do not constitute a recommendation to any stockholder as to how to vote or act with respect to the proposed Merger or any matters relating to the proposed Merger.

Financing the Merger (Page 31)

The total amount of funds necessary to complete the Merger and the related transactions is anticipated to be approximately $1.8 billion, which includes approximately $1.78 billion to be paid out to eFunds’ stockholders and holders of other equity-based interests in eFunds and the remainder to be applied to pay related fees and expenses in connection with the Merger and the financing arrangements. These payments are expected to be funded through a combination of cash on hand and a $1.6 billion debt financing commitment for a secured term loan facility provided to FIS by JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wachovia Bank, National Association. The debt financing commitment is conditioned upon the completion of the Merger as well as the satisfaction of other customary conditions. FIS’ obligation to complete the Merger is not contingent on its ability to obtain financing.

Interests of eFunds’ Directors and Executive Officers in the Merger (Page 32)

In considering the recommendation of the Board of Directors with respect to the Merger, eFunds stockholders should be aware that executive officers and directors of eFunds may have interests in the Merger that may be different from, or in addition to, the interests of eFunds stockholders generally that may present actual or potential conflicts of interest. These include the vesting and cashing out of certain equity awards, indemnification and insurance coverage and severance payments. The aggregate amount of compensatory payments and benefits that Paul F. Walsh, George W. Gresham, Steven F. Coleman (the “Identified Executives”) and our directors will receive as a result of the Merger is approximately $60.5 million, including the cashing out of the outstanding equity awards held by the Identified Executives and our directors and severance payments and gross-up payments to the Identified Executives. This number does not include any amounts payable to any other executive officers, including the value of accelerated vesting, related gross-up payments, severance payments, Assumed Options and Assumed RSUs (each, as defined below), nor does it include the value of eFunds Common Stock owned by all of our executive officers and directors.

The Board of Directors was aware of these interests and considered them, among other matters, when approving the Merger Agreement and recommending that eFunds stockholders vote to adopt the Merger Agreement and approve the Merger.

Treatment of Options and Other Awards (Page 32)

Pursuant to the Merger Agreement, all options to purchase eFunds Common Stock under the eFunds 2000 and 2006 Stock Incentive Plans (“Stock Plans”) (each, an “Option”) and restricted stock units under the eFunds Stock Plans (each, a “Restricted Stock Unit”) that are held by the Identified Executives and our directors and that are outstanding immediately prior to the consummation of the Merger (whether or not then vested or exercisable) will be canceled at the consummation of the Merger and each of these persons will be entitled to receive from the surviving corporation (i) for each share of eFunds Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration of $36.50 over the per share exercise price of such Option and (ii) for each share of eFunds Common Stock allocable to a Restricted Stock Unit, an amount in cash equal to the Merger Consideration of $36.50, in each case, without interest and less any applicable withholding taxes. The Identified Executives and our directors are receiving cash rather than options and restricted shares of FIS’ common stock (“FIS Common Stock”) because their service as executive officers and directors is expected to terminate shortly following the Merger.

Pursuant to the Merger Agreement, all other Options and Restricted Stock Units that are outstanding immediately prior to the consummation of the Merger (whether or not then vested or exercisable) will be assumed by FIS and, (i) in the case of the Options, converted into options (each, an “Assumed Option”) to purchase FIS Common Stock and (ii) in the case of the Restricted Stock Units, converted into the right (each, an “Assumed RSU”) to receive shares of FIS Common Stock. The number of shares of FIS Common Stock for which each Assumed Option will be exercisable and the exercise price of such Option will be based on the number of shares of eFunds Common Stock underlying, and exercise price of, the Option which is being converted, and the number of Assumed RSUs that will be issued will be based on the number of outstanding Restricted Stock Units, all as are more fully described in the “Merger Agreement — Treatment of Options and Other Awards.”

Under the change in control agreements (as described below), all unvested Options and Restricted Stock Units held by the executive officers, other than the Identified Executives, will accelerate and fully vest upon consummation of the Merger, except for certain retention Option and Restricted Stock Unit grants (the “Retention Grants”) issued in February 2007 to certain executive officers. A pro-rata portion (based upon their scheduled 48-month vesting period and the amount of time elapsed between the date of grant of these awards and the effective date of the Merger) will vest at the effective time of the Merger. The scheduled vesting of the balance of the Retention Grants will not be accelerated unless the holder’s employment is terminated by eFunds without cause or the holder resigns for good reason following the effective time of the Merger. All unvested Options and Restricted Stock Units held by all other employees will continue to be subject to their existing vesting requirements following consummation of the Merger.

As of July 16, 2007, there were approximately 3,125,605 Options and 393,281 Restricted Stock Units held by our executive officers and directors. Please see page 33 for a table that summarizes the number and the value of vested and unvested Options and Restricted Stock Units held by our executive officers and directors, in each case, as of July 16, 2007.

Please see pages 33 and 34 for tables that summarize the vested and unvested Options with exercise prices of less than $36.50 per share and the Restricted Stock Units held by our executive officers and directors as of July 16, 2007, and the consideration that each of them will receive pursuant to the Merger Agreement.

Executive Severance Agreements (Page 34)

Each of the executive officers, including each of the Identified Executives, is a party to change in control agreements and other employment-related arrangements. Under these agreements, in the event of certain terminations of employment by eFunds or by the executive officer following the Merger, payments ranging between $846,006 and $4,387,506, representing the amounts of severance, would become payable to the executive officer. In addition, the executive officers are eligible to receive a “gross-up” payment to offset any excise tax liability incurred as a result of the severance payment and accelerated vesting on outstanding equity awards. The potential gross-up payments which would become due in connection with the Merger range from approximately $563,666 to $7,004,807, depending on the individual.

Pursuant to the Merger Agreement, following the effective time of the Merger, the Identified Executives may terminate their employment with eFunds and such termination will be deemed to have been following a change of control and for good reason pursuant to the change in control agreement. Upon such termination of employment, each such executive officer will become entitled to receive the severance payments and other payments required by the change in control agreements or other employment-related agreements. We expect these terminations to occur shortly following the Merger. Please see “The Merger — Interests of eFunds’ Directors and Executive Officers in the Merger — Executive Severance Agreements” beginning on page 34 of this proxy statement for a more detailed description.

Indemnification and Benefits Provisions in the Merger Agreement (Page 37)

The Merger Agreement provides for indemnification arrangements for each of our former and current officers, directors, employees and agents that will continue for six years following the consummation of the Merger. In addition, the Merger Agreement provides for directors’ and officers’ liability insurance to be maintained for the six-year period or, at FIS’ election, for us to purchase, prior to the consummation of the Merger, “tail” policies to the directors’ and officers’ liability insurance policies currently maintained by eFunds.

Material United States Federal Income Tax Consequences (Page 39)

The receipt of cash in the Merger (or pursuant to the exercise of appraisal rights, if applicable) by U.S. holders of eFunds Common Stock will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder of eFunds Common Stock will recognize gain or loss equal to the difference between the amount of cash received (inclusive of any cash withheld for tax purposes) in exchange for its eFunds Common Stock and its adjusted tax basis in such eFunds Common Stock.

Regulatory Approvals (Page 41)

We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the Merger Agreement. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”), and applicable waiting periods have expired or been terminated. eFunds and FIS filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on July 10, 2007. On July 26, 2007, early termination of the HSR Act waiting period was granted.

Solicitation (Page 50)

We have agreed not to take certain actions that would solicit or encourage an alternative proposal to the Merger. However, under certain circumstances, and in furtherance of our fiduciary duties under Delaware law, we may respond to an unsolicited alternative proposal. We have also agreed to recommend to our stockholders the approval of the Merger, unless our Board of Directors determines in good faith, after consultation with outside legal counsel, that taking such action would violate its fiduciary duties to stockholders of eFunds under applicable law. We describe these provisions in more detail under “The Merger Agreement — Solicitation” beginning on page 50.

Conditions to Consummation of the Merger (Page 57)

The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of specified conditions, including stockholder and regulatory approval.

Termination of the Merger Agreement (Page 59)

The Merger Agreement may be terminated by mutual agreement of eFunds and FIS. In addition, the Merger Agreement may be terminated by either eFunds or FIS, under certain circumstances, if the Merger has not occurred by February 15, 2008, if certain types of final and non-appealable orders, decrees or rulings permanently prohibit the consummation of the Merger, or if stockholder approval has not been obtained at the special meeting of the eFunds stockholders (the “Special Meeting”).

In addition, the Merger Agreement may be terminated by eFunds, under certain circumstances: (1) if FIS or Merger Sub breaches any of its representations and warranties or fails to perform any of its covenants under the Merger Agreement, which breach or failure to perform would result in a failure of a condition to eFunds’ obligation to consummate the Merger and is not cured within 30 days after notice to FIS; and (2) prior to stockholder approval, in order to accept a superior proposal (as defined in the Merger Agreement).

Additionally, the Merger Agreement may be terminated by FIS, under certain circumstances: (1) if eFunds breaches any of its representation or warranties or fails to perform any of its covenants under the Merger Agreement, which breach or failure to perform would result in a failure of a condition to the obligation of FIS and Merger Sub to consummate the Merger and is not cured within 30 days after notice to eFunds; (2) if, prior to the stockholder approval, the Board of Directors withdraws or materially changes its recommendation of the Merger or the Merger Agreement; or (3) if a tender offer or exchange offer for 15% or more of the outstanding eFunds Common Stock is proposed or commenced and the Board of Directors redeems any rights (as defined in the eFunds’ Rights Agreement dated May 1, 2000 (the “Rights Agreement”), between eFunds and EquiServe Trust Company N.A.), or declares such offer to be a permitted offer (as defined in the Rights Agreement) or for any reason the Rights Agreement is or becomes inapplicable to such offer.

Termination Fees; Expenses (Page 55)

The Merger Agreement provides that if it is terminated under specified circumstances, eFunds will be required to pay FIS a termination fee of $55 million and reimburse FIS for up to $5 million of FIS’ out-of-pocket expenses.

Except as described above, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the fees and expenses incurred in connection with the printing and filing of this proxy statement will be shared equally by FIS and eFunds.

FIS has agreed that the termination fee and reimbursement of expenses described above will be the sole and exclusive remedy of FIS upon termination of the Merger Agreement under the circumstances giving rise to an obligation (or potential obligation) of eFunds to pay the amounts set forth above. However, nothing will relieve any party from liability for the willful breach by that party of any of the representations, warranties, covenants or agreements set forth in the Merger Agreement.

Specific Performance (Page 60)

eFunds, FIS and Merger Sub are each entitled to seek an injunction to prevent breaches of the Merger Agreement or to enforce specifically the performance of the provisions of the Merger Agreement in any court in the United States.

Market Price of eFunds Common Stock (Page 61)

The amount offered in the Merger of $36.50 per share represents a premium of approximately 28.12% to the closing price of $28.49 of a share of eFunds Common Stock on the New York Stock Exchange (“NYSE”) on May 8, 2007, which was the last trading day before we publicly announced our intent to explore strategic alternatives; and a premium of approximately 5.46% to the closing price of $34.61 of a share of eFunds Common Stock on the NYSE on June 25, 2007, the last trading day before eFunds publicly announced the Merger Agreement.

On August 9, 2007, the last trading day before the date of this proxy statement, the closing price of a share of eFunds Common Stock on the NYSE was $35.96 and there were 7,709 registered holders of eFunds Common Stock. We encourage you to obtain current trading prices for eFunds Common Stock in connection with voting your shares.

Solicitation of Proxies (Page 15)

We expect to solicit proxies primarily by mail, but our directors, officers and employees may also solicit proxies by personal interview, telephone or similar means. We have made arrangements with Georgeson Inc. to assist us in soliciting proxies for the Special Meeting and you may call them, toll-free at (888) 605-8306 if you have any questions or need additional copies of this proxy statement or the enclosed proxy card. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of eFunds Common Stock held of record by those persons.

Appraisal Rights (Page 64)

Under Delaware law, holders of eFunds Common Stock who do not vote in favor of adopting the Merger Agreement and approving the Merger will have the right to seek appraisal of the fair value of their shares of eFunds Common Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the Merger Consideration. Any holder of eFunds Common Stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement and approval of the Merger and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement and approval of the Merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions regarding the Special Meeting and the proposed Merger that you, as a stockholder, may have, and answers to those questions. These questions and answers are not meant to be a substitute for the information contained in the remainder of this proxy statement. We urge you to read the entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement before making any decision.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of eFunds by FIS pursuant to an agreement and plan of merger, dated as of June 26, 2007, by and among eFunds, FIS and Merger Sub, a wholly-owned subsidiary of FIS. Once the Merger Agreement has been adopted and the Merger has been approved by our stockholders and the other conditions to closing under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into eFunds. eFunds will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of FIS.

Q:	What will I receive in the Merger?

A:	Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $36.50 in cash, without interest and less withholding taxes (if applicable), for each share of eFunds Common Stock that you own. You will not own shares in the surviving corporation.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors (with one director not present at the time of the vote) unanimously recommends that you vote “FOR” adoption of the Merger Agreement and approval of the Merger, and “FOR” the adjournment proposal, if necessary (which will allow the Special Meeting to be adjourned in order to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the Merger.)

You should read “The Merger — Reasons for the Merger” and “The Merger — Recommendation of the Board of Directors” beginning on page 21 for a discussion of the factors that the Board of Directors considered in deciding to recommend adoption of the Merger Agreement and approval of the Merger.

Q:	How do eFunds’ directors and executive officers plan to vote?

A:	To the best of our knowledge, all of our directors and executive officers intend to vote all of their shares in favor of the proposal to adopt the Merger Agreement and approve the Merger and in favor of the adjournment proposal, if necessary. As of the record date, our directors and executive officers held less than 1% in the aggregate of the shares of eFunds Common Stock entitled to vote at the Special Meeting.

Q:	When is the Merger expected to be completed?

A:	We are working to complete the Merger as soon as possible. We currently anticipate completing the Merger as soon as practicable after the Special Meeting, subject to the adoption of the Merger Agreement and approval of the Merger by eFunds’ stockholders and the satisfaction of the other closing conditions in the Merger Agreement. See “The Merger Agreement — The Merger; Effective Time” and “The Merger Agreement — Conditions Precedent” beginning on page 42 and page 57, respectively.

Q:	What will happen to eFunds after completion of the Merger?

A:	Upon completion of the Merger, eFunds will cease to be a publicly owned company and will be a wholly-owned subsidiary of FIS. Your shares of eFunds Common Stock will be cancelled and will represent only the right to receive the Merger Consideration. In addition, trading in shares of eFunds Common Stock on the NYSE will cease and price quotations for shares of eFunds Common Stock will no longer be available.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on September 7, 2007, at 9:00 A.M., Scottsdale, Arizona Time, at eFunds’ executive offices at Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251.

Q:	What matters will be considered at the Special Meeting?

A:	You will be asked to consider and vote on a proposal to adopt the Merger Agreement and approve the Merger and to consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement and approval of the Merger.

Q:	Who is entitled to vote at the Special Meeting?

A:	Stockholders of record of eFunds Common Stock at the close of business on August 9, 2007, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements thereof. A complete list of stockholders of record entitled to vote at the Special Meeting will be open to the examination of any stockholder at the Special Meeting and at our headquarters during normal business hours at Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251 for a period beginning two business days after notice of the Special Meeting is given and continuing through the Special Meeting.

Q:	What is the quorum requirement and required vote to adopt the Merger Agreement and approve the Merger?

A:	Each holder of record of shares of eFunds Common Stock as of the close of business on the record date for the Special Meeting is entitled to cast one vote per share at the Special Meeting on each proposal. As of August 9, 2007, the record date for the Special Meeting, 47,561,301 shares of eFunds Common Stock were entitled to vote at the Special Meeting. The presence, in person or by proxy, of the holders of eFunds Common Stock having a majority of the voting power of the outstanding shares of eFunds Common Stock at the record date is necessary to constitute a quorum for the transaction of business at the Special Meeting. Adoption of the Merger Agreement and approval of the Merger require the affirmative vote of the holders of two thirds of the outstanding shares of eFunds Common Stock entitled to vote at the Special Meeting. A failure to vote your shares of eFunds Common Stock or an abstention will have the same effect as a vote “AGAINST” the Merger.

Q:	How do I vote my shares?

A:	After carefully reading this proxy statement, including the annexes, and considering how the Merger affects you, please ensure that your shares are voted at the Special Meeting. If you are a stockholder of record, you can give a proxy to be voted at the meeting in any of the following ways:

• over the telephone by calling a toll-free number;

• electronically, using the Internet; or

• by completing, signing and mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper format, please return your signed proxy to us before the Special Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee should provide you with a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	How will shares be voted at the Special Meeting?

A:	All shares of eFunds Common Stock represented by properly executed proxies received before or at the Special Meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” adoption of the Merger Agreement and approval of the Merger and “FOR” any adjournment or postponement of the Special Meeting, if necessary.

A properly executed proxy marked “ABSTAIN” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the Special Meeting. An abstention will have the same practical effect as a vote “AGAINST” adoption of the Merger Agreement and approval of the Merger.

If you hold shares of eFunds Common Stock in street name through a broker, bank or other nominee, the broker, bank or other nominee may vote your shares only in accordance with your instructions. If you do not give specific instructions to your broker, bank or other nominee as to how you want your shares voted, your broker, bank or other nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the Special Meeting, and broker non-votes will have the same effect as a vote “AGAINST” adoption of the Merger Agreement and approval of the Merger.

If any other matters are properly brought before the Special Meeting, the people named in the proxy card will be able to vote the shares represented by duly executed proxies as they see fit in their sole discretion.

Q:	What happens if I do not vote?

A:	Because the required vote of eFunds stockholders is based on the number of outstanding shares of eFunds Common Stock entitled to vote, abstentions from voting and “broker non-votes” will have the same effect as voting “AGAINST” the adoption of the Merger Agreement and approval of the Merger. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement and approval of the Merger and “FOR” any proposal to adjourn or postpone the Special Meeting to solicit additional proxies in favor of adoption of the Merger Agreement and approval of the Merger, if necessary.

Q:	May I vote in person?

A:	If you are a stockholder of record, you may vote your shares in person by attending the Special Meeting and completing a floor ballot. Even if you currently plan to attend the Special Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Special Meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank or other nominee giving you the right to vote the shares at the Special Meeting.

Q:	What is required for admission to the Special Meeting?

A:	Only stockholders of eFunds as of the record date for the Special Meeting may attend the Special Meeting. Stockholders may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the Special Meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the Special Meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Q:	May I change my vote?

A:	Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Special Meeting. You can change your vote in any of the following ways:

• by sending a written notice of revocation to the Secretary of eFunds;

• by submitting a later-dated proxy to the Secretary of eFunds;

• by submitting a later-dated proxy by telephone or via the Internet; or

• by voting in person at the Special Meeting.

Unless revoked, all properly submitted proxies will be voted.

Please note that if you hold your shares in street name and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If you receive more than one proxy card or vote instruction card, it means that you hold shares registered in more than one account or that more than one person in your household holds shares in eFunds. To ensure that all of these shares are voted, you need to sign and return each proxy card or, if you submit your proxy vote by telephone or via the Internet, vote once for each proxy card sent to your household.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to or process your book-entry shares with the paying agent in order to receive the Merger Consideration. You should use the letter of transmittal to surrender your stock certificates for payment of the Merger Consideration to which you are entitled as a result of the Merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	How can I obtain additional information about eFunds?

A:	We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, excluding certain of its exhibits, and other filings with the Securities and Exchange Commission, or SEC, including our reports on Form 10-Q, without charge to any stockholder who makes a written request to eFunds Corporation, Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251, Attn.: Investor Relations. Our Annual Report on Form 10-K and other SEC filings may also be accessed at the SEC’s website at http://www.sec.gov or at eFunds’ website at http://www.efunds.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information” on page 67.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, the Special Meeting or this proxy statement or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Georgeson Inc., our proxy solicitation agent, toll-free at (888) 605-8306, or our Investor Relations Office at Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain a number of forward-looking statements. Any statements contained herein and therein, including, without limitation, statements under the headings “Summary Term Sheet” and “The Merger”, statements containing the words or phrases “believes”, “should”, “are expected to”, “targeted”, “will continue”, “will approximate”, “is anticipated”, “estimated”, “projected” or similar expressions, and statements as to the expected completion and timing of the Merger and other information relating to the Merger should be considered forward-looking statements. eFunds claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are necessarily subject to certain known and unknown risks and uncertainties, including those discussed below, that could cause our actual results to differ materially from our historical experience and our present expectations or projections. Such differences could be material and adverse. Caution should be taken not to place undue reliance on any such forward-looking statements, which speak only as of the date made. There is no assurance that the Merger Agreement and the Merger will be adopted and approved by our stockholders, and there is no assurance that the other conditions to the completion of the Merger will be satisfied. In connection with the Merger, we will be subject to several risks, including the following:

•	the current market price of eFunds Common Stock may reflect a market assumption that the Merger will occur, and a failure to complete the Merger could result in a decline in the market price of eFunds Common Stock,

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement,

•	the outcome of any legal proceedings that may be instituted against eFunds and others relating to the Merger Agreement,

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummate the Merger,

•	the failure of the Merger to be completed for any other reason,

•	certain costs relating to the Merger, such as legal, accounting and certain financial advisory fees, are payable by us whether or not the Merger is completed,

•	under certain circumstances specified in the Merger Agreement, if the Merger is not completed we may be required to pay FIS a termination fee of $55 million and reimburse FIS for up to $5 million of FIS’ out-of-pocket expenses,

•	there may be substantial disruption of our business and a distraction of our management and employees from day-to-day operations, because matters related to the Merger may require substantial commitments of their time and resources,

•	the impact of events beyond our control,

•	uncertainty about the effect of the Merger may adversely affect our relationships with our employees, customers, suppliers and other persons with whom we have business relationships,

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q. In addition, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC, contains additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact eFunds and our business. See “Where You Can Find Additional Information” on page 67. Many of the factors that will determine our future results are beyond our ability to control or predict. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date. Moreover, management undertakes no obligation to publicly update or revise forward-looking statements or publicly update or revise the reasons that actual results could differ materially from those anticipated in forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE PARTIES TO THE MERGER

eFunds Corporation

eFunds is a leading provider of risk management, electronic funds transfer services, prepaid card processing, and global outsourcing solutions to more than 10,000 financial services companies in more than 80 countries. eFunds also provides point-of-sale fraud prevention solutions to retailers and electronic benefits processing services to government entities.

eFunds is a Delaware corporation with its principal executive offices at Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251, and its telephone number is (480) 629-7700. Its shares are traded on the NYSE under the symbol “EFD.”

Fidelity National Information Services, Inc.

FIS is a leading provider of core processing for financial institutions; check services, card issuer and transaction processing services; risk management services; mortgage loan processing and mortgage-related information products; and outsourcing services to financial institutions, retailers, mortgage lenders and mortgage loan servicers and real estate professionals. FIS serves more than 7,800 financial institutions in more than 60 countries worldwide.

FIS is a Georgia corporation with its principal executive offices at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number is (904) 854-8100. Its shares are traded on the NYSE under the symbol “FIS.”

Agamemnon Merger Corp.

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of FIS. Merger Sub was formed by FIS solely for the purpose of consummating the Merger and the transactions contemplated by the Merger Agreement, and has not carried on any business or incurred any liabilities other than in connection with the Merger Agreement. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the consummation of the Merger, Merger Sub will merge with and into eFunds.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the Special Meeting. The Special Meeting will be held on September 7, 2007, starting at 9:00 A.M., Scottsdale, Arizona Time, at eFunds’ executive offices at Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251, unless it is postponed or adjourned. The purpose of the Special Meeting is for our stockholders to consider and vote upon the adoption of the Merger Agreement and approval of the Merger. If the stockholders fail to adopt the Merger Agreement and approve the Merger, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Matters to Be Considered

At the Special Meeting, eFunds stockholders will be asked to consider and act upon the following matters:

•	adoption of the Merger Agreement and approval of the Merger; and

•	adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies in favor of adoption of the Merger Agreement and approval of the Merger, if proposed by the Board of Directors.

Stockholders Entitled to Vote

The close of business on August 9, 2007 has been fixed by the Board of Directors as the record date for the determination of those holders of eFunds Common Stock who are entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements thereof.

At the close of business on the record date for the Special Meeting there were 47,561,301 shares of eFunds Common Stock outstanding and entitled to vote, held by approximately 7,709 holders of record. A complete list of stockholders of record entitled to vote at the Special Meeting will be open to the examination of any stockholder at the Special Meeting and at our headquarters during normal business hours at Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251 for a period beginning two business days after this notice of the Special Meeting is given and continuing through the Special Meeting.

Quorum and Required Vote

Each holder of record of shares of eFunds Common Stock as of the close of business on the record date for the Special Meeting is entitled to cast one vote per share at the Special Meeting on each proposal. The presence in person or by proxy of the holders of eFunds Common Stock having a majority of the voting power of the outstanding shares of eFunds Common Stock at the record date, is necessary to constitute a quorum for the transaction of business at the Special Meeting. Adoption of the Merger Agreement and approval of the Merger require the affirmative vote of the holders of two thirds of the outstanding shares of eFunds Common Stock entitled to vote at the Special Meeting.

As of August 9, 2007, the record date for the Special Meeting, directors and executive officers of eFunds and their affiliates beneficially owned an aggregate of 148,048 outstanding shares of eFunds Common Stock, representing less than 1% of eFunds Common Stock outstanding and entitled to vote at the Special Meeting. Although these individuals are not party to any voting agreements with eFunds or FIS and do not have any obligations to vote in favor of adoption of the Merger Agreement and approval of the Merger, they have indicated to eFunds their intention to vote their outstanding shares of eFunds Common Stock in favor of adoption of the Merger Agreement and approval of the Merger. Furthermore, no other stockholder is a party to any voting agreement with eFunds or FIS, and no one has indicated to eFunds that he or she is a party to any agreement containing any obligations to vote in favor of adoption of the Merger Agreement and approval of the Merger.

How Shares Will Be Voted at the Special Meeting

All shares of eFunds Common Stock represented by properly executed proxies received before or at the Special Meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the Merger Agreement and approval of the Merger and “FOR” any adjournment or postponement of the Special Meeting, if necessary.

A properly executed proxy marked “ABSTAIN” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the Special Meeting. However, because adoption of the Merger Agreement and approval of the Merger require the affirmative vote of the holders of two thirds of the outstanding shares entitled to vote at the Special Meeting, an abstention will have the same effect as a vote “AGAINST” adoption of the Merger Agreement and approval of the Merger.

If you hold shares of eFunds Common Stock in street name through a broker, bank or other nominee, the broker, bank or nominee may vote your shares only in accordance with your instructions. If you do not give specific instructions to your broker, bank or nominee as to how you want your shares voted, your broker, bank or nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the Special Meeting, and because adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of the holders of two thirds of the outstanding shares entitled to vote at the Special Meeting, a broker non-vote will have the same effect as a vote “AGAINST” adoption of the Merger Agreement and approval of the Merger.

How to Vote Your Shares

Registered Stockholders

To vote your proxy, mark your vote on the enclosed proxy card, sign it correctly, and return it in the envelope provided. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be voted to ensure that all of your shares will be counted. You may also vote over the telephone or electronically using the Internet. Please refer to the specific instructions provided in the enclosed proxy card. You may also vote in person at the Special Meeting.

Street-name Stockholders

If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the Special Meeting, you must request a legal proxy from the broker, bank or other nominee that holds your shares and present that proxy and proof of identification at the Special Meeting in order to vote your shares.

Based on the instructions provided by the broker, bank or other nominee holder of record of their shares, street-name stockholders may generally vote by one of the following methods:

•	By mail. You may vote by marking, signing, dating and returning your proxy card in the enclosed envelope;

•	By methods listed on your voting card. Please refer to your voting card or other information forwarded by your broker, bank or other nominee holder of record to determine whether you may vote by telephone or electronically on the Internet; or

•	In person with a proxy from the record holder. A street-name stockholder who wishes to vote at the Special Meeting will need to obtain a legal proxy from his or her broker, bank or other nominee. Please refer to your voting card or other information forwarded by your broker, bank or other nominee to determine how to obtain a legal proxy to vote in person at the Special Meeting.

How to Change Your Vote

Registered Stockholders

If you are a registered stockholder, you may revoke your proxy at any time before the shares are voted at the Special Meeting by:

•	sending a written notice to the Investor Relations Office of eFunds, Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251, to be received by the close of business on September 6, 2007, indicating that you are revoking your earlier proxy;

•	completing, signing and timely submitting a later-dated proxy card to the Investor Relations Office of eFunds to be received by the close of business on September 6, 2007. You may also submit a later-dated proxy by telephone or via the Internet, to be received by 1:00 A.M. Scottsdale, Arizona Time, on September 7, 2007. The latest dated and signed proxy actually received by such addressee before the Special Meeting will be counted, and any earlier proxies will be considered revoked; or

•	attending the Special Meeting and voting in person.

Merely attending the Special Meeting will not revoke any prior votes or proxies. You must vote at the Special Meeting to revoke a prior proxy.

Street-name Stockholders

If you are a street-name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

We expect to solicit proxies primarily by mail, but our directors, officers and employees may also solicit by personal interview, telephone or similar means. We have made arrangements with Georgeson Inc. to assist us in soliciting proxies for the Special Meeting and we have agreed to pay Georgeson Inc. a fee not expected to exceed $20,000, plus reasonable out-of-pocket expenses, for these services. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of eFunds Common Stock held of record by those persons, and eFunds will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

Special Meeting Admission

Only stockholders of eFunds as of the record date for the Special Meeting may attend the Special Meeting. If you are a registered stockholder and plan to attend the Special Meeting in person, please bring valid photo identification, such as a driver’s license or passport, with you to the Special Meeting. If you are a beneficial owner of eFunds Common Stock that is held in street name by a broker, bank or other nominee, you will need proof of ownership, such as a recent brokerage statement or a letter from the broker, bank or other nominee that holds your shares, and valid photo identification in order to be admitted to the Special Meeting.

THE MERGER

Background of the Merger

Our Board of Directors and management have periodically reviewed and assessed our business strategy and developments in the industries in which we operate. As a part of these periodic reviews, our Board of Directors has reviewed a variety of structural and financial alternatives for eFunds. At various times, these alternatives have included the acquisition of complementary businesses, the divestiture of certain businesses, and stock repurchase programs. As a result of these reviews and as part of our strategy to focus on higher growth and high margin businesses, we sold our Automated Teller Machine (ATM) portfolio in November 2004 and, in July 2005, acquired Wildcard Systems, Inc., which we now refer to as eFunds Prepaid Solutions.

From time to time following the acquisition of eFunds Prepaid Solutions, in 2005 and early 2006, we were contacted by strategic parties and private equity firms regarding possible transactions involving the acquisition of all of our company or one or more of our principal business lines. Our Board of Directors, after consultation with its financial advisors, Goldman Sachs and BlackRock (both of whom were engaged by eFunds in September 2005), and its legal counsel, Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), determined not to pursue any of these possibilities or to solicit other parties who might be interested in acquiring our company because the Board of Directors believed that stockholders would realize the greatest long term value through the continuation of the Company as a publicly owned entity. In particular, our Board of Directors considered the strength of the US Payments and US Risk Management businesses, the potential of our International operations, and the early phase of development of eFunds Prepaid Solutions as offering substantial opportunities for internally generated growth. At this time, the market price per share for eFunds Common Stock was in the range of the upper teens to the low twenties.

Although our Board of Directors affirmed the strategy of generating stockholder value by operating the Company as a publicly owned entity, it also continued its policy of monitoring developments in the industries in which we operate as well as the merger and acquisitions market in general with a view to being able to respond to opportunities which might be in our stockholders’ best interests. During early to mid 2006, our Board of Directors remained cognizant of the continuing trend in the industry toward increasing levels of vendor consolidation, the high general level of merger and acquisitions activity by both strategic and financial participants, and the ability of private equity firms to acquire public companies at significant premiums to prevailing public market prices because of favorable conditions in the debt markets.

In light of contacts from a number of private equity firms indicating interest in an acquisition of eFunds, our Board of Directors met twice in May 2006 to again review the strategic alternatives available to it. After reviewing its legal responsibilities with legal counsel and consulting with its financial advisors about potential values realizable in a sale of our Company, our Board of Directors decided to provide a limited number of private equity firms with an opportunity to review non-public information regarding eFunds and to formulate proposals for the acquisition of all or a portion of eFunds or recapitalization transactions for the Board of Directors’ consideration as part of a competitive process. The objective was to explore the possibility of transactions which might be attractive opportunities for our stockholders in a manner not disruptive to our operations and relationships with customers. With the assistance of its financial advisors, our Board of Directors identified private equity firms, including certain of the firms that had previously contacted eFunds, and invited them to participate in this process based upon their financial capability to finance a transaction and experience with financial services or information technology businesses. Our Board of Directors also instructed management and its financial advisors not to engage in any discussions with third parties regarding management participation in any transaction or employment by any private equity firm without prior Board of Directors consent.

Goldman Sachs and BlackRock contacted the private equity firms approved by our Board of Directors and, in the first week of June 2006, we entered into confidentiality agreements with five private equity firms and provided them with limited non-public financial information regarding eFunds. These firms were invited to submit preliminary, non-binding proposals for transactions involving eFunds, including an acquisition of all of the equity interest in eFunds, the acquisition of a significant equity position in eFunds, whether directly from eFunds or from our stockholders, a recapitalization or similar transaction resulting in the distribution of substantial value to our public stockholders, or any other transaction beneficial to eFunds’ stockholders. As a result of this invitation, we received preliminary, non-binding indications of interest in transactions from four private equity firms. Each of the four private equity firms indicated interest in acquiring all of the equity interest of eFunds at cash prices ranging from $26 to $30 per share of eFunds Common Stock. In addition, one firm also proposed a leveraged recapitalization transaction pursuant to which it would acquire a majority equity interest in eFunds and which it suggested would provide our public stockholders with immediate values in the $27 to $29 per share range. Each of the indications of interest was preliminary, non-binding and subject to numerous conditions, including a due diligence review of eFunds.

Our Board of Directors met on June 20, 2006 to consider these preliminary indications of interest. After reviewing its legal responsibilities with Fried Frank and consulting with Goldman Sachs and BlackRock, the Board decided to provide three private equity firms with the opportunity to formulate definitive proposals for a transaction involving eFunds by permitting them to conduct a more extensive review of information about us. The Board of Directors did not make any decision to pursue a particular transaction, and did not establish a target or minimum sales price for the Company or determine that any possible transaction was a strategic alternative preferable to continuing eFunds as a publicly owned company. Rather, each of the private equity firms was to be given the opportunity to submit a proposal for its best possible transaction in a competitive process for the Board of Directors’ consideration.

Following the June 20, 2006 Board of Directors meeting, we provided additional non-public information regarding our businesses to the three private equity firms. Under the supervision of the Board of Directors, Goldman Sachs and BlackRock engaged in discussions with these firms regarding their interest in eFunds. Each firm was advised that eFunds was likely to request final definitive proposals for a transaction by the end of July 2006.

Our Board of Directors met again on July 7 and July 14, 2006 to assess the status of the process. At these meetings, the Board reviewed with management the Company’s expected operating results for the second quarter as well as for the full year. The Board of Directors also discussed the possibility of contacting potential strategic parties regarding an acquisition of our company before entering into any binding agreement with a private equity firm.

Although the private equity firms continued their due diligence review of eFunds, each expressed concern about the implications of our anticipated operating results for the second quarter of 2006 and our Company’s prospects in 2007. Each firm indicated a reluctance to proceed with a transaction within the range of values it had previously indicated. At a meeting on July 24, 2006, our Board of Directors reviewed our anticipated results for the second quarter of 2006 with management, received management’s advice that results for the full year of 2006 were expected to be within the Company’s plan and that the long term prospects of our Company were strong and unaffected by short-term quarterly volatility. The Board of Directors concluded that pursuing a transaction with parties seeking to value eFunds based upon perceived short term performance concerns, which the Board of Directors believed was not indicative of either our Company’s expected results for all of 2006 or its strong prospects for future years, would not provide stockholders with immediate value recognizing our Company’s prospects and long term value. Consequently, the Board of Directors decided to terminate the process of exploring strategic alternatives.

In late 2006 and early 2007, one of the three firms that had remained in our Company’s process in July 2006 indicated an renewed interest in exploring a recapitalization transaction which would provide it with a significant equity position in our Company, our stockholders with an opportunity to receive a cash price at a premium to market for a portion of their stock, and possible financing resources for our Company to be a platform for future acquisitions. Our Board of Directors established a Review Committee consisting of Richard J. Lehmann (Chair), Richard J. Almeida, and John J. (Jack) Boyle III, our lead director, to actively supervise the process. At a number of meetings, our Board of Directors considered the possible benefits of a transaction of this nature, including the possibility of pursuing significant acquisitions. The Board of Directors authorized its financial advisors and management to provide this firm with non-public information and for the Review Committee to supervise this process. This private equity firm advised us in February 2007 that, for unspecified reasons, it was no longer interested in exploring a possible transaction at that time.

In early April 2007, another private equity firm, Sponsor X, which had not previously been involved in discussions with our Company, indicated interest in acquiring eFunds. Our Board of Directors reviewed this indication of interest and decided to provide this firm with an opportunity to formulate a proposal for a transaction. We entered into a confidentiality agreement with this company and, under the supervision of the Review Committee, provided it with certain non-public information. Once again, management was instructed not to engage in any discussions regarding its possible participation in a transaction or employment by this firm. Following limited due diligence, on April 20, 2007, this firm submitted a preliminary, non-binding indication of interest to acquire all of eFunds Common Stock at a cash price of $31.50 per share. Our Board of Directors reviewed this proposal and concluded that it did not provide an acceptable basis for a transaction, but that the private equity firm would be given an opportunity to continue its review of our Company and submit a revised proposal.

During discussions with this private equity firm in April, 2007, a strategic party, Company A, also contacted us about exploring a business combination transaction. Our Board of Directors authorized our management to provide non-public information to this strategic party. We entered into a confidentiality agreement with Company A in mid April 2007 and began providing it with certain non-public information.

Our Review Committee met on April 23 and April 24, 2007 to consider an increase from $31.50 to $32.50 in the cash price per share proposed by the private equity firm, Sponsor X, conditioned upon a request for our Company to deal with them exclusively until they could complete due diligence of our Company over an approximately two week period. The Review Committee decided to encourage the private equity firm to present a formal acquisition proposal by April 27. At this time, the Review Committee discussed its ability to conduct a “market check” of any proposal submitted by the private equity firm by contacting strategic parties likely to have an interest in acquiring our company. The Committee, in consultation with Goldman Sachs and BlackRock, identified three strategic parties, including Company A and FIS, that it proposed to contact if the private equity firm submitted a proposal considered to be attractive to our stockholders.

On April 27, Sponsor X, advised our financial advisors that it would not submit a proposal to acquire eFunds. The Review Committee met that day and received a report on the status of due diligence review by Company A and the apparent areas of business focus of Company A.

Our Board of Directors met on April 30, 2007 with its financial and legal advisors to discuss our Company’s experience with private equity firms, the status of discussions with third parties, as well as recent developments in the financial services, electronic payments and risk management industries. The Board of Directors’ financial advisors again reviewed possible valuations of eFunds by private equity and strategic acquirors. With the participation of its financial and legal advisors, the Board of Directors reviewed the proposed acquisition of First Data Corp. by an affiliate of Kohlberg Kravis Roberts & Co. and the proposed spin off of Metavante Corporation by Marshall and Ilsley Corporation and the related equity investment in Metavante by an affiliate of Warburg Pincus LLC. These developments, and the valuations implied by them, as well as a general sense that there will be increasing consolidation among industry participants and affiliations with well financed entities seeking growth and efficiencies of scale by acquisitions were discussed by our Board of Directors.

After considering these factors and the potential attractiveness of eFunds to strategic acquirors, our Board of Directors concluded that our stockholders might be able to realize a price for their stock reflecting our long term value if a combination with a strategic or financial party were pursued in the current favorable environment of high equity values, favorable credit markets, and competition among industry participants and financial sponsors for acquisitions. The Board of Directors instructed its financial advisors to contact select industry participants, including Company A and FIS, and certain private equity firms to gauge their interest in participating in a process that could result in a strategic transaction. The Board of Directors also discussed the means of conducting its process if favorable responses were received by a sufficient number of the parties being contacted. The Board concluded that a public announcement of our desire to explore strategic alternatives would ensure that all potentially interested parties would be aware of the process and could indicate an interest in participating.

On May 3, 2007, our Review Committee met. Goldman Sachs and BlackRock reported that six of the seven parties contacted to determine their interest in participating in the proposed process of exploring strategic alternatives had indicated a strong interest in doing so.

Our Board of Directors met on May 7, 2007. It reviewed business developments and then reviewed with its legal and financial advisors considerations relevant to a decision to undertake and publicly announce a process of exploring strategic alternatives. Goldman Sachs and BlackRock advised the Board of Directors that six of the seven strategic and financial parties it had contacted, including Company A and FIS, had indicated a strong interest in participating in the process. In light of this response and favorable market conditions and industry valuations, the Board of Directors concluded that it should conduct a review of its strategic alternatives and publicly announce its intention to do so.

On May 9, 2007, we announced our financial results for the first quarter of 2007 and our intention to undertake a review of our strategic alternatives.

In anticipation of the public announcement on May 9, we provided FIS and the other parties who had indicated an interest in participating in the process with a form of confidentiality agreement containing customary provisions regarding the use of non-public information to be provided by us as well as “standstill provisions” restricting the ability of these parties to submit proposals or take certain actions relating to us or our stock without our consent. Over the following week to ten days, Goldman Sachs and BlackRock either contacted or were contacted by approximately 30 strategic and financial parties in addition to the parties contacted prior to our May announcement. Following our May 9 announcement, we entered into eight confidentiality agreements with parties, including an agreement with FIS.

Each of the parties entering into a confidentiality agreement with us was provided non-public financial information regarding eFunds and was provided the opportunity to meet with our management and financial advisors to discuss our business plan, operations and prospects.

Our Review Committee met on May 11, 2007 to review the status of the process and to discuss with management and Goldman Sachs and BlackRock the proposed means of proceeding. At this meeting, it was tentatively agreed that interested parties would be asked to submit preliminary proposals for a transaction involving eFunds on or about May 23.

On May 17 and May 18, 2007, our Board of Directors met in connection with our annual meeting of stockholders held on May 17. As part of this meeting, our Board of Directors reviewed with management and its financial and legal advisors the status of the process, the Board of Directors’ legal responsibilities in connection with possible transactions, and various analyses of possible values of eFunds.

We continued to provide information to parties which had entered into confidentiality agreements with us through May 23, 2007. In response to our request for preliminary proposals, by May 23, 2007, we received 10 written indications of interest from strategic and financial parties. Included among these 10 non-binding indications of interest were nine indications of interest in an acquisition of all of eFunds at values ranging from $33 to $37 per share, including an indication of interest from FIS at values of approximately $34 to $36 per share and from Company A at values between $35 and $37 per share. One party indicated an interest in acquiring one of our business lines.

Our Review Committee met on May 25, 2007 to review these preliminary indications of interest. With the assistance of Goldman Sachs and BlackRock, the Committee considered the financial resources of each party, including its ability to complete a transaction without joining with other third parties, the potential synergies that might be realized by that party, the likely time required to complete a due diligence review of us, and other factors relating to its capacity to quickly consummate a transaction. Based upon these considerations, five parties, including FIS and Company A, were selected to participate in the next phase of our process.

From May 26, 2007 through June 20, 2007, we provided each of these parties the opportunity to conduct an extensive due diligence review of eFunds and to meet with our management and financial advisors. During this period, the Review Committee received updates on the status of the process and provided guidance to management and the Board of Directors’ legal and financial advisors. Our senior management and the five participants in our process were not permitted to discuss management’s role in any transaction during this period.

As part of this process, representatives of FIS met with members of our management and representatives of Goldman Sachs and BlackRock in Scottsdale, Arizona on May 31 and June 1, 2007 to review information relating to our businesses and prospects.

Each of the five participants in this phase of the process was advised that we intended to request the submission of binding proposals for transactions involving our company by June 20, 2007. Forms of acquisition agreements were made available to each of the five participants.

On June 12, 2007, FIS provided us with a mark up of one of those forms of acquisition agreement providing for the acquisition of all of eFunds in a merger transaction. No values were included in the mark up. On June 13, representatives of FIS, including its outside legal counsel, LeBoeuf, Lamb, Greene & MacRae LLP (“LeBoeuf Lamb”), discussed this mark up with Fried Frank.

Prior to June 20, 2007, Company A indicated to representatives of Goldman Sachs and BlackRock that it was more interested in pursuing an acquisition of one of our lines of business than an acquisition of our entire company and was unlikely to submit a proposal on June 20, 2007, and on June 20, 2007 confirmed by letter that it would not submit a proposal.

On or before June 20, 2007, we received written proposals from three of the participants in our process. FIS submitted a proposal to acquire all of eFunds in a merger transaction in which the holders of eFunds Common Stock would receive $36.50 per share in cash. This proposal was not subject to any financing condition, and FIS indicated that it was prepared to enter into a form of merger agreement it had submitted as part of its proposal after it had completed limited confirmatory due diligence relating to specified areas of our business. We also received from another party, Company B, a proposal to acquire all of eFunds Common Stock in cash by means of a tender offer followed by a merger at a cash price per share that was meaningfully lower than the $36.50 per share price proposed by FIS. This proposal also was not subject to a financing contingency, but it required the completion of a more extensive due diligence review than that contemplated by the FIS proposal. Company C orally advised Goldman Sachs and BlackRock that it was interested in pursuing an acquisition of all of eFunds for a cash price around the then current market price of eFunds Common Stock of between $35 and $35.50 per share, but that it would require several weeks to complete its due diligence review of eFunds before it expected to be in a position to submit a binding proposal that was not subject to any financing or due diligence condition. A fourth proposal, submitted by Company D, contemplated the acquisition of our U.S. Payments business for $570 million on a debt free, cash free basis, but this proposal was subject to numerous conditions, including the completion of due diligence and negotiation of definitive agreements.

On June 21, 2007, our Review Committee, with the participation of several other directors, reviewed these proposals with Goldman Sachs, BlackRock and Fried Frank. The Committee directed management and the Board of Directors’ legal and financial advisors to continue to work with FIS, Company B and Company C and seek to obtain improved financial and contractual terms from these parties, with the objective of obtaining best and final proposals from these parties by June 25, 2007.

From June 21 through June 25, 2007, our management and financial advisors responded to the requests for additional information made by FIS and Company B and continued to make available to Company C information about eFunds. During this time, our general counsel and Fried Frank negotiated the terms of the merger agreement submitted by FIS as part of its June 20 proposal with representatives of FIS and LeBoeuf Lamb. Company B continued to review information about us and to discuss our business with members of our management. However, it informed our advisors it was currently unwilling to increase its proposed acquisition price and that it would need to perform further due diligence reviews before it would be able to potentially increase its proposed acquisition price.

On June 25 and in the morning of June 26, 2007, Goldman Sachs and BlackRock continued to discuss the valuation of eFunds with FIS and Company B. Company B confirmed that it was unwilling to increase its proposed acquisition price. FIS indicated that it was not willing to increase its proposed acquisition price of $36.50 per share in cash. Company C reiterated its continued interest and orally advised Goldman Sachs and BlackRock that it was interested in pursuing an acquisition of all of eFunds for a cash price of $36 per share, but that it would require more time to complete its due diligence review of eFunds before it expected to be in a position to submit a binding proposal not subject to any financing or due diligence condition.

Mid-day on June 26, 2007, FIS advised us that its board of directors had approved the acquisition of eFunds at $36.50 per share in cash and submitted a revised merger agreement to Fried Frank. Negotiations over the terms of the agreement ensued.

Our Review Committee met in the afternoon of June 26 with Goldman Sachs, BlackRock, Fried Frank and senior management. After receiving reports on the financial and contractual terms of FIS’ proposal and reviewing the presentations of Goldman Sachs and BlackRock described under “Opinions of eFunds’ Financial Advisors”, the members of the Review Committee voted unanimously to recommend acceptance of the FIS proposal to our full Board of Directors, subject to the resolution of the open issues on the proposed merger agreement in a manner satisfactory to the Board of Directors.

Our full Board of Directors met immediately after the meeting of the Review Committee. At this meeting, management presented a report on our financial performance, including our anticipated results for the second quarter of 2007. The proposals received on June 20 and the subsequent discussions with FIS, Company B and Company C were discussed. The financial terms of the FIS proposal were reviewed, and Goldman Sachs and BlackRock delivered the presentation and oral opinions, which were subsequently confirmed in writing, described under “Opinions of eFunds’ Financial Advisors.” Fried Frank reviewed the terms of the merger agreement, the negotiation of which had been substantially completed, and the remaining unresolved issues. (During the Board of Directors meeting most of the unresolved issues were addressed by FIS to the satisfaction of our Board of Directors). Our Board of Directors also received reports on the interests of management in a transaction with FIS arising from their options, restricted stock units, stock ownership, change in control agreements and retention agreements. The Review Committee then presented its recommendation that the Board of Directors accept FIS’ proposal. After discussion, our Board of Directors determined that the merger proposal by FIS was advisable and fair to, and in the best interests of, eFunds and eFunds stockholders, approved the Merger Agreement with FIS and the transactions contemplated by the Merger Agreement, and recommended that eFunds stockholders approve the Merger. The vote was unanimous by all directors in attendance. (One director had a prior commitment and, although he had been present at the meeting at the time the transaction with FIS was discussed and had previously communicated his support for the Merger, he was unable to be present at the meeting at the time the vote was taken.)

In the evening of June 26, the parties executed the Merger Agreement. On June 27, FIS and we issued a joint press release announcing the Merger Agreement.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with eFunds’ management, financial advisors and legal counsel. In concluding that the Merger is advisable and in the best interests of eFunds and its stockholders, the Board of Directors considered, among other things, the following factors and potential benefits of the Merger, each of which it believed supported its decision:

•	The current and historical prices of eFunds Common Stock and the fact that the Merger Consideration of $36.50 per share in cash represents a premium of approximately 28.12% to the closing price of $28.49 of a share of eFunds’ Common Stock on the NYSE on May 8, 2007, which was the last trading day before we publicly announced our intent to explore strategic alternatives; and a premium of approximately 5.46% to the closing price of $34.61 of a share of eFunds Common Stock on the NYSE on June 25, 2007, the last trading day before eFunds publicly announced the Merger Agreement.

•	The possible alternatives to the Merger, including continuing to operate eFunds as an independent publicly traded company, and the risks and uncertainties associated with such alternatives, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty provided to our stockholders by the Merger of their realizing in cash a fair value for their investment.

•	The fact that eFunds had explored a variety of strategic alternatives over an extended period of time, the thoroughness of the process for exploring and reviewing these alternatives, and the Board of Directors’ view that the Merger provided a more attractive and more certain value to stockholders compared to the other alternatives considered.

•	The comprehensive and thorough auction process conducted by us, with the assistance of our financial and legal advisors, which involved our publicly announcing that we were exploring strategic alternatives, having contact with over 30 parties to determine whether there was interest in acquiring eFunds, entering into confidentiality agreements with nine strategic parties and the receipt of two written definitive proposals to acquire eFunds.

•	The specific terms of the Merger Agreement including:

•	The conditions to the Merger Agreement, which the Board of Directors viewed as providing a reasonable level of assurance that the Merger could be completed, including the absence of any financing condition.

•	The other terms of the Merger Agreement, including the fact that the Merger Agreement does not preclude unsolicited offers from other parties, subject to specified conditions, and permits eFunds to terminate the Merger Agreement to accept a superior proposal prior to receipt of stockholder approval at the Special Meeting, subject to payment by eFunds of a $55 million termination fee plus reimbursement of out-of-pocket expenses of FIS of up to $5 million.

•	The fact that the Merger and the Merger Agreement are subject to the approval of the holders of two thirds of the outstanding shares of eFunds Common Stock.

•	The fact that the price proposed by FIS reflected extensive negotiations between the parties and represented the highest price that we had received for the acquisition of eFunds.

•	The presentations of each of Goldman Sachs and BlackRock, including their respective opinions, each dated June 26, 2007, to the Board of Directors as to the fairness to the holders of eFunds Common Stock, from a financial point of view, as of the date of the opinions and based upon and subject to the factors and assumptions set forth therein, of the Merger Consideration to be received by the holders of eFunds Common Stock pursuant to the Merger Agreement. See “— Opinions of eFunds’ Financial Advisors” beginning on page 23.

•	The fact that the Merger Consideration is all cash, so that the transaction provides eFunds’ stockholders certainty of value for their shares.

•	The fact that a vote of stockholders on the Merger is required under Delaware law, and that stockholders who do not vote in favor of the Merger will have the right to dissent from the Merger and to demand appraisal of the fair value of their shares under Delaware law.

The Board of Directors also considered and balanced against the potential benefits of the Merger, a variety of risks and other potentially negative factors concerning the Merger, including the following:

•	The risk that the conditions to the Merger will not be met, including the conditions requiring stockholder and regulatory approvals, the risk that the Merger Agreement could be terminated, and the potential adverse impact on eFunds if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the effect on business and customer relationships.

•	The fact that eFunds’ stockholders will not participate in any future earnings or growth of eFunds and will not benefit from any future appreciation in the value of eFunds.

•	The fact that the all-cash consideration in the transactions will be taxable to eFunds’ stockholders that are U.S. persons for U.S. federal income tax purposes.

The Board of Directors also considered, among other things, the following potentially adverse terms of the Merger Agreement:

•	The Merger Agreement’s limitations on eFunds’ ability to solicit other offers.

•	The right of FIS to obtain information with respect to any alternative proposals, to three business day’s notice of eFunds’ receipt of a superior proposal, and to 24 hours notice before the Board of Directors may terminate the Merger Agreement to enter into a superior proposal.

•	The possibility that the $55 million termination fee and reimbursement of FIS’ out-of-pocket expenses of up to $5 million payable by eFunds under specified circumstances if eFunds enters into an alternative transaction may discourage a competing proposal to acquire eFunds.

•	The restrictions on the conduct of eFunds’ business prior to the completion of the Merger, which requires eFunds to conduct its business only in the ordinary course and subject to specific limitations.

During its consideration of the transaction with FIS, our Board of Directors was also aware that our directors and officers have interests that are, or may be, different from, or in addition to, those of our stockholders generally, as described under “— Interests of eFunds’ Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, among others, our Board of Directors determined that the potentially favorable factors outweighed the potentially adverse factors. Furthermore, our Board of Directors determined that the Merger is advisable and in the best interests of eFunds and its stockholders.

The foregoing discussion of the information and factors considered by the Board of Directors is not exhaustive. Moreover, the Board of Directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the Board of Directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Board of Directors may have considered different factors.

Recommendation of the Board of Directors

After careful consideration, the Board of Directors (with one director not present at the time of the vote) unanimously approved the Merger Agreement and the Merger, determined that the Merger is advisable and in the best interests of eFunds and our stockholders, and recommended that eFunds stockholders vote “FOR” adoption of the Merger Agreement and approval of the Merger. Please see “— Interests of eFunds’ Directors and Executive Officers in the Merger” beginning on page 32 for a more detailed discussion of certain material benefits that members of the Board of Directors will receive as a result of the Merger.

Opinions of eFunds’ Financial Advisors

We retained Goldman Sachs and BlackRock to act as our financial advisors in connection with our analysis and consideration of various strategic alternatives. Both investment banking firms provided us with assistance in the Merger.

The full texts of the written opinions of Goldman Sachs and BlackRock, each dated June 26, 2007, which set forth assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by each of Goldman Sachs and BlackRock in connection with their respective opinions, are attached as Annexes B and C, respectively, to this proxy statement and are incorporated herein by reference. Goldman Sachs and BlackRock provided their respective opinions for the information and assistance of our Board of Directors in connection with its consideration of the transaction. Neither the Goldman Sachs opinion nor the BlackRock opinion is a recommendation as to how any holder of shares of eFunds Common Stock should vote with respect to the transaction or any other matter.

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to our Board of Directors that, as of June 26, 2007 and based upon and subject to the factors and assumptions set forth therein, the $36.50 in cash per share of eFunds Common Stock to be received by the holders of the outstanding shares of eFunds Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

In connection with rendering the opinion and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of eFunds for the five fiscal years ended December 31, 2006;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of eFunds;

•	certain other communications from us to our stockholders; and

•	certain internal financial analyses and forecasts for us prepared by our management.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of eFunds Common Stock, compared certain financial and stock market information for us with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the financial technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with our consent that the internal financial forecasts prepared by our management were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of our management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of us or any of our subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of ours or of any of our subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address our underlying business decision to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to us. The Goldman Sachs opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, June 26, 2007 and Goldman Sachs assumed no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after such date.

Opinion of BlackRock

BlackRock rendered to our Board of Directors its opinion, dated June 26, 2007, to the effect that, based upon and subject to the assumptions made and the matters described therein, as of the date of such opinion, the consideration of $36.50 per share in cash to be received by holders of eFunds Common Stock pursuant to the Merger was fair from a financial point of view to such holders, other than FIS or affiliates of eFunds.

In arriving at its opinion, BlackRock, among other things:

•	Reviewed certain publicly available business and financial information relating to eFunds that BlackRock deemed to be relevant;

•	Reviewed certain non-public internal financial information including: financial forecasts, earnings, cash flow, assets, liabilities and prospects of eFunds, furnished to BlackRock by eFunds;

•	Conducted discussions with members of senior management of eFunds concerning the matters described above;

•	Reviewed the market prices and valuation multiples for eFunds Common Stock and compared them with those of certain publicly traded companies that BlackRock deemed to be relevant;

•	Reviewed the results of operations of eFunds and compared them with those of certain publicly traded companies that BlackRock deemed to be relevant;

•	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that BlackRock deemed to be relevant;

•	Reviewed the financial terms of a draft of the Merger Agreement prepared shortly before June 26, 2007, which BlackRock assumed was in substantially final form and would not vary in any respect material to its analysis; and

•	Reviewed such other financial studies and analyses and took into account such other matters as BlackRock deemed appropriate.

In preparing its opinion, BlackRock assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and BlackRock did not assume any responsibility for independently verifying such information, nor did BlackRock evaluate the solvency or fair value of eFunds under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, BlackRock did not assume any responsibility for conducting any evaluation, appraisal or physical inspection of the properties or facilities, or other assets or liabilities, of eFunds, nor was BlackRock furnished with the results of any such evaluation, appraisal or inspection. BlackRock did not make any review of or seek or obtain advice regarding legal matters relating to the Merger or eFunds, and understood that eFunds had relied only on the advice of eFunds’ legal counsel as to such matters. With respect to the financial forecast information furnished to or discussed with BlackRock by eFunds, BlackRock assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of eFunds management as to the expected future financial performance of eFunds.

BlackRock’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to BlackRock as of, the date of its opinion. Accordingly, although developments subsequent to the date of its opinion may affect its opinion, BlackRock has not assumed any obligation to update, revise or reaffirm its opinion. BlackRock’s opinion was addressed to the Board of Directors for the information of the Board of Directors in its evaluation of the Merger. It did not address the merits of the underlying decision by eFunds to engage in the Merger and did not constitute a recommendation to the Board of Directors to approve the Merger or a recommendation to any shareholder of eFunds as to how such shareholder should vote on the proposed Merger or any matter related thereto.

Joint Financial Analyses of Goldman Sachs and BlackRock

The following is a summary of the material financial analyses performed by Goldman Sachs and BlackRock in connection with rendering the opinion described above and presented to our Board of Directors at the meeting held on June 26, 2007. Goldman Sachs and BlackRock collaborated in performing each of the financial analyses summarized below. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs or BlackRock, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs or BlackRock. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Goldman Sachs and BlackRock. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 26, 2007 and is not necessarily indicative of current or future market conditions.

Historical Trading Analysis

Goldman Sachs and BlackRock reviewed the historical trading prices and volumes for eFunds Common Stock for various trading periods ended May 8, 2007, the last trading day before our public announcement of the Board of Directors’ intention to explore the Company’s strategic alternatives. In addition, Goldman Sachs and BlackRock analyzed the consideration to be received by holders of eFunds Common Stock pursuant to the Merger Agreement in relation to the closing price of eFunds Common Stock on May 8, 2007, the average closing prices of eFunds Common Stock for the 30-day, 90-day and 180-day trading periods ended May 8, 2007 and the 52-week high closing price of eFunds Common Stock.

This analysis indicated that the price per share to be paid to the holders of shares of eFunds Common Stock pursuant to the Merger Agreement represented a premium of:

•	28.1% based on the closing stock price on May 8, 2007 of $28.49 per share;

•	29.9% based on the 30-day average closing price of $28.09 per share;

•	35.7% based on the 90-day average closing price of $26.91 per share;

•	36.0% based on the 180-day average closing price of $26.84 per share; and

•	26.8% based on the 52-week high closing price of $28.78 per share.

Implied Transaction Multiples

Goldman Sachs and BlackRock also calculated and compared various financial multiples and ratios of eFunds based on information provided by our management and research analyst estimates for 2007 and 2008.

Goldman Sachs and BlackRock calculated an implied equity value by multiplying $36.50 by the total number of outstanding shares of eFunds Common Stock on a fully diluted basis. Goldman Sachs and BlackRock then calculated an implied enterprise value based on the implied equity value by adding the amount of our net debt, as provided by management, to the implied equity value. As used in this description of the financial analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, “EPS” means earnings per share, “LTM” means latest twelve months, “CY” means calendar year and “PEG” means price/earnings/growth. The results of the analyses are summarized in the table below:

	Multiple

Implied Enterprise Value to:
LTM EBITDA — 3/31/07	14.0	x
CY2007E EBITDA (management)	12.6	x
CY2007E EBITDA (analyst estimates)	13.0	x
CY2008E EBITDA (management)	10.2	x
CY2008E EBITDA (analyst estimates)	11.8	x

	Multiple

Implied Equity Value to:
CY2007E EPS (management)	27.2	x
CY2007E EPS (analyst estimates)	28.0	x
CY2008E EPS (management)	21.3	x
CY2008E EPS (analyst estimates)	24.1	x

	PEG Ratio

CY2007E P/E (analyst estimates)	1.9	x
CY2008E P/E (analyst estimates)	1.6	x

Selected Companies Analysis

Goldman Sachs and BlackRock compiled and reviewed publicly available financial information and calculated certain financial multiples and ratios for us and the following selected publicly traded companies in the financial processing and payment processing industries.

Selected Financial Processing Companies

•	Fidelity National Information Services, Inc.

•	Fiserv, Inc.

•	Total System Services, Inc.

•	Jack Henry & Associates, Inc.

Selected Payment Processing Companies

•	MasterCard Inc.

•	First Data Corporation

•	The Western Union Company

•	Alliance Data Systems Corporation

•	CheckFree Corporation

•	Global Payments Inc.

•	MoneyGram International, Inc.

•	EuroNet Worldwide, Inc.

•	Wright Express Corporation

•	Global Cash Access Holdings, Inc.

•	Transaction Systems Architects, Inc.

•	Heartland Payment Systems Inc.

Although none of the selected companies is directly comparable to us, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of eFunds. The multiples and ratios of eFunds were calculated based on the closing price of eFunds Common Stock on June 25, 2007, the date of the latest publicly available financial statements, estimates provided by our management and research analyst estimates for 2007 and 2008. The multiples and ratios for each of the selected companies were calculated based on the closing price of the selected companies’ common stock on June 25, 2007 (other than for (i) First Data Corporation, which was calculated based on the closing price of its common stock as of March 31, 2007, one trading day prior to the announcement of its going private transaction, and (ii) Alliance Data Systems Corporation, which was calculated based on the closing price of its common stock as of May 16, 2007, one trading day prior to the announcement of its going private transaction), the latest publicly available financial statements and I/B/E/S median estimates. I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

With respect to the selected companies and eFunds, Goldman Sachs and BlackRock calculated enterprise value as a multiple of LTM EBITDA, 2007E EBITDA and 2008E EBITDA, and the results of these analyses are summarized as follows:

											eFunds
	Selected Financial				Selected Payment				eFunds		(Based on
	Processing Companies				Processing Companies				(Analyst		Management
	Range		Median		Range		Median		Estimates)		Projections)

Enterprise Value as a multiple of:
LTM EBITDA	9.8x - 13.8	x	11.2	x	10.8x - 21.9	x	12.7	x	13.3	x	13.3	x
2007E EBITDA	9.7x - 11.1	x	10.4	x	10.2x - 19.7	x	12.0	x	12.3	x	11.9	x
2008E EBITDA	8.8x - 10.1	x	9.4	x	9.0x - 16.5	x	11.0	x	11.2	x	9.6	x

Goldman Sachs and BlackRock also calculated the price per share to 2007 estimated and 2008 estimated calendarized earnings, or P/E, multiples for eFunds and the selected companies. The following table presents the results of this analysis:

											eFunds
	Selected Financial				Selected Payment				eFunds		(Based on
	Processing Companies				Processing Companies				(Analyst		Management
	Range		Median		Range		Median		Estimates)		Projections)

Calendarized P/E multiples:
2007E	19.4x - 23.1	x	21.0	x	17.2x - 33.7	x	21.0	x	26.5	x	25.8	x
2008E	17.0x - 20.8	x	18.2	x	14.8x - 27.9	x	17.7	x	22.8	x	20.2	x

In addition, Goldman Sachs and BlackRock calculated and compared the 2007 P/E multiple to 5-year EPS CAGR, the compound annual EPS growth rate based on median I/B/E/S estimates, and the 2008 P/E multiple to

5-year EPS CAGR for eFunds and for the selected companies. The following table presents the results of this analysis:

	Selected Financial				Selected Payment				eFunds
	Processing Companies				Processing Companies				(Analyst
	Range		Median		Range		Median		Estimates)

2007 P/E to 5-year estimated EPS CAGR	1.3x - 1.9	x	1.5	x	1.0x - 1.9	x	1.3	x	1.8	x
2008 P/E to 5-year estimated EPS CAGR	1.2x - 1.7	x	1.3	x	0.8x - 1.6	x	1.1	x	1.5	x

Illustrative Present Value of Future Stock Price Analysis

Goldman Sachs and BlackRock performed an illustrative analysis of the implied present values of eFunds’ future stock prices based on a range of EPS estimates and assumed forward P/E ratios. Goldman Sachs and BlackRock used ranges of EPS estimates for 2008 and 2009 that were derived from, in the case of 2008, management estimates ($1.71 for 2008) and analyst projections (median of $1.52 for 2008) and, in the case of 2009, management estimates ($1.91 for 2009). Goldman Sachs and BlackRock used forward P/E ratios ranging from 19.0x to 22.0x, which ratios are reflective of the range of P/E ratios for eFunds’ stock price over a historical period. Goldman Sachs and BlackRock used a discount rate of 11.4% to calculate the implied present values of the estimated future stock prices. The following tables present the results of this analysis:

Illustrative per Share
EPS Estimate	Present Value

2008 ($1.30 - $1.80)	$22.12 - $35.47
2009 ($1.50 - $2.00)	$22.91 - $35.37

Discounted Cash Flow Analysis

Goldman Sachs and BlackRock performed an illustrative discounted cash flow analysis of our expected unlevered free cash flows using estimates from our management. Goldman Sachs and BlackRock calculated indications of net present value of expected unlevered free cash flows for us for the years 2007 through 2011 and added to this amount the net present value of the terminal value at the end of calendar year 2011, using an illustrative range of terminal year EBITDA multiples of 9.0x to 10.5x. Present values were calculated using discount rates ranging from 10% to 12%. The following table presents the results of this analysis:

Illustrative per Share
Value Indications

eFunds	$31.68 - $37.85

Goldman Sachs and BlackRock also performed a discounted cash flow analysis assuming an illustrative range of compound annual revenue growth rates of 7.0% to 10.0% for years 2008 through 2011. Assuming a terminal year EBITDA multiple of 10.0x and a discount rate of 11.0% were held constant, Goldman Sachs and BlackRock calculated indications of net present value of implied unlevered free cash flows for us for the years 2007 through 2011 and added to this amount the implied net present value of the terminal value at the end of calendar year 2011, using an illustrative range of EBITDA margins of 26.0% to 28.0%. The following table presents the results of this analysis:

Illustrative per Share
Value Indications

eFunds	$30.44 - $36.47

Comparison of Selected Transaction Premiums

Goldman Sachs and BlackRock analyzed the offer price as a premium to target share price of all 100% cash consideration acquisitions of U.S.-based publicly traded companies announced since June 25, 2004 with equity values between $1 billion and $2 billion according to information published by Thomson Financial. The following table presents the results of this analysis:

Median Premium of
Selected Transactions

Target Closing Share Price:
1 Day	18.6%
30-Day Average	18.6%
90-Day Average	25.1%
180-Day Average	26.2%
52-Week High	0.6%

Selected Transactions

Goldman Sachs and BlackRock analyzed certain information relating to the following 10 transactions in the processing industry since 2003:

•	The acquisition by Thomas H. Lee Partners, L.P. and Fidelity National Financial, Inc. of Ceridian Corporation announced in May 2007.

•	The Blackstone Group’s acquisition of Alliance Data Systems Corporation announced in May 2007.

•	WPM, L.P.’s acquisition of 25% of the issued and outstanding common stock of Metavante Holding Company announced in April 2007.

•	Kohlberg Kravis Roberts & Co.’s acquisition of First Data Corporation announced in April 2007.

•	Intuit, Inc.’s acquisition of Digital Insight Corporation announced in November 2006.

•	The acquisition by The Carlyle Group and Providence Equity Partners Inc. of Open Solutions Inc. announced in October 2006.

•	FIS’ acquisition of Certegy Inc. announced in September 2005.

•	The acquisition by Silver Lake Partners, Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners and Texas Pacific Group of SunGard Data Systems, Inc. announced in March 2005.

•	Bank of America Corporation’s acquisition of National Processing, Inc. announced in June 2004.

•	First Data Corporation’s acquisition of Concord EFS, Inc. announced in April 2003.

Goldman Sachs and BlackRock analyzed the levered market value paid in each transaction as a multiple of LTM revenue, LTM EBITDA and forward EBITDA for each of the above transactions, based on publicly available financial information and median I/B/E/S estimates. The results of these analyses are set forth below:

	Selected Transactions
	Range		Median

Levered Market Value as a multiple of:
LTM Revenue	2.3x - 5.3	x	3.0	x
LTM EBITDA	10.3x - 20.5	x	11.5	x
Forward EBITDA	9.2x - 14.8	x	10.2	x

Goldman Sachs and BlackRock also analyzed the price paid in each transaction as a multiple of LTM Net Income and Forward Net Income for each of the above transactions, based on publicly available financial information and median I/B/E/S estimates. The results of this analyses are set forth below.

	Selected Transactions
	Range		Median

Equity Purchase Price as a multiple of:
LTM Net Income	20.9x - 30.8	x	25.1	x
Forward Net Income	18.2x - 30.5	x	23.7	x

General

The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate methods of financial analysis and the application of those methods to the particular facts and circumstances, and therefore is not necessarily susceptible to partial analysis or summary description. Goldman Sachs and BlackRock made no attempt to assign specific weights to particular analyses or factors considered, but rather each made its own qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of Goldman Sachs and BlackRock.

In arriving at their respective fairness determinations, Goldman Sachs and BlackRock each separately considered the results of all of their analyses and did not form any conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, Goldman Sachs and BlackRock each made its respective determination as to fairness on the basis of its experience and professional judgment after considering the results of all of their analyses as a whole. No company or transaction used in the above analyses as a comparison is directly comparable to us or the Merger. Such comparative analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics, market conditions and other factors that could affect the public trading of the selected companies or terms of the selected transactions.

Goldman Sachs and BlackRock prepared these analyses solely for purposes of providing their respective opinions to our Board of Directors as to the fairness from a financial point of view to the holders of the shares of eFunds Common Stock of the $36.50 in cash per share of eFunds Common Stock to be received by such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of us, Goldman Sachs, BlackRock or any other person assumes responsibility if future results are materially different from those forecast.

The Merger Consideration was determined through arm’s-length negotiations between us and FIS and was approved by our Board of Directors. Goldman Sachs and BlackRock did not recommend any specific amount of consideration to us or our Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, each of the respective opinions of Goldman Sachs and BlackRock to our Board of Directors was one of a number of factors taken into consideration by our Board of Directors in making its determination to approve and adopt the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and BlackRock in connection with their respective fairness opinions and is qualified in its entirety by reference to the written opinion of Goldman Sachs and the written opinion of BlackRock attached as Annexes B and C, respectively.

Goldman Sachs and its affiliates, as part of its investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement. In addition, Goldman Sachs has provided certain investment banking and other financial services to us and our affiliates from time to time. Goldman Sachs also is providing and has provided certain investment banking and other financial services to FIS and its affiliates, including having acted as co-manager and lender with respect to a 5-year revolving unsecured credit facility extended to FIS (aggregate principal amount $1,000,000,000) in December 2006; and as co-manager with respect to a 5-year unsecured term loan facility extended to FIS (aggregate principal amount $2,100,000,000) in December 2006. Goldman Sachs also may provide investment banking and other financial services to us, FIS and their and our respective affiliates in the future. In connection with the above-described investment banking and other financial services Goldman Sachs has received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to us, FIS and their and our respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of eFunds, FIS and their and our respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.

BlackRock and its affiliates are regularly engaged in performing financial analyses regarding businesses and securities for a variety of purposes, including in connection with mergers and acquisitions and similar transactions. BlackRock has acted as a financial advisor to our Board of Directors in connection with the Merger and provided advice to our Board during our negotiations with FIS. BlackRock has, in the past, provided financial advisory and financing services to eFunds and its affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of business, BlackRock and its affiliates may actively trade eFunds Common Stock, as well as securities of FIS, or related derivative securities, for their own account or the accounts of their affiliates and for the accounts of customers and, accordingly, may at any time hold long and/or short positions in such securities.

Our Board of Directors selected Goldman Sachs and BlackRock as its financial advisors because each is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction.

Pursuant to a letter agreement, dated September 29, 2005, we engaged Goldman Sachs to act as our financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, we have agreed to pay Goldman Sachs a transaction fee equal to 0.70% of the aggregate consideration paid by FIS or approximately $14 million, all of which is contingent upon the consummation of the transaction. In addition, we have agreed to reimburse Goldman Sachs for its reasonable expenses arising in connection with its engagement, including reasonable attorney’s fees and disbursements, plus any sales, use or similar taxes, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under federal securities laws.

BlackRock was engaged to act as our financial advisor in connection with possible transactions such as the Merger pursuant to a letter agreement dated September 29, 2005. Under the terms of that engagement, we have agreed to pay BlackRock a fee for its services in an amount equal to 0.70% of the aggregate consideration paid by FIS in the Merger, or approximately $14 million, all of which is contingent upon the consummation of the Merger. We have also agreed to reimburse BlackRock for reasonable expenses incurred in connection with its engagement, including reasonable fees and disbursements of legal counsel, and to indemnify BlackRock and its affiliates and related persons against certain liabilities, including liabilities under federal securities laws.

Financing the Merger

The total amount of funds necessary to complete the Merger and the related transactions is anticipated to be approximately $1.8 billion, which includes approximately $1.78 billion to be paid to eFunds’ stockholders and holders of other equity-based interests in eFunds and the remainder to be applied to pay related fees and expenses in connection with the Merger and the financing arrangements. FIS has advised us that these payments are expected to be funded through a combination of cash on hand and a $1.6 billion debt financing commitment for a secured term loan facility provided to FIS by JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wachovia Bank, National Association. The debt financing commitment is conditioned upon the completion of the Merger as well as the satisfaction of other customary conditions. FIS’ obligation to complete the Merger is not contingent on its ability to obtain financing.

Interests of eFunds’ Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors with respect to the Merger, eFunds stockholders should be aware that executive officers and directors of eFunds may have interests in the Merger that may be different from, or in addition to, the interests of eFunds stockholders generally that may present actual or potential conflicts of interest. These include the vesting and cashing out of certain equity awards, indemnification and insurance coverage, and severance payments. The aggregate amount of compensatory payments and benefits that the Identified Executives and our directors will receive as a result of the Merger is approximately $60.5 million, including the cashing out of the outstanding equity awards held by the Identified Executives and our directors and severance payments and gross-up payments to the Identified Executives. This number does not include any amounts payable to any other executive officers, including the value of accelerated vesting, related gross-up payments, severance payments, Assumed Options and Assumed RSUs, nor does it include the value of eFunds Common Stock owned by all of our executive officers and directors.

The Board of Directors was aware of these interests and considered them, among other matters, when approving the Merger Agreement and recommending that eFunds stockholders vote to adopt the Merger Agreement and approve the Merger.

Treatment of Options and Other Awards

Pursuant to the Merger Agreement, all Options and Restricted Stock Units held by the Identified Executives and by our directors that are outstanding immediately prior to the consummation of the Merger (whether or not then vested or exercisable) will be canceled upon the consummation of the Merger and each of these persons will be entitled to receive from the surviving corporation (i) for each share of eFunds Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration of $36.50 over the per share exercise price of such Option and (ii) for each share of eFunds Common Stock allocable to a Restricted Stock Unit, an amount in cash equal to the Merger Consideration of $36.50, in each case, less any applicable withholding taxes. The Identified Executives and our directors are receiving cash rather than Assumed Options and Assumed RSUs because their service as executive officers and directors will terminate shortly following the Merger. The benefit to the Identified Executives and our directors of this provision as compared to a conversion of their Options and Restricted Stock Units into Assumed Options and Assumed RSUs is the avoidance upon a sale of the underlying FIS Common Stock of brokerage commissions and fluctuations in value of the options and stock resulting from changes in the public trading market value of FIS Common Stock.

Pursuant to the Merger Agreement, all other Options and Restricted Stock Units that are outstanding immediately prior to the consummation of the Merger (whether or not then vested or exercisable) will be assumed by FIS and, (i) in the case of the Options, converted into Assumed Options to purchase shares of FIS Common Stock and (ii) in the case of the Restricted Stock Units, converted into Assumed RSUs to receive shares of FIS Common Stock. The number of shares of FIS Common Stock each Assumed Option will be exercisable for and the exercise price of such Assumed Option are based on the number of shares of eFunds Common Stock underlying the Option and the exercise price of the Option, and the number of Assumed RSUs that will be issued is based on the number of outstanding Restricted Stock Units, all as are more fully described in “The Merger Agreement — Treatment of Options and Other Awards” beginning on page 43.

Under the change in control agreements (as described below), all unvested Options and Restricted Stock Units held by the executive officers, other than the Identified Executives, will accelerate and fully vest upon consummation of the Merger, except for the Retention Grants issued in February 2007 to certain executive officers. A pro-rata portion of the Retention Grants (based upon their scheduled 48-month vesting period and the amount of time elapsed between the date of grant of these awards and the effective date of the Merger) will vest at the effective time of the Merger. The scheduled vesting of the balance of the Retention Grants will not be accelerated unless the holder’s employment is terminated by eFunds without cause or by the holder for good reason (as both terms are defined in the retention option and restricted stock unit agreements) following the effective time of the Merger. All unvested Options and Restricted Stock Units held by all other employees will continue to be subject to their existing vesting requirements following consummation of the Merger.

As of July 16, 2007, there were approximately 3,125,605 Options and 393,281 Restricted Stock Units held by the executive officers and our directors.

The following table summarizes the number of vested and unvested Options held by our executive officers and directors as of July 16, 2007, including the cash amounts to which the Identified Executives are entitled based on the cashing out of their outstanding Options and the value to which our other executive officers are entitled with the accelerated vesting of their outstanding Options:

			Weighted
		No. of Shares	Average Exercise
	No. of Shares	Underlying Vested	Price of Vested
	Underlying	and Unvested	and Unvested	Resulting
	Unvested Options(1)	Options	Options	Consideration(2),(3)

Executive Officers:
Paul F. Walsh	800,400	1,462,092	20.11	$23,969,090
George W. Gresham	151,908	233,907	22.07	$3,376,414
Steven F. Coleman	73,290	272,827	16.93	$5,339,270
Laura DeCespedes	90,124	115,789	23.24	$1,535,022
Nelson G. Eng	177,907	177,907	25.29	$1,993,604
Shailesh M. Kotwal	167, 908	167,907	24.27	$2,054,204
Kay J. Nichols	155,549	199,907	24.09	$2,481,064
Clyde L. Thomas	193,119	317,715	20.82	$4,980,552
Directors:
Richard J. Almeida	8,704	18,620	20.37	$300,403
John J. (Jack) Boyle III	8,704	48,353	14.09	$1,083,653
Angel Cabrera	5,253	5,253	24.02	$65,557
Janet M. Clarke	8,704	44,507	13.97	$1,002,647
Richard J. Lehmann	9,371	14,203	21.95	$206,592
Robert C. Nakasone	8,704	30,815	14.86	$666,815
Hatim A. Tyabji	8,704	15,803	21.23	$241,336

(1)	The number of shares underlying unvested Options includes Retention Grants for Paul F. Walsh, George W. Gresham, Nelson G. Eng, Shailesh M. Kotwal, Kay J. Nichols and Clyde L. Thomas covering 420,402, 76,618, 76,618, 76,618, 76,618 and 114,929 shares, respectively.

(2)	The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested and unvested options.

(3)	With respect to the Identified Executives and the directors, the “Resulting Consideration” is the cash which will be received by them in connection with the Merger. With respect to Laura DeCespedes, Nelson G. Eng, Shailesh M. Kotwal, Kay J. Nichols and Clyde L. Thomas, the “Resulting Consideration” is the amount that would be received if the individual were to elect to exercise his or her outstanding Options and then receive the Merger Consideration of $36.50 in respect of his or her resulting shares of eFunds Common Stock.

The “Resulting Consideration” for Nelson G. Eng, Shailesh M. Kotwal, Kay J. Nichols and Clyde L. Thomas in the amounts of $812,917, $812,917, $812,917 and $1,219,365, respectively, in connection with their Retention Grants includes the (i) pro rata accelerated vesting of these awards on the change in control and (ii) full vesting in the event of a termination without cause by eFunds or for good reason by these persons.

These amounts do not include any gross-up amount payable to the executive officers in respect of taxes pursuant to Section 280G of the Code.

The following table summarizes the number of Restricted Stock Units held by our executive officers and directors as of July 16, 2007, including the amounts to which the Identified Executives are entitled based on the cash payment in cancellation of their outstanding Restricted Stock Units and the value to which the other executive officers are entitled with the accelerated vesting of their Restricted Stock Units:

	No. of Restricted	Resulting
	Stock Units(1)	Consideration(2)

Executive Officers:
Paul F. Walsh	156,139	$5,699,074
George W. Gresham	26,260	$958,490
Steven F. Coleman	12,098	$441,577
Laura DeCespedes	19,094	$696,931
Nelson G. Eng	31,794	$1,160,481
Shailesh M. Kotwal	31,794	$1,160,481
Kay J. Nichols	28,160	$1,027,840
Clyde L. Thomas	43,953	$1,604,285
Directors:
Richard J. Almeida	15,305	$558,633
John J. (Jack) Boyle III	6,517	$237,881
Angel Cabrera	2,120	$77,380
Janet M. Clarke	5,590	$204,052
Richard J. Lehmann	10,437	$380,951
Robert C. Nakasone	2,010	$73,365
Hatim A. Tyabji	2,010	$73,365

(1)	The number of unvested Restricted Stock Units includes Retention Grants of Restricted Stock Units for Paul F. Walsh, George W. Gresham, Nelson G. Eng, Shailesh M. Kotwal, Kay J. Nichols and Clyde L. Thomas in the amounts of 59,224, 14,162, 14,162, 14,162, 14,162 and 21,242, respectively.

(2)	With respect to the Identified Executives and our directors, the “Resulting Consideration” is the cash which will be received in connection with the Merger. With respect to Laura DeCespedes, Nelson G. Eng, Shailesh M. Kotwal, Kay J. Nichols and Clyde L. Thomas, the “Resulting Consideration” is the amount that would be received if the individual were to elect to sell his or her eFunds Common Stock at $36.50 per share.

The “Resulting Consideration” for Nelson G. Eng, Shailesh M. Kotwal, Kay J. Nichols and Clyde L. Thomas in the amounts of $516,913, $516,913, $516,913 and $775,333, respectively, in connection with their Retention Grants includes the (i) pro rata accelerated lapsing of restrictions of these awards on the change in control and (ii) full vesting in the event of a termination without cause by eFunds or for good reason by these persons.

These amounts do not include any gross-up amount payable to the executive officers in respect of taxes pursuant to Section 280G of the Code

Executive Severance Agreements

The executive officers are parties to change in control agreements and other employment-related arrangements that provide for potential payments upon the termination of their employment or a change in control of eFunds. Under these agreements, each of the executive officers agrees to remain in our employ, and we agreed to continue to employ each officer, until the third anniversary (sixth anniversary with respect to Mr. Walsh) following any business combination (including a merger) involving eFunds.

If, during the term of the change in control agreement, we terminate an executive officer’s employment other than for cause or disability or the executive officer terminates his or her employment for good reason (all as defined in the change in control agreements), the executive officer will be entitled to a lump-sum payment equal to the sum of any unpaid base salary, accrued vacation pay and any unpaid portions of incentive awards earned by him or her prior to the date of termination. In addition, the executive officer will be entitled to receive a lump-sum payment equal to two times (three times with respect to Mr. Walsh) the sum of his or her annual base salary and his or her historical or target incentive award, plus the amount that we would have contributed to the retirement plans in which the executive officer participated prior to his or her termination in respect of such sum. The change in control agreements are being amended to provide that the executive officers that are parties to these agreements will be entitled payments of (i) $9,000 on the date that is six months after a qualifying termination, (ii) $1,500.00 dollars per month for up to 12 months after a qualifying termination and (iii) $2,167.00 dollars per month for up to 18 months thereafter. These benefits are to be in lieu of the continuation of the executive officer’s medical, disability, life and other health insurance benefits for up to a three-year period after a qualifying termination and certain out-placement services. Payments of amounts in (ii) and (iii) above will cease if the executive becomes employed with another employer and eligible to receive medical and dental benefits under that employer’s plans. In addition, the change in control agreements are being amended to comply with the requirements of Section 409A of the Code. On the date that is six months after a qualifying termination, the executive officer will receive in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed. In connection with the amendment of the change in control agreements, we will pay legal fees of approximately $22,000 incurred by our Chief Executive Officer.

All unvested Options granted to an executive officer vest and remain exercisable for the lesser of a five-year period or their remaining term following a change in control of eFunds, and all Restricted Stock Units held by the executive officer under our Stock Incentive Plans vest and are converted into shares of eFunds Common Stock on the date of any such event, except for the Retention Grants as described above.

The agreements also provide that if any payment or benefit received or to be received by an executive, whether or not pursuant to his or her change in control agreement, would be subject to the federal excise tax on excess parachute payments, eFunds will pay to the executive such additional amount as may be necessary so that the executive officer realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

In the change in control agreements, cause is defined to mean the willful and continued failure of an executive to perform his or her material duties (other than any failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to the executive by the Board of Directors; or the executive’s willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to eFunds or its affiliates.

In the change in control agreements, good reason is defined to mean, among other things, (i) except with the executive’s written consent, the assignment to the executive of any duties inconsistent in any respect with the executive’s position (including status, officers, titles and reporting requirements), authority, duties or responsibilities or the taking of any other action which results generally in a diminution in such position, authority, duties or responsibilities; (ii) any failure by eFunds (or any successor employer) to comply with any of the provisions of the change in control agreement; (iii) any requirement that the executive perform his or her duties at any location other than the location where the executive performed his or her duties prior to the business combination or that the executive travel for business purposes to a substantially greater extent than was required immediately prior to the business combination; or (iv) any request or requirement that the executive take any action or omit to take any action that is inconsistent with or in violation of eFunds’ ethical guidelines and policies as the same existed within the 120 day period prior to the business combination or any professional ethical guidelines or principles that may be applicable to the executive.

Pursuant to the Merger Agreement, following the consummation of the Merger, the Identified Executives may terminate their employment with eFunds and such termination will be deemed to have been following a change of control and for good reason under their change in control agreements. Upon such termination of employment, each such executive will become entitled to receive the severance payments and other payments required by the change in control agreements or other employment-related agreements.

Two other officers, who are not executive officers, are parties to similar change in control agreements. We have also entered into a Supplemental Transition Assistance Agreement with Nelson G. Eng (the “Supplemental Agreement”) pursuant to which we have agreed to provided Mr. Eng with a $24,000 relocation allowance and to cover his moving expenses if, among other things, a change in control of eFunds should occur within 36 months of the date he received an equity award in 2007. Mr. Eng received an equity award on February 26, 2007 and the consummation of the Merger will constitute a change in control under the Supplemental Agreement. Mr. Eng must elect to receive the relocation benefits provided for under the Supplemental Agreement within 60 days of the occurrence of the event giving rise to his right to receive such benefits. To avail himself of the relocation payments, Mr. Eng must voluntarily resign from further employment with eFunds if the triggering event relates to a change in control of eFunds and complete the relocation of his primary residence within 180 days of submitting his election. The amounts payable by us under the Supplemental Agreement would be reduced by any comparable amounts received by Mr. Eng from a subsequent employer.

The following table summarizes the cash payments and value of continued benefits, as described above, that would be received by each executive officer if the executive officer’s change in control agreement were triggered by certain terminations by eFunds or the executive officer following the Merger. As noted above, the change of control agreements will be amended to comply with the requirements of 409A. Accordingly, the values in the last two columns of the table below are estimates and the final values will be determined when the change of control agreements are amended. For purposes of this calculation, we have assumed a theoretical termination date of September 1, 2007.

				Lieu of
				Welfare
				Benefits and
	Current Base	Current Target	Foregone Retirement	Outplacement	Severance
	Salary	Bonus	Plan Contributions(1)	Value	Payments

Executive Officers:
Paul F. Walsh	$670,000	$670,000	$301,500	$66,006	$4,387,506
George W. Gresham	$300,000	$180,000	$78,000	$66,006	$1,104,006
Steven F. Coleman	$290,000	$145,000	$72,500	$66,006	$1,008,506
Laura DeCespedes	$240,000	$120,000	$60,000	$66,006	$846,006
Nelson G. Eng	$400,000	$240,000	$104,000	$66,006	$1,450,006	(2)
Shailesh M. Kotwal	$315,000	$189,000	$81,900	$66,006	$1,155,906
Kay J. Nichols	$300,000	$180,000	$78,000	$66,006	$1,104,006
Clyde L. Thomas	$330,000	$198,000	$85,800	$66,006	$1,207,806

(1)	Foregone Retirement Plan Contributions represent an amount equal to the sum of the amounts that would have been contributed to the Company’s retirement plans in which the executive officer was eligible to participate had the executive received severance payments while in the employ of the Company.

(2)	Severance payments do not include the $24,000 relocation allowance or moving expenses that could become payable pursuant to the Supplemental Agreement for Mr. Eng.

In addition, as discussed above, the executives would be entitled to reimbursement for any excise tax liability incurred as a result of these payments and the value of any accelerated vesting on outstanding equity awards. In connection with the Merger, the value of the accelerated vesting of equity awards which are included as a parachute payment equals approximately $9,069,151 for Paul F. Walsh, $501,750 for Steven F. Coleman, $376,909 for Laura DeCespedes, $1,742,861 for Nelson G. Eng, $1,606,444 for George W. Gresham, $1,695,828 for Shailesh M. Kotwal, $1,625,694 for Kay J. Nichols and $2,510,035 for Clyde L. Thomas. If the executive were to be terminated in connection with the Merger, taking into account the value for the accelerated vesting just described, the amount of the gross-up payment that would be due to the executives would equal approximately $7,004,807 for Paul F. Walsh, $638,066 for Steven F. Coleman, $563,666 for Laura DeCespedes, $1,602,468 for Nelson G. Eng, $1,392,975 for George W. Gresham, $1,428,315 for Shailesh M. Kotwal, $1,325,305 for Kay J. Nichols and $1,911,533 for Clyde L. Thomas.

Arrangements With Officers and Directors

As of the date of this proxy statement, no member of our management or Board of Directors has entered into any agreement or arrangement with FIS or its affiliates regarding employment with, or the right to purchase or participate in the equity of, FIS.

Indemnification and Benefits Provisions in the Merger Agreement

The Merger Agreement provides for director and officer indemnification and insurance and for the continuation of certain employee benefits for specified time periods. For a description of these provisions, see “The Merger Agreement — Directors’ and Officers’ Indemnification” beginning on page 49 and “The Merger Agreement — Benefit Plans” beginning on page 54.

Financial Projections

eFunds-Prepared Projected Financial Information

While eFunds generally provides public guidance in February of each calendar year for that fiscal year, eFunds does not, as a matter of course, publicly disclose projections of future financial performance, earnings or other results for periods beyond such period and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, senior management of eFunds did provide projected financial information to interested parties who executed confidentiality agreements as well as to the Board of Directors and the Review Committee and their respective advisors in connection with a possible transaction with respect to eFunds. We have included what we believe to be the material portion of that projected financial information in this proxy statement to provide our stockholders access to certain non-public information considered by FIS and other interested parties that signed confidentiality agreements, the Board of Directors and the Review Committee and their respective advisors for purposes of considering and evaluating a possible transaction with respect to eFunds. We refer to these as the “eFunds-Prepared Projected Financial Information.” The inclusion of the eFunds — Prepared Projected Financial Information in this proxy statement should not be regarded as an indication that FIS, the Board of Directors or Review Committee or their respective advisors or any other recipient of the eFunds — Prepared Projected Financial Information considered, or now considers, it to be a reliable prediction of future results.

The eFunds — Prepared Projected Financial Information was indicated by management to be, while still subject to various risks, its “guidance case” based on long term revenue and earnings per share (“EPS”) objectives previously communicated to the public and therefore, in its view, the more likely case to be achieved. A number of assumptions were made in preparing the eFunds — Prepared Projected Financial Information, as follows:

Assumptions

•	Compounded annual growth rate of consolidated revenue and EPS is consistent with the long-term growth objectives publicly stated by management of 10+% per annum.

•	Operating margins as a percentage of revenue are consistent with the long-term objectives publicly stated by management.

•	Database consolidation and platform consolidation initiatives (“Oracle STS”) were assumed to be executed over the course of the projection period commencing in 2008. The capital expenditures and operating expenses required to implement these initiatives are included in the capital expenditures and operating expenses included in the business segment plans. The aggregate cost savings realized from these initiatives were assumed to be included in the business segment projections as part of the ongoing effort to reduce operating costs to remain cost-competitive in eFunds’ markets. Savings resulting from these initiatives that would otherwise cause our operating margins to exceed the long-term margin objectives publicly stated by management (20%) were assumed to be invested in additional product research and development activities.

•	Capital expenditures are approximately $44 million in 2007, declining to approximately $36 million in 2011. These capital expenditures are required to sustain and grow eFunds’ operations. Capital expenditure requirements decline over time due to the benefits resulting from the execution of the Oracle STS initiative.

•	Cash required to fund increases in working capital needs grows approximately $7 million per year.

•	Total debt remains at approximately eFunds’ debt level as of December 31, 2006. Interest rates are assumed to remain at 2007 levels during the projection years.

•	Excess free cash flow is retained in the business to cover interest rate, restricted cash, and working capital risks.

•	Effective income tax rates were assumed to remain consistent with management’s published 2007 guidance of 35% during the projection period.

The initial set of eFunds-Prepared Projected Financial Information was prepared in May 2007 and consisted of the following projections:

eFunds-Prepared Projected Financial Information

	2007E	2008E	2009E	2010E	2011E
	(In millions, except per share numbers)

Revenue	$591.1	$665.3	$715.2	$791.8	$877.6
Operating Profit	$99.4	$134.1	$146.3	$162.2	$179.8
Net Income	$63.6	$87.8	$97.8	$110.4	$124.4
Earnings Per Share	$1.32	$1.71	$1.91	$2.15	$2.43
EBITDA(1)	$148.4	$183.0	$194.0	$208.5	$224.4

In June 2007, the estimates for 2007 were revised as follows:

2007E
(In millions,
except per share
numbers)

Revenue	$591.9
Operating Profit	$99.6
Net Income	$64.3
Earnings Per Share	$1.34
EBITDA(2)	$147.9

(1)	Represents net income from continuing operations before interest, income taxes, depreciation and amortization.

(2)	Represents net income from continuing operations before interest, income taxes, depreciation and amortization.

Cautionary Statement Regarding Projected Financial Information

The eFunds-Prepared Projected Financial Information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither eFunds’ independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the eFunds — Prepared Projected Financial Information, nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the eFunds-Prepared Projected Financial Information. The eFunds-Prepared

Projected Financial Information covers multiple years, and such information by its nature becomes less reliable with each successive year. Furthermore, the projections:

•	necessarily make numerous assumptions (as discussed above), many of which are beyond the control of eFunds and may not prove to have been, or may no longer be, accurate;

•	do not reflect revised prospects for eFunds’ business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the applicable projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth above; and

•	should not be regarded as a representation that they will be achieved.

Readers of this proxy statement are cautioned not to rely on the eFunds — Prepared Projected Financial Information. The eFunds — Prepared Projected Financial Information is not a guarantee of future performance. The eFunds — Prepared Projected Financial Information involves risks, uncertainties and assumptions. The future financial results and stockholder value of eFunds may materially differ from those expressed in the eFunds — Prepared Projected Financial Information due to factors that are beyond eFunds’ ability to control or predict. We cannot assure you that the financial results reflected in the eFunds — Prepared Projected Financial Information will be realized or that eFunds’ future financial results will not materially vary from the eFunds — Prepared Projected Financial Information. The eFunds — Prepared Projected Financial Information do not take into account the Merger or any of the transactions contemplated by the Merger Agreement. We do not intend to update or revise the eFunds — Prepared Projected Financial Information.

eFunds has filed a Quarterly Report on Form 10-Q for the three months ended March 31, 2007 which contains its actual results for such period. You should review eFunds’ Quarterly Report on Form 10-Q for the three months ended March 31, 2007 and all other financial information eFunds makes publicly available. The eFunds — Prepared Projected Financial Information constitutes forward-looking statements. For information on factors which may cause eFunds’ future financial results to materially vary from projected results, see “Cautionary Statement Concerning Forward-Looking Information” beginning on page 11.

Material United States Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences of the Merger to holders of eFunds Common Stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any of its political subdivisions;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons, as defined under Section 7701(a)(30) of the Code (“U.S. persons”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

An individual may, subject to certain exceptions, be deemed to be a U.S. resident alien (as opposed to a nonresident alien) with respect to a calendar year by virtue of being present in the United States on at least 31 days in the calendar year and on an aggregate of at least 183 days during the current calendar year and the two preceding calendar years (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). U.S. resident aliens generally are subject to U.S. federal income tax as if they were citizens of the United States.

This discussion assumes that a holder holds the shares of eFunds Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, holders who hold shares of eFunds Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, or holders who acquired their shares of eFunds Common Stock through the exercise of Options or other compensation arrangements). In addition, this discussion does not address any tax considerations under state, local or foreign tax laws, or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. The U.S. federal income tax consequences set forth below are not intended to constitute a complete description of all tax consequences relating to the Merger. Holders are urged to consult their own tax advisors to determine the particular tax consequences of, including the application and effect of any state, local or foreign income and other tax laws to, the receipt of cash in exchange for eFunds Common Stock pursuant to the Merger.

If a partnership holds eFunds Common Stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding eFunds Common Stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash in the Merger (or pursuant to the exercise of appraisal rights) by U.S. holders of eFunds Common Stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign tax laws). For U.S. federal income tax purposes, a U.S. holder of eFunds Common Stock will recognize gain or loss equal to the difference between:

•	the amount of cash received (including any cash withheld for tax purposes) in exchange for such eFunds Common Stock; and

•	the U.S. holder’s adjusted tax basis in such eFunds Common Stock.

If the holding period in eFunds Common Stock surrendered in the Merger (or pursuant to the exercise of appraisal rights) is greater than one year as of the date of the Merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of eFunds Common Stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of eFunds Common Stock.

Under the Code, cash received in the Merger (or pursuant to the exercise of appraisal rights) by a U.S. holder may be subject to U.S. information reporting and backup withholding. Backup withholding (currently at a rate of 28%) will apply with respect to the amount of cash received by a non-corporate U.S. holder, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the Merger (or pursuant to the exercise of appraisal rights) by a non-U.S. holder will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (or, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of eFunds Common Stock (which includes for purposes of this bullet point the stock of our predecessor entity) at any time during the five-year period preceding the Merger, and we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of a five-year period preceding the Merger or the period that the non-U.S. holder held eFunds Common Stock.

A non-U.S. holder described in the first bullet point immediately above will be taxed on a net income basis on the net gain derived from the Merger and in the same manner as if it were a U.S. person, and, if a non-U.S. holder is a foreign corporation, it may be subject, in addition, to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will generally be subject to a flat 30% tax on the gain derived from the Merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States under the Code. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

We believe we have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the Merger (or pursuant to the exercise of appraisal rights), unless a beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such beneficial owner is a U.S. person) or such beneficial owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE SUMMARY OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

Regulatory Approvals

The HSR Act and related rules provide that transactions such as the Merger may not be completed until certain information has been submitted to the FTC and the DOJ and specified waiting period requirements have been satisfied. On July 10, 2007, eFunds and FIS each filed a Notification and Report Form with the FTC and the DOJ and requested an early termination of the waiting period. On July 26, 2007, early termination of the HSR Act waiting period was granted.

Except as noted above with respect to the required filings under the HSR Act, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Delisting and Deregulation of eFunds Common Stock

If the Merger is completed, eFunds Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of eFunds Common Stock.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement because it, and not this document, is the legal document that governs the Merger. The description of the Merger Agreement in this proxy statement has been included to provide you with information regarding its terms.

The Merger; Effective Time

The Merger Agreement provides for the Merger of Merger Sub with and into eFunds on the terms, and subject to the conditions, of the Merger Agreement. We will be the surviving corporation in the Merger and continue to exist after the Merger as a wholly-owned subsidiary of FIS. If the Merger is completed, eFunds Common Stock will be delisted from the NYSE, and will be deregistered under the Exchange Act and will no longer be publicly traded, and we will not file periodic reports with the SEC on account of eFunds Common Stock. We will be a subsidiary of a publicly traded corporation and our current stockholders will cease to have any ownership interest in us or rights as eFunds stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any future appreciation in our value.

The Merger will be effective at the time a certificate of merger meeting the requirements of Section 251 of the Delaware General Corporation Law (“DGCL”) is executed and filed with the Secretary of State of the State of Delaware (or such other time specified in the certificate of merger) (the “Effective Time”). The certificate of merger will be filed on the third business day after all conditions to the Merger set forth in the Merger Agreement have been satisfied or waived (or on such other date and time as FIS and we may mutually agree).

Merger Consideration

By virtue of the Merger, each share of eFunds Common Stock issued and outstanding immediately prior to the Merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $36.50 in cash, without interest and less any required withholding taxes (if applicable), other than the shares described below (the “Excluded Shares”):

•	shares owned by FIS, Merger Sub or any other wholly-owned subsidiary of FIS or eFunds;

•	shares held in our treasury; and

•	shares held by stockholders who have properly exercised their appraisal rights and have not effectively withdrawn or lost such appraisal rights in accordance with the provisions of the DGCL.

After the Merger is effective, each holder of a certificate representing any shares of eFunds Common Stock (other than shares for which appraisal rights have been properly exercised) will no longer have any rights with respect to such shares except for the right to receive the Merger Consideration, without interest.

Exchange and Payment Procedures

Prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, FIS or Merger Sub must deposit with a commercial bank or trust company, reasonably acceptable to eFunds to act as paying agent (the “Paying Agent”), cash in an aggregate amount sufficient to pay the Merger Consideration for all shares of eFunds Common Stock (other than Excluded Shares). As soon as practicable after the consummation of the Merger, the Paying Agent will mail a letter of transmittal and instructions to you and the other eFunds stockholders of record. The letter of transmittal and instructions will tell you how to surrender your eFunds Common Stock certificates or shares you may hold represented by book entry in exchange for the Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the Paying Agent without a letter of transmittal.

You will not be entitled to receive the Merger Consideration until you surrender your stock certificate or certificates (or book-entry shares) to the Paying Agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The Merger Consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. The person requesting such payment must pay any transfer or other taxes required by reason of such certificate or establish to the satisfaction of FIS that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). Each of the Paying Agent, FIS and the surviving corporation will be entitled to deduct and withhold from the Merger Consideration such amounts as it is required to deduct and withhold with respect to the payment of such consideration under applicable tax laws and pay the withheld amounts to the appropriate taxing authorities. To the extent such withheld amounts are properly withheld, such withheld amounts will be treated for all purposes under the Merger Agreement as having been paid to the holder of eFunds Common Stock.

At the consummation of the Merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of eFunds Common Stock. If, after the consummation of the Merger, certificates are presented to the surviving corporation or the Paying Agent for any reason, they will be canceled and exchanged for the Merger Consideration.

None of the Paying Agent, FIS, eFunds, Merger Sub or the surviving corporation will be liable to any holder of eFunds Common Stock for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any certificate representing eFunds Common Stock has not been surrendered prior to six years after the consummation of the Merger (or, if earlier, immediately prior to the time any payment in respect of the Merger Agreement would otherwise escheat or become the property of any governmental unit or agency), the payment with respect to such certificate or book entry share will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to any claims or interest.

Treatment of Options and Other Awards

Stock Options; Restricted Stock Units

Upon the consummation of the Merger, each outstanding Option under any eFunds Stock Plan, whether or not then exercisable, will be assumed by FIS and converted into an option to purchase shares of FIS Common Stock. Each Assumed Option will continue to have, and be subject to, the same terms and conditions set forth in eFunds Stock Plan and as provided in the respective Option agreements governing such Options immediately prior to the consummation of the Merger, with the exception of Options that are held by the Identified Executives or by our directors, and except that:

•	each Assumed Option will be exercisable for a number of shares of FIS Common Stock determined by multiplying the number of shares of eFunds Common Stock subject to such Option as of the consummation of the Merger by the equity exchange number (as that term is defined below), rounded to the nearest whole number, and

•	the per share exercise price of each Assumed Option will be determined by dividing the exercise price for one share of eFunds Common Stock under the Option by the equity exchange number, rounded to the nearest whole cent. The “equity exchange number” equals $36.50 divided by the average of the closing price of a share of FIS Common Stock for the five trading days immediately preceding the consummation of the Merger on the NYSE.

The assumption by FIS of the Options will be made in accordance with the Final Regulations under Section 409A of the Code so as not to be deemed the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code. No vesting schedule for any Assumed Option will be accelerated or otherwise modified as a result of the transactions contemplated by the Merger Agreement, other than any acceleration required by the terms of any change in control agreement or other employee agreement in force as of the date of the Merger Agreement.

Upon the consummation of the Merger, each outstanding Restricted Stock Unit granted by us under any Stock Plan will be assumed by FIS and converted into the right to receive shares of FIS Common Stock (or cash in lieu of fractional shares), with the exception of Restricted Stock Units held by the Identified Executives or our directors. Each Assumed RSU will continue to have, and be subject to, the same terms and conditions set forth in the Stock Plan and as provided in the respective Restricted Stock Unit agreements governing such Restricted Stock Unit assumed by FIS immediately prior to the consummation of the Merger, except that the number of shares of FIS Common Stock under each Assumed RSU will equal the number determined by multiplying the number of shares of eFunds Common Stock subject to the Restricted Stock Unit immediately prior to the consummation of the Merger by the equity exchange number. No vesting schedule for any Assumed RSU will be accelerated or otherwise modified as a result of the transactions contemplated by the Merger Agreement, other than any acceleration required by the terms of any change in control agreement or other employee agreement in force as of the date of the Merger Agreement.

All Options and Restricted Stock Units granted to the Identified Executives and our directors which are outstanding at the consummation of the Merger, whether or not then exercisable, will be canceled at the consummation of the Merger, and

•	each of these persons will be entitled to receive from the surviving corporation, for each share of eFunds Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest and less applicable withholding taxes, and

•	each of these persons will be entitled to receive from the surviving corporation for each share of eFunds Common Stock allocable to such Restricted Stock Unit an amount in cash equal to the Merger Consideration, without interest and less applicable withholding taxes.

See also “The Merger — Interests of eFunds’ Directors and Executive Officers in the Merger — Treatment of Options and Other Awards” beginning on page 32.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to FIS and Merger Sub and representations and warranties made by FIS and Merger Sub to us. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties (1) have been qualified by disclosures made to the other parties in connection with the Merger Agreement, (2) will not survive consummation of the Merger, and (3) at closing, must only be true and correct subject to the standards contained in the Merger Agreement, which may differ from what may be viewed as material by stockholders. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

Our representations and warranties in the Merger Agreement relate to, among other things:

•	our and our subsidiaries’ organization, good standing and legal power;

•	our and our subsidiaries’ capital structure;

•	our authority to enter into and consummate the transactions contemplated by the Merger Agreement, and the taking of all necessary board action;

•	this proxy statement, filings with the SEC, Sarbanes Oxley Act of 2002 compliance, our financial statements and the absence of undisclosed liabilities;

•	the absence of a “material adverse effect” on eFunds or certain other events since December 31, 2006;

•	litigation;

•	consents and approvals that need to be obtained in connection with the transactions contemplated by the Merger Agreement, and the absence of violations of law or breaches of contract in connection with the transactions contemplated by the Merger Agreement;

•	tax matters;

•	matters relating to our and our subsidiaries’ employee benefit plans;

•	labor and employment matters;

•	environmental matters;

•	affiliate transactions;

•	intellectual property;

•	the inapplicability of any state takeover statutes;

•	title to and ownership of real and personal property;

•	absence of agreements restricting competition;

•	opinions of our financial advisors;

•	brokers;

•	insurance; and

•	material contracts.

A “material adverse effect” on eFunds means any material adverse change in or effect on the business, financial condition, assets, liabilities or results of operations of eFunds and its subsidiaries taken as a whole. However, a “material adverse effect” on eFunds will not be deemed to include changes or effects arising out of or resulting from:

•	a decrease in the market price of shares of eFunds Common Stock (provided that any underlying cause of such decline may be considered in determining whether there may be a material adverse effect);

•	general political, economic or business conditions globally or in the United States or any country or region in which eFunds does business or any changes therein;

•	general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein;

•	changes in general legal, tax or regulatory conditions in the United States or any other countries or regions in which eFunds does business;

•	changes in U.S. generally accepted accounting principles (“U.S. GAAP”) or authoritative interpretations thereof, and changes in applicable law and related rules or regulations;

•	acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of the Merger Agreement);

•	any change or effect generally affecting the industries or business segments in which eFunds operates,

•	any hurricane, earthquake, flood, or other natural disasters or acts of God;

•	the announcement of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees (but not any litigation resulting from such announcement);

•	any action by FIS or any of its affiliates prior to the date of the Merger Agreement; or

•	any action or omission by us at the request or direction of FIS;

provided that any change or effect arising out of or resulting from any of the items listed in the second through eighth bullet above will not be excluded to the extent that such change or effect disproportionately affects us as compared to the majority of persons engaged in the industries in which we operate.

The Merger Agreement also contains various representations and warranties made by FIS and Merger Sub to us that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	the organization, good standing and legal power of FIS and Merger Sub;

•	the formation of Merger Sub solely to engage in transactions contemplated by the Merger Agreement;

•	the authority of FIS and Merger Sub to enter into and consummate the transactions contemplated by the Merger Agreement, including the taking of all necessary board action;

•	consents and approvals that need to be obtained in connection with the transactions contemplated by the Merger Agreement, and the absence of violations of law or breaches of contract in connection with the transactions contemplated by the Merger Agreement;

•	this proxy statement;

•	financing of the transaction;

•	litigation;

•	brokers;

•	lack of ownership of eFunds Common Stock; and

•	solvency of the surviving corporation after the closing of the Merger.

The representations and warranties of each of the parties to the Merger Agreement will expire at the consummation of the Merger.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, we have agreed that, subject to certain exceptions, during the period from June 26, 2007 to the earlier of the date of the termination of the Merger Agreement or the consummation of the Merger:

•	we and our subsidiaries will in all material respects carry on our business in the regular and ordinary course consistent with past practice; and

•	we and our subsidiaries will use our commercially reasonable efforts to preserve intact our current business organization, keep available the services of our current officers and employees, preserve our relationships with customers, suppliers and others having business dealings with us, and maintain appropriate relations and goodwill with governmental entities.

We have also agreed that, between June 26, 2007 and the earlier of the date of the termination of the Merger Agreement or the consummation of the Merger, we and our subsidiaries will not, subject to certain exceptions and without the prior written consent of FIS (which consent may not be unreasonably withheld by FIS as to the matters referred to in the 18th bullet below):

•	declare or pay dividends on, or make any other distributions in respect of, any of our capital stock, or otherwise make any payments to our stockholders in their capacity as such;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any securities in respect of or in substitution for shares of our capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of our capital stock or any other securities or any rights to acquire any such shares or other securities (except for the withholding of shares of eFunds Common Stock in connection with taxes payable in respect of the exercise of Options or the conversion of Restricted Stock Units);

•	(x) issue, dispose of or encumber any shares of our capital stock or equity equivalent or any securities or other rights to acquire, any such shares or other equity equivalent (other than upon the exercise of Options or the conversion of Restricted Stock Units or in connection with eFunds’ Employee Stock Purchase Plan (subject to certain limitations) and except for pledges of the stock of the subsidiaries of eFunds required under the existing terms of eFunds’ credit agreement), (y) waive or modify the terms of any such rights or (z) accelerate the vesting of any Options or Restricted Stock Units (other than acceleration which occurs pursuant to the terms thereof as in effect on June 26, 2007 in connection with the Merger);

•	amend our certificate of incorporation or by-laws or other organizational documents, or alter through merger, consolidation, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of any material subsidiary of eFunds;

•	acquire or agree to acquire, except for purchases of inventory in the ordinary course of business consistent with past practice, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (tangible or intangible) that have a value in excess of $5 million individually or $15 million in the aggregate;

•	sell, lease or otherwise dispose of or encumber, any of our property or assets (tangible or intangible and including intellectual property) that have a value in excess of $5 million individually and $15 million in the aggregate or that are otherwise material to us or any of our subsidiaries, or create any lien (other than by operation of law in the ordinary course of business) of any kind with respect to such property or assets, except sales of obsolete assets or inventory in the ordinary course of business consistent with past practice;

•	except in the ordinary course of business or as required by a change after June 26, 2007 in applicable law, enter into, materially amend or otherwise modify, or unilaterally or prior to the expiration thereof agree to terminate, any material contract, or certain other significant agreements described in the Merger Agreement, or enter into any agreement relating to the management of any material asset or property or any of our or any of our subsidiaries’ businesses (extensions of existing agreements will not constitute material modifications or amendments of such agreements for purposes of the foregoing);

•	(x) except for short-term borrowings incurred in the ordinary course of business consistent with past practice or as required by existing contractual arrangements in certain credit agreements, incur any indebtedness or engage in any other financing arrangements, (y) make any loans, advances or capital contributions to, or investments in, or receive any capital contributions from, any person other than to or in us or any wholly-owned subsidiary and except signing, milestone, progress or other similar bonus payments to customers in connection with the sale of the products of eFunds and its subsidiaries, consistent with past practice, or the creation of accounts payable in the ordinary course of business consistent with past practice, or (z) assume, guarantee, endorse or otherwise become liable or responsible for any obligations of another person (other than eFunds or any of its subsidiaries), enter into any “keep well” or other agreement to maintain the financial condition of another person (other than eFunds or any of its subsidiaries) or cancel or forgive any debts owed to it (except if determined in good faith not to be collectible or consistent with past practice) or waive any rights or claims of material value;

•	except as may be required as a result of a change in law or in U.S. GAAP, change any of the accounting principles or practices used by us;

•	except in the ordinary course of business, settle or compromise any material pending or threatened litigation or claim, other than settlements or compromises requiring payments by us or any of our subsidiaries of no more than $2 million individually and $10 million in the aggregate and the pending settlement of certain litigation in Florida;

•	pay, discharge, settle or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the March 31, 2007 balance sheet included in our financial statements (or described in the notes thereto) or incurred since March 31, 2007 in the ordinary course of business consistent with past practice and except for payments, discharges or satisfactions of no more than $2 million individually and $10 million in the aggregate;

•	(x) increase in any manner the compensation and employee benefits (including severance benefits) of any of our current or former directors, executive officers and other employees or pay any pension or retirement allowance not required by law or any existing plan or agreement to any such employees, (y) become a party to, amend or commit to any employee benefit plan or agreement with or for the benefit of any employee, other than, in the case of clause (x), (A) annual merit adjustments to the compensation of employees who are not executive officers consistent with past practice, (B) increases not exceeding 25% of base salary individually or $250,000 in the aggregate for all individuals in the compensation of employees who are not executive officers or directors made in connection with transfers and promotions in the ordinary course of business consistent with past practice and (C) the establishment of terms of employment (including compensation) of newly hired employees other than executive officers in the ordinary course of business consistent with past practice, and in the case of clause (y), amendments to existing employee benefit plans or employee agreements or employment, severance or change in control agreements required to cause such plans or agreements to not be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to not result in the application of the additional tax thereunder (provided, that any such amendment does not materially expand the benefits to be received thereunder) or (z) except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit; provided, however, that we and any of our subsidiaries may pay cash bonuses and other cash incentive compensation (including sales commissions) in respect of calendar year 2007 to employees, including executive officers, at the times contemplated by their bonus and incentive compensation arrangements as in effect on June 26, 2007 and consistent with past practice;

•	(x) change our material (A) tax accounting policies or practices or (B) tax elections, (y) settle any material audits, examinations or litigation with respect to taxes or (z) waive any restrictions on assessments or collections of material taxes, including any extension of the limitations period other than in a manner consistent with past practice, except, in each case, as may be required by law or U.S. GAAP;

•	change fiscal years;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring or other reorganization of us or any material subsidiary or complete any of the actions that would be contemplated by any such plan, or organize any new subsidiary;

•	enter into any material collective bargaining agreement;

•	make or agree to make any new capital expenditures in excess of 100% of the amounts of such expenditures as reflected in the capital expenditure budgets provided to FIS prior to June 26, 2007, provided, that any such expenditures could be incurred by us without further approval or authorization by our Board of Directors or any committee thereof;

•	dispose of, permit to lapse, waive, release or assign any material rights, or settle any claims, with respect to any material intellectual property where such settlement would reasonably be expected to result in the receipt or expenditure of more than $500,000 by us or any of our subsidiaries;

•	enter into any lease of any real property, except any renewals or replacements of existing leases in the ordinary course consistent with past practice;

•	knowingly waive the benefits of, agree to modify in any material manner, terminate, release any person from or fail to use reasonable best efforts to enforce, if requested by FIS (provided that we will, as promptly as reasonably practicable, notify FIS of any breach of), any confidentiality, standstill or similar contract to which we or any of our subsidiaries is a party, which covers or relates to our business, assets or properties or to which we or any of our subsidiaries is a beneficiary;

•	enter into any contract that purports to limit, curtail or restrict our ability or that of any of our existing or future subsidiaries or affiliates to compete in any geographic area or line of business or limit the persons to whom we or any of our existing or future subsidiaries or affiliates may sell products or services; or

•	authorize, or agree in writing or otherwise to take, any of the foregoing actions.

Stockholder Approval; Proxy Statement

The Merger Agreement requires us to, as promptly reasonably as practicable, duly call a meeting of our stockholders for the purpose of voting upon the Merger. We have agreed that our Board of Directors will recommend to our stockholders the approval of the Merger and the Merger Agreement and include that recommendation in this proxy statement, unless our Board of Directors determines in good faith, after consultation with outside legal counsel, that taking such action would violate its fiduciary duties to stockholders under applicable law. Unless the Merger Agreement is terminated, eFunds is obligated to convene and hold a stockholders meeting even if the recommendations of the Board of Directors have been withdrawn or modified.

We agreed promptly to prepare this proxy statement and file it with the SEC. FIS, Merger Sub and their counsel were given a reasonable opportunity to review and comment on this proxy statement prior to its filing with the SEC. FIS and Merger Sub each has agreed to advise us as promptly as reasonably practicable if at any time prior to the Special Meeting any information provided by it in this proxy statement is or becomes incorrect or incomplete in any material respect and to provide eFunds with the information needed to correct such inaccuracy or omission. FIS and Merger Sub have also agreed to furnish eFunds with such supplemental information as may be necessary in order to cause this proxy statement, insofar as it relates to FIS and its affiliates, to comply with applicable law after the mailing thereof to our stockholders. We have agreed to advise FIS as promptly as reasonably practicable if at any time prior to the Special Meeting information provided by us in this proxy statement is or becomes incorrect or incomplete in any material respect. We have agreed to furnish such supplemental information as may be necessary in order to comply with applicable law after the mailing of this proxy statement to stockholders.

Directors’ and Officers’ Indemnification

FIS has agreed to cause the surviving corporation to establish and maintain, for a period of six years following the consummation of the Merger, provisions in its certificate of incorporation and by-laws concerning the indemnification and exoneration of our former and current officers, directors, employees and agents that are no less favorable to those persons than the provisions of our certificate of incorporation and by-laws in effect on June 26, 2007.

In addition, from and after the consummation of the Merger, subject to certain exceptions, the surviving corporation is required to indemnify, to the fullest extent permitted under Delaware law, each of our present and former directors and officers (for purposes of this section, we refer to each such director or officer, together with such person’s heirs, executors or administrators, as an “indemnified party” and collectively, as the “indemnified parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement actually and reasonably incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with:

•	any acts or omissions occurring or alleged to occur prior to the consummation of the Merger in their capacities as our officers or directors or in their capacity as an officer, director or other fiduciary in any other entity (including as trustee of any eFunds Employee Benefit Plan) if such service was at our request, and

•	the adoption and approval of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or arising out of or pertaining to the transactions contemplated by the Merger Agreement in their capacities as our officers or directors.

For a period of six years after the consummation of the Merger, FIS will cause to be maintained in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by us and our subsidiaries (provided that FIS may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are substantially equivalent to those in effect under the current policies) with respect to matters arising on or before the consummation of the Merger; provided, however, that

•	during the six-year period, FIS will not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 250% of the current annual premium paid by us for our existing coverage; and

•	in lieu of the purchase of such insurance by FIS, we will, at FIS’ option and if reasonably available, prior to the consummation of the Merger, purchase a six-year extended reporting period endorsement under our existing directors’ and officers’ liability insurance coverage.

Notwithstanding the foregoing, FIS may elect in lieu of the foregoing insurance, prior to the consummation of the Merger, to require us to obtain, if reasonably available, and fully pay for a policy (providing coverage for the indemnified parties and such officers) with a claims period of at least six years from the consummation of the Merger from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope no less favorable than our existing policies with respect to matters existing or occurring at or prior to the consummation of the Merger. If such a “tail” policy has been obtained by us prior to the consummation of the Merger, FIS and the surviving corporation will maintain such policy in full force and effect for its full term and will continue to honor our obligations thereunder.

Under the Merger Agreement, FIS has agreed to guarantee the payment and performance by the surviving corporation of, and to cause the surviving corporation to honor, its obligations under the indemnification section of the Merger Agreement. FIS has agreed that it and the surviving corporation will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided in the indemnification section of the Merger Agreement. The rights of each indemnified party under the Merger Agreement are in addition to, and not in limitation of, any other rights such indemnified party may have under the certificate of incorporation and by-laws of eFunds, any other indemnification arrangements, the DGCL or otherwise. The indemnification obligations will survive the consummation of the Merger and will be enforceable by each of the indemnified parties.

Solicitation

We have agreed that after June 26, 2007, and prior to the consummation of the Merger, eFunds and our subsidiaries will not, and will use our reasonable best efforts to cause our and our subsidiaries’, officers, directors, employees, investment bankers, attorneys and other advisors or representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes or could reasonably be expected to lead to an acquisition proposal,

•	enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any information to, any person (other than FIS, Merger Sub and their representatives) with respect to any inquiries regarding, or the making of, an acquisition proposal, or

•	approve or permit us or any of our subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other preliminary or definitive agreement relating to an acquisition proposal.

An “acquisition proposal” means any proposal or offer relating to a merger, acquisition, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner:

•	assets representing 15% or more of our and our subsidiaries’ assets, taken as a whole, or

•	an equity interest in 15% or more of our voting securities or the voting securities of any subsidiaries if such subsidiaries own directly or indirectly 15% or more of the assets referred to above (other than the transactions contemplated by the Merger Agreement.)

We have agreed that we will not release any party from, or waive any provision of, any standstill or confidentiality agreement that we have entered into in connection with any person’s (other than FIS and Merger Sub) consideration of a possible acquisition of us, and we have requested each person who executed a confidentiality agreement prior to June 26, 2007 with us in connection with such person’s consideration of the possible acquisition of us to return or destroy all non public information furnished to them.

Notwithstanding anything to the contrary in the Merger Agreement, prior to the receipt of stockholder approval of the Merger, we may, in response to an unsolicited bona fide acquisition proposal received after June 26, 2007, whether or not from a participant in our publicly announced process of exploring strategic alternatives (a “potential acquiror”), which our Board of Directors determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, is reasonably likely to lead to a superior proposal:

•	furnish information to such potential acquiror, its representatives, advisors, sources of debt or equity financing and not more than one person identified in the acquisition proposal as a potential buyer of any of our assets or businesses from such potential acquiror, pursuant to an executed confidentiality agreement containing terms and provisions no less favorable to us than those contained in the confidentiality agreement between us and FIS, provided that all such information, if written, has previously been provided to FIS or is provided to FIS prior to or substantially concurrently with the time it is provided to such person, and, if oral and material, has previously been provided to FIS or is provided to FIS reasonably promptly (but in no event later than one business day) after such information is provided to such person, and/or

•	engage in discussions and negotiate with such potential acquiror and its representatives, advisors and sources of debt or equity financing;

if, in each case,

•	our Board of Directors has concluded, in good faith and after consultation with its outside legal counsel, that taking such action is required to comply with its fiduciary duties under applicable law, and

•	we have provided FIS with notice of our intent to take any such action prior to taking such action and has complied with certain disclosure rules.

A “superior proposal” means a bona fide acquisition proposal (provided that for purposes of this definition, the references to “15% or more” in the definition of “acquisition proposal” should be deemed replaced with references to “more than 50%,” and the reference to the acquisition or purchase of an equity interest in any of our subsidiaries should be deleted) obtained without violation of the Merger Agreement that our Board of Directors determines in good faith (after consultation with its independent financial advisor):

•	would result in a transaction that would be more favorable, from a financial point of view, to the holders of eFunds Common Stock than the Merger (taking into account the likelihood of consummation, the person making the proposal or offer, the form and amount of consideration offered and all other terms of the proposal or offer, as well as any alterations to the Merger Agreement proposed by FIS in response thereto and any other factors deemed relevant by the Board of Directors), and

•	is not subject to a financing contingency.

We have agreed to notify FIS orally and in writing within one business day after receipt of any acquisition proposal or any inquiry or contact with respect to an acquisition proposal. The written notice must include the material terms of the acquisition proposal or the inquiry or contact and, if in writing, must include a copy of the acquisition proposal or related inquiry or contact, and we have agreed to keep FIS reasonably informed of the status of and any material changes with respect to the acquisition proposal, inquiry or contact and to provide FIS as soon as reasonably practicable (but in no event later than one business day) after receipt thereof with copies of all correspondence and other written material sent or provided to us from any third party in connection therewith. We have agreed to promptly notify FIS upon determination by our Board of Directors that an acquisition proposal is a superior proposal (except as set forth below).

We have agreed not to exercise our right to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a superior proposal until after the third business day following FIS’ receipt of written notice from eFunds advising FIS that the Board of Directors has received a superior proposal, specifying the terms and conditions of the superior proposal and stating that the Board of Directors intends to exercise its right to terminate the Merger Agreement (however, we are not required to provide FIS with more than 24 hours notice of any changes with respect to the terms of an acquisition proposal which we have advised FIS constitutes a superior proposal and any changes to the terms thereof may not delay our right to terminate the Merger Agreement by more than 24 hours after the provision of notice to FIS).

Notwithstanding anything to the contrary in the Merger Agreement, we or our Board of Directors are not prohibited from:

•	taking and disclosing to our stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or

•	making such disclosure to our stockholders which, in the judgment of our Board of Directors after receiving advice of outside counsel, may be required under applicable law.

Access to Information; Confidentiality

We have agreed, subject to restrictions of applicable law (including antitrust laws), to, and to cause each of our subsidiaries to, afford to FIS, its subsidiaries and their respective representatives and financing sources, upon reasonable notice, reasonable access during normal business hours during the period prior to the consummation of the Merger to all their respective properties, facilities, agents, personnel, books, contracts, commitments and records, and, during such period, we have agreed to, and to cause each of our subsidiaries to, furnish reasonably promptly to FIS:

•	a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, and

•	all other information concerning our business, properties and personnel as FIS may reasonably request.

However, we have agreed only to provide such investigation or access if it will not unreasonably disrupt our operations. Further, we may withhold any information to the extent that giving such information would reasonably be expected to eliminate or waive attorney/client or attorney work product privilege or would violate any confidentiality agreement or non-disclosure obligations in any of our agreements (provided, that we will use reasonable best efforts to obtain a waiver thereof if FIS so requests).

Reasonable Best Efforts; Notification

Each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including

•	identifying and obtaining all necessary actions, waivers, consents and approvals from governmental entities and making all necessary registrations (including filings with governmental entities, if any) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity,

•	obtaining all necessary consents, approvals and waivers from third parties,

•	with certain exceptions, defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Merger, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and

•	executing and delivering any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement.

We and our subsidiaries are not obligated to prepay or redeem any debt, amend or waive the provisions of any contract, or to pay any consent or similar fees or payments, or divest any assets or enter into commitments regarding the conduct of its business or licensing of technology or know-how, in each case unless such action is conditioned upon the consummation of the Merger.

FIS and we have agreed to promptly make (and cooperate with each other in making) all necessary registrations, filings and submissions with respect to the Merger Agreement and the Merger required under (1) any applicable Federal or state securities laws, (2) any applicable competition, antitrust or investment laws of jurisdictions other than the United States and (3) any other applicable law.

FIS and we have agreed to:

•	respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental entity in connection with antitrust matters;

•	not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other party;

•	promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and, subject to applicable law, permit the other party and its outside counsel to review in advance any proposed written communication to any of the foregoing;

•	not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning the Merger Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat, in each case to the extent reasonably practicable; and

•	furnish as promptly as reasonably practicable the other party with copies of all correspondence, filings, and written communications (and a reasonable explanation of the substance of oral communications) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to the Merger Agreement and the Merger.

If any objections are asserted with respect to the transactions contemplated by the Merger Agreement under any antitrust law, or if any suit or proceeding is instituted or threatened by any governmental entity or any private party challenging any of the transactions contemplated by the Merger Agreement as violative of any antitrust law, the parties have agreed to use their reasonable best efforts promptly to resolve any such objections. If FIS requests, we have agreed to divest, hold separate or otherwise take or commit to take any action that limits our freedom of action with respect to, or our ability to retain, any of our or our subsidiaries’ businesses, services or assets, provided that any such action may be conditioned upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

FIS has agreed that it will not be required to make any such request, nor will FIS be required to agree to any prohibition, condition, limitation or other requirement that:

•	prohibits or materially limits the ownership, operation or control by us, our subsidiaries, the surviving corporation or FIS or any of their affiliates of any material portion of the business, operations or assets of ours, our subsidiaries, the surviving corporation, FIS or any of their affiliates, or compels us, our subsidiaries, the surviving corporation, FIS or any of their affiliates to dispose of or hold separate any material portion of their business or assets as a result of the Merger,

•	seeks to impose limitations on the ability of FIS to acquire, hold, or exercise full rights of direct or indirect ownership of the surviving corporation or any of eFunds’ material subsidiaries, including the right to vote the capital stock of the surviving corporation on all matters properly presented to the stockholders of the surviving corporation and to declare or pay dividends on any capital stock of the surviving corporation and eFunds’ subsidiaries,

•	would, individually or in the aggregate, reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of FIS and its subsidiaries (other than eFunds and its subsidiaries after the consummation of the Merger), taken as a whole, with materiality for purposes of the foregoing being measured in relation to the size and scale of the operations of eFunds and its subsidiaries taken as a whole, or

•	would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on our and our subsidiaries’ business, financial condition, assets, liabilities or results of operations, taken as a whole (each of this and the three bullets above, a “Substantial Burden”).

Each party has agreed to give notice as promptly as reasonably practicable to the other parties of:

•	the occurrence or non-occurrence of any event which would be likely to cause (A) any representation or warranty contained in the Merger Agreement made by it (and in the case of FIS, made by Merger Sub) to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in the Merger Agreement not to be complied with or satisfied by it (and in the case of FIS, by Merger Sub) in any material respect;

•	any written notice or other communication from any governmental entity in connection with the Merger; and

•	in our case, any change or development that is reasonably likely to have a material adverse effect or materially impair or delay our ability to consummate the Merger or, in the case of FIS and Merger Sub, any change or development that is reasonably likely to materially impair or delay the ability of FIS or Merger Sub to consummate the Merger.

Benefit Plans

FIS has agreed, for the period beginning on the consummation of the Merger through December 31, 2007, to cause the surviving corporation to:

•	maintain the base salary or base wages of our and our subsidiaries’ employees and the employee benefit plans (other than equity-based plans) in effect on the date of the Merger Agreement,

•	provide compensation and employee benefits (other than equity-based plans) to each current employee of eFunds and its subsidiaries that are not materially less favorable in the aggregate to such employees than those benefits in effect for such employees on the date of the Merger Agreement, or

•	provide to such employees compensation and employee benefits that, as determined by FIS, are not materially less favorable in the aggregate than those in effect for similarly situated employees of FIS and its subsidiaries.

FIS has agreed, from and after the consummation of the Merger, to cause the surviving corporation to honor in accordance with their respective terms (as in effect on the date of the Merger Agreement), all eFunds’ employment, severance, change in control, retention, transition and termination agreements, plans and policies, including any change in control provisions contained therein, subject to the right of FIS and the surviving corporation to modify or terminate such agreements, plans and policies in accordance with their terms. FIS has also agreed to cause the surviving corporation to assume the obligations of eFunds under all existing indemnification agreements between eFunds and its directors, officers and employees that survive the Merger in accordance with their terms.

FIS and we have agreed that:

•	following the consummation of the Merger, the Identified Executives may terminate their employment with us and such termination will be deemed to have been following a “change of control” and for “good reason” (as such terms are defined in the executives’ change in control or employment agreements with us),

•	upon such termination of employment, such executives will be entitled to receive the severance pay and other payments to which they are entitled under their contracts upon a termination of employment following a “change of control” for “good reason”, and

•	any such severance pay and other payments to which such executives are entitled will be paid in accordance with the terms of the relevant agreement.

FIS has agreed that to the extent that our and our subsidiaries’ employees become eligible to participate in any employee benefit plan, program or arrangement maintained by FIS or any of its subsidiaries (including any severance plan), then for purposes of eligibility to participate and vesting, service with us or any of our subsidiaries (including service with Deluxe Corporation or any of its subsidiaries) prior to the consummation of the Merger will be treated as service with FIS or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or such service would not be counted under the terms of the applicable plan for similarly situated employees of FIS. In addition, all such plans which are welfare benefit plans will waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of such employees to the extent such conditions, exclusions and waiting periods were satisfied or waived under the applicable eFunds welfare benefit plan and will provide that any expenses, co-payments, and deductibles paid or incurred during the applicable plan year on or before the consummation of the Merger by or on behalf of any such employees will be taken into account under applicable FIS benefit plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

We have agreed that from and after June 26, 2007, no future offering periods will be commenced under our Employee Stock Purchase Plan and we will terminate the Employee Stock Purchase Plan immediately prior to the consummation of the Merger. With respect to the offering period in progress as of June 26, 2007, no new participants will be permitted to commence participation in the plan, no current participant will be permitted to increase his or her contributions to the plan, and, at the earlier of the conclusion of the offering period and immediately prior to the consummation of the Merger, accumulated contributions will be applied to the purchase of eFunds Common Stock in accordance with the plan’s terms (and such eFunds Common Stock will be converted into the Merger Consideration in the Merger).

Fees and Expenses

All fees and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that those fees and expenses incurred in connection with printing and filing this proxy statement (but not the preparation thereof) will be shared equally by FIS and eFunds.

We have agreed to pay FIS a fee equal to $55 million and reimburse FIS for FIS’ documented out-of-pocket expenses paid or payable to any third party in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including all attorneys’, accountants’ and investment bankers’ fees and expenses), which may not exceed $5 million, if the Merger Agreement is terminated:

•	by FIS (in which case, the termination fee will be payable within two business days after such termination) because:

•	prior to the receipt of stockholder approval of the Merger Agreement and the Merger, our Board of Directors withdraws or materially modifies in a manner adverse to FIS its approval or recommendation of the Merger Agreement or the Merger or fails to recommend to eFunds stockholders that they approve and adopt the Merger Agreement and the Merger or fails to include such recommendation in this proxy statement; or

•	a tender offer or exchange offer for 15% or more of our outstanding shares of stock is proposed or commenced, and the Board of Directors redeems any rights issued under the Rights Agreement, declares such tender offer or exchange offer a permitted offer under the Rights Agreement, amends the Rights Agreement to permit such offer to go forward, or takes any other action the effect of which is to cause the Rights Agreement not to apply to such offer or, for any other reason, the Rights Agreement is or becomes inapplicable to such offer.

•	by us (in which case, the termination fee will be payable at the time of termination) in order to concurrently enter into a definitive agreement for a superior proposal.

In addition, if the Merger Agreement is terminated:

•	by FIS because we breach or fail to perform any of our representations, warranties or covenants contained in the Merger Agreement, in any case, as a result of which certain closing conditions would not be satisfied prior to or as of February 15, 2008, or

•	by either FIS or us because the consummation of the Merger does not occur by February 15, 2008, or because at a duly held meeting (including any adjournment or postponement thereof) to obtain the stockholder approval in accordance with the Merger Agreement, the stockholder approval is not obtained, and, in either case, the event giving rise to the right to terminate occurred at a time when an acquisition proposal had been made and not withdrawn, then FIS shall be entitled to reimbursement of its out-of-pocket expenses up to $5 million and if, within 12 months after such termination either we or a subsidiary have entered into a definitive agreement relating to an acquisition proposal or a transaction contemplated by an acquisition proposal has been consummated, then FIS will also be entitled to be paid the $55 million termination fee (in which case, the termination fee will be payable within two business days after such event). For these purposes, acquisition proposal has the same meaning as acquisition proposal above except that the reference to 15% of the assets should be deemed a reference to 30%, the reference to 15% with respect to acquisitions of voting securities should be deemed a reference to 50% and the reference to 15% with respect to the ownership of assets should be deemed a reference to 30%.

In all cases, expenses are payable on demand following the termination of the agreement.

Public Announcements

FIS and Sub, on the one hand, and we, on the other hand, have agreed to use reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by the Merger Agreement and, unless it has made reasonable efforts to do the foregoing, to not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Merger Sub

FIS has agreed that it will take all action necessary to cause Merger Sub to perform its obligations under the Merger Agreement to consummate the Merger on the terms and conditions set forth in the Merger Agreement and to ensure that, prior to the consummation of the Merger, Merger Sub does not conduct any business or make any investments other than as specifically contemplated by the Merger Agreement.

Transfer Taxes

FIS and we have agreed to cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable by us, FIS or Merger Sub in connection with the transactions contemplated by the Merger Agreement. We have agreed to pay all such taxes and such taxes will not be a liability of any holder of eFunds Common Stock.

State Takeover Statute

FIS, eFunds and their respective boards of directors have agreed (i) to take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement or the transactions provided for in the Merger Agreement and (ii) if any state takeover statute or similar statute becomes applicable to the Merger Agreement or the transactions contemplated by the Merger Agreement, to take all reasonable action necessary to ensure that the transactions provided for in the Merger Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger Agreement or the transactions provided for in the Merger Agreement.

Listing

FIS has agreed that prior to the consummation of the Merger, to the extent required under the applicable listing agreement, it will file with the NYSE a Notification Form for Listing of Additional Shares with respect to the shares of FIS Common Stock issuable upon exercise of the Assumed Options and Assumed RSUs. FIS has also agreed to file as promptly as reasonably practicable after the consummation of the Merger a Registration Statement on Form S-8 to register the shares of FIS Common Stock subject to Assumed Options and Assumed RSUs to the extent permitted by Federal securities laws. FIS must reserve adequate shares of FIS Common Stock for issuance upon the exercise of such Assumed Options and Assumed RSUs.

Stockholder Litigation

We have agreed to give FIS the opportunity to participate, at FIS’ expense, in the defense or settlement of any stockholder litigation that may be brought against us or our directors and any other lawsuit or proceeding, whether judicial or administrative, relating to or challenging the Merger Agreement or the transactions contemplated thereby. We have also agreed not to settle or offer to settle any litigation or other legal proceeding against us or any of our directors or executive officers by any of our stockholders or otherwise, relating to the Merger Agreement or the Merger without the prior written consent of FIS.

Financing

We and our subsidiaries have agreed to provide reasonable cooperation in connection with the arrangement of any financing sought by the FIS in connection with the Merger as may be reasonably requested by the FIS by:

•	making our, and our subsidiaries’, respective officers reasonably available upon reasonable prior notice to participants or potential participants in the syndication of the financing,

•	providing or making available information concerning us, our business, properties and financial condition in our possession as may reasonably be requested, and

•	providing reasonable assistance, if requested by FIS, in seeking to modify, effective no sooner than the closing of the Merger, the terms of our $100 million of 5.39% Senior Guaranteed Notes and related documentation.

We have also agreed to make any reasonable representations and warranties customary in commercial bank financings to, and enter into any reasonable covenants for the benefit of, third parties providing or arranging any financing, in each case effective as of the closing date of the Merger. We and our subsidiaries will not be required to pay any commitment or similar fee, enter into any binding commitment or incur any liability in connection with the financing, or seeking to modify our $100 million of 5.39% Senior Guaranteed Notes, prior to the closing of the Merger, except to the extent FIS has provided us with indemnification. FIS has agreed to reimburse us and our subsidiaries for all reasonable out-of-pocket costs incurred by us or our subsidiaries in connection with such cooperation and to indemnify us, our subsidiaries, and our respective representatives against any and all losses incurred by any of us in connection with the arrangement of the financing and the performance of our obligations under this paragraph.

Conditions Precedent

The obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following conditions:

•	Stockholder Approval. The Merger Agreement and the Merger must have been adopted by the requisite vote of the holders of shares of eFunds Common Stock in accordance with the DGCL.

•	No Injunctions or Restraints. No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity or other legal restraint or prohibition preventing the consummation of the Merger (collectively, “Prohibition”) shall be in effect, but only if such Prohibition is from certain governmental entities or is a Prohibition the violation of which, individually or in the aggregate, would reasonably be expected to result in a Substantial Burden or would reasonably be expected to subject FIS or any of its subsidiaries (including the surviving corporation and any of its subsidiaries) or any director, officer or employee of any of them to criminal liability.

•	HSR Approval. The waiting period under the HSR Act applicable to the Merger must have expired or terminated.

•	Governmental Consents. All consents and registrations required to be obtained from or made with certain governmental entities (other than with respect to U.S. state debt collection licenses) must have been obtained or made, and any conditions imposed in connection with any of the foregoing must not, individually or in the aggregate, result in a Substantial Burden and all other consents and registrations required to have been obtained from or made to any other governmental entity must have been so obtained or made, and any conditions imposed in connection with any of the foregoing must not, individually or in the aggregate, result in a Substantial Burden, except where the failure to have so obtained or made such consent or registration would not, individually or in the aggregate, reasonably be expected to result in a Substantial Burden or reasonably be expected to subject FIS or any of its subsidiaries (including the surviving corporation and any of its subsidiaries) or any director, officer or employee of any of them to criminal liability.

The obligation of FIS and Merger Sub to effect the Merger is subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following additional conditions:

•	Representations and Warranties. Our representations and warranties set forth in the Merger Agreement relating to our capital stock must be true and correct in all respects on the date of the Merger Agreement and at the closing of the Merger (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty must be true and correct in all respects as of that date), other than any de minimis inaccuracies, and our other representations and warranties set forth in the Merger Agreement must be true and correct (without giving effect to any limitation as to “knowledge,” “materiality” or “material adverse effect” set forth therein) on the date of the Merger Agreement and at the closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty must be true and correct as of that date), except where the failure of the representations and warranties referred to in this clause to so be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a material adverse effect. FIS must have received a certificate to that effect signed on our behalf by one of our executive officers.

•	Performance of Obligations. We must have performed in all material respects all obligations required to be performed by us under the Merger Agreement at or prior to the closing of the Merger, and FIS must have received a certificate signed on our behalf by our Chief Financial Officer or Chief Executive Officer to that effect.

•	No Material Adverse Effect. Since December 31, 2006, there must not have been any event, occurrence or development which, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect.

Our obligation to effect the Merger is subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following additional conditions:

•	Representations and Warranties. The representations and warranties of FIS and Merger Sub set forth in the Merger Agreement must be true and correct (without giving effect to any limitation as to “knowledge” or “materiality”) on the date of the Merger Agreement and at the closing of the Merger (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty must be true and correct as of that date), except where the failure of such representations and warranties to so be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of FIS or Merger Sub to consummate the Merger and the other material transactions contemplated by the Merger Agreement. We must have received a certificate signed on behalf of FIS and Merger Sub by an executive officer of each of FIS and Merger Sub to such effect.

•	Performance of Obligations. FIS and Merger Sub must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to closing of the Merger, and we must have received a certificate signed on behalf of FIS and Merger Sub by an executive officer of each of FIS and Merger Sub to such effect.

•	Merger Consideration. FIS must have delivered to the Paying Agent the aggregate Merger Consideration, as required by the Merger Agreement.

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Merger:

•	by mutual written consent of FIS and eFunds;

•	by either FIS or eFunds;

•	if the consummation of the Merger has not occurred on or before February 15, 2008; provided, however, that such right to terminate the Merger Agreement is not available to any party whose willful and material breach of the Merger Agreement has been the cause of, or resulted in, the failure of the consummation of the Merger to occur on or before February 15, 2008;

•	if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action has become final and nonappealable such that it would result in a failure to satisfy the closing condition relating to “— Conditions Precedent — No Injunctions or Restraints” described above, provided that such right to terminate the Merger Agreement is not available to any party which has not used its commercially reasonable best efforts to cause such order, decree, or ruling to be lifted or otherwise taken action necessary to comply with the obligations described under “— Reasonable Best Efforts; Notification” above; or

•	if, upon a vote at a duly held meeting (including any adjournment or postponement thereof) to obtain the stockholder approval of the Merger in accordance with the Merger Agreement, the stockholder approval is not obtained;

•	by FIS;

•	if we breach or fail to perform any of our representations, warranties or covenants contained in the Merger Agreement, in any case, as a result of which a closing condition relating to FIS’ and Merger Sub’s obligation to consummate the Merger would not be satisfied prior to or as of February 15, 2008 and, in any such case, such breach (if curable) has not been cured within 30 days after notice to eFunds (provided that FIS is not then in material breach of any of the representations, warranties or covenants contained in the Merger Agreement);

•	if our Board of Directors withdraws or materially modifies in a manner adverse to FIS or Merger Sub its approval or recommendation of the Merger Agreement or the Merger or fails to recommend to our stockholders that they adopt the Merger Agreement and approve the Merger or to include such recommendation in this proxy statement; or

•	if a tender offer or exchange offer for 15% or more of the outstanding shares of stock of eFunds is proposed or commenced, and our Board of Directors either redeems rights issued under the Rights Agreement or declares such tender or exchange offer a permitted offer under the Rights Agreement, or amends the Rights Agreement to permit such offer to go forward, or takes any other action the effect of which is to cause the Rights Agreement not to apply to such offer, or, for any other reason, the Rights Agreement is or becomes inapplicable to such offer;

•	by eFunds, if FIS or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, in any case, as a result of which the conditions to FIS and Merger Sub’s obligation to consummate the Merger would not be satisfied prior to or as of February 15, 2008 and, in any such case, such breach (if curable) has not been cured within 30 days after notice to FIS (provided that eFunds is not then in material breach of any of its representations, warranties or covenants contained in the Merger Agreement); or

•	by eFunds in order to concurrently enter into a definitive agreement for a superior proposal received by it, if;

•	in light of such superior proposal, the Board of Directors determined in good faith by resolution duly adopted, after consultation with outside counsel, that it is necessary for the Board of Directors to withdraw, amend or modify its approval or recommendation of the Merger Agreement or the Merger in order to comply with its fiduciary duties to the stockholders of eFunds under applicable law;

•	taking into account any revised proposal made by FIS following receipt of the notice required by the Merger Agreement, such superior proposal remains a superior proposal and the Board of Directors has again made the determination referred to in preceding bullet; and

•	eFunds, concurrently with or prior to any termination, pays FIS the termination fee.

Amendment, Extension and Waiver

The Merger Agreement may be amended by the parties thereto at any time before or after receipt of the stockholder approval; provided, however, that, after receipt of the stockholder approval, no amendment may be made that by law requires further approval by the stockholders of eFunds without the further approval of such stockholders; and provided, further, that, after the Merger Agreement is adopted by eFunds’ stockholders, no such amendment or modification will be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of eFunds’ stockholders under the Merger Agreement, without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

At any time prior to the consummation of the Merger, the parties thereto may:

•	extend the time for the performance of any of the obligations or other acts of the other parties,

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or

•	subject to restrictions on amendment described above, waive compliance with any of the agreements or conditions contained in the Merger Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective).

Specific Performance

The parties to the Merger Agreement have agreed that irreparable damage would occur in the event that any provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties to the Merger Agreement have agreed that each party to the Merger Agreement would be entitled to an injunction to prevent breaches of the Merger Agreement. This right is in addition to any other remedy available to the parties to the Merger Agreement to which they are entitled at law or in equity.

MARKET PRICE OF eFUNDS COMMON STOCK

eFunds Common Stock is traded on the NYSE under the symbol “EFD.” The following table sets forth the high and low sales prices per share of eFunds Common Stock on the NYSE for the periods indicated.

Market Information

	Common Stock
	High	Low

Fiscal Year Ended December 31, 2004
1st Quarter	$18.75	$15.11
2nd Quarter	$17.78	$15.09
3rd Quarter	$18.85	$14.35
4th Quarter	$24.40	$18.29
Fiscal Year Ended December 31, 2005
1st Quarter	$24.25	$20.77
2nd Quarter	$22.88	$17.10
3rd Quarter	$20.72	$17.75
4th Quarter	$24.10	$18.60
Fiscal Year Ended December 31, 2006
1st Quarter	$27.47	$22.36
2nd Quarter	$26.98	$19.58
3rd Quarter	$24.85	$19.00
4th Quarter	$28.49	$23.38
Fiscal Year Ending December 31, 2007
1st Quarter	$28.00	$22.88
2nd Quarter	$36.37	$26.74
3rd Quarter (through August 9, 2007)	$36.67	$34.91

The closing sale price of eFunds Common Stock on the NYSE on May 8, 2007, which was the last trading day before we publicly announced our intent to explore strategic alternatives, was $28.49 per share. The closing sale price of eFunds Common Stock on the NYSE on June 25, 2007, which was the last full trading day before our Board of Directors met to consider approval of the Merger and the Merger Agreement, was $34.61 per share. On August 9, 2007, the last trading day before the date of this proxy statement, the closing price for eFunds Common Stock on the NYSE was $35.96. You are encouraged to obtain current market quotations for eFunds Common Stock in connection with voting your shares.

As of August 9, 2007, the last trading day before the date of this proxy statement, there were 7,709 registered holders of eFunds Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of eFunds Common Stock as of July 16, 2007 (except as otherwise noted), for: (a) each beneficial holder of more than five percent of our voting securities; (b) each current director of eFunds; (c) the principal executive officer, principal financial officer and the three most highly compensated executive officers of eFunds for 2006, as determined in accordance with Item 402(a)(3) of Regulation S-K under the Securities Act; and (d) the directors and executive officers of eFunds, as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In the table below, Restricted Stock Units that will vest and Options that are exercisable or will become exercisable for shares of eFunds Common Stock within 60 days of July 16, 2007 (but not including any Restricted Stock Units that would vest or Options that would become exercisable on an accelerated basis in connection with the Merger), if any, are deemed to be outstanding and to be beneficially owned by the person holding the Options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Shares of
	Common
	Stock	Percentage of
	Beneficially	Outstanding
Name of Beneficial Owner	Owned	Common Stock(1)

5% Stockholders:
Eminence Capital(2)	3,678,800	7.74%
Royce & Associates, LLC(3)	3,334,475	7.01%
Scoggin Capital Management, L.P. II(4)	3,245,400	6.82%
Westfield Capital Management Company, LLC(5)	2,745,100	5.77%
Harris Associates L.P.(6)	2,515,800	5.29%
Current Directors:
Richard J. Almeida(7)	27,581	*
John J. (Jack) Boyle III(8)	51,026	*
Angel Cabrera(9)	2,152	*
Janet M. Clarke(10)	41,253	*
Richard J. Lehmann(11)	20,426	*
Robert C. Nakasone(12)	31,481	*
Hatim A. Tyabji(13)	20,769	*
Paul F. Walsh(14)	700,285	1.45%
Other Named Executive Officers:
Kathleen Flanagan(15)	3,101	*
George W. Gresham(16)	89,217	*
Gary L. Palmer(17)	36,309	*
Clyde L. Thomas(18)	139,652	*
All Directors and Executive Officers as a Group (17 persons)(19)	1,470,693	3.01%

*	The percentage of shares of eFunds Common Stock beneficially owned does not exceed one percent (1%) of the outstanding shares of eFunds Common Stock

(1)	There were 47,552,840 shares of eFunds Common Stock outstanding on July 16, 2007.

(2)	The information is based solely on a Schedule 13G, dated February 14, 2007, filed with the SEC by Ricky C. Sandler as a managing member of Eminence Capital, LLC (“Eminence”) and Eminence GP, LLC (“Eminence GP”), and Eminence GP, for itself and as general partner of Eminence Partners, LP, Eminence Partners II LP, Eminence Long Alpha, LP and Eminence Leveraged Long Alpha, LP (collectively, the “Partnerships”). Eminence GP has shared voting power and shared dispositive power with respect to 2,349,280 shares of

eFunds Common Stock owned by the Partnerships and any shares owned by Eminence Long Alpha Master Fund, Ltd., Eminence Leveraged Long Alpha Master Fund Ltd. and Eminence Fund, Ltd. (the “Offshore Master Funds”). Eminence has shared voting and dispositive power with respect to an aggregate of 3,678,800 shares owned by the Partnerships and the Offshore Master Funds. Mr. Sandler serves as the managing member of Eminence GP and the investment manager and may be deemed to have shared voting and dispositive power with respect to the shares of eFunds Common Stock beneficially owned by these entities. Eminence’s address is 65 East 55th Street, 25th Floor, New York, New York 10022.

(3)	The information is based solely on a Schedule 13G/A, dated June 7, 2007, filed with the SEC by Royce & Associates, LLC, an investment advisor (“Royce”). Royce has sole power to vote or direct the vote of and sole power to dispose or direct the disposition of the shares indicated. Royce’s address is 1414 Avenue of the Americas, New York, New York 10019.

(4)	The information is based solely on a Schedule 13G, dated June 6, 2007, filed with the SEC by Scoggin Capital Management, L.P. II (“Scoggin”), Scoggin International Fund, Ltd., Scoggin Worldwide Fund, Ltd., Scoggin, LLC, Craig Effron, and Curtis Schenker filing as a group. Scoggin, Inc. is the general partner of S&E Partners, L.P. which in turn is the general partner of Scoggin. Messrs. Effron and Schenker are the stockholders of Scoggin, Inc. and the managing members of Scoggin, LLC, which in turn is the investment advisor of Scoggin International Fund, Ltd. and Scoggin Worldwide Fund, Ltd. The Schedule 13G states that: Scoggin has sole voting and dispositive power over 1,250,000 shares; Scoggin International Fund, Ltd. has sole voting and dispositive power over 1,375,400 shares; Scoggin Worldwide Fund, Ltd. has sole voting and dispositive power over 250,000 shares; Scoggin, LLC has sole voting and dispositive power over 1,625,400 shares and shared voting and dispositive power over 370,000 shares; and Messrs. Effron and Schenker have shared voting and dispositive power over 3,245,400 shares. Scoggin’s address is 790 Madison Avenue, Suite 708, New York, New York 10021.

(5)	The information is based solely on a Schedule 13G, dated February 14, 2007, filed with the SEC by Westfield Capital Management Company LLC, an investment advisor (“Westfield Capital”). Westfield Capital has sole power to vote or direct the voting of 2,366,950 of the shares shown and sole power to dispose or direct the disposition of all of the shares indicated. The shares shown are owned of record by mutual funds and other accounts managed by Westfield Capital. Westfield Capital’s address is 1 Financial Center, Boston, Massachusetts 02111.

(6)	The information is based solely on a Schedule 13G, dated March 13, 2007, filed with the SEC by Harris Associates L.P. (“Harris”) and its general partner, Harris Associates Inc. Harris serves as an investment advisor to Harris Associates Investment Trust (the “Trust”). Various officers and directors of Harris are also officers and trustees of the Trust, which beneficially owns 1,980,100 shares. Although Harris does not consider the Trust to be controlled by its officers and directors, Harris, because of its power to manage the Trust’s investments, has shared voting and dispositive power over the shares owned by the Trust. Harris also has an additional 535,700 shares owned by clients to whom it renders financial advice and the sole power to dispose or direct the disposition of those shares. Harris’ address is Two North La Salle Street, Suite 500, Chicago IL 60602.

(7)	Includes 9,916 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 13,295 Restricted Stock Units received under our Non-Employee Directors Deferred Compensation Plan (the “Director Plan”).

(8)	Includes 39,649 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 4,507 Restricted Stock Units received under the Director Plan.

(9)	Amount shown includes 1,000 shares held by the Cabrera Revocable Trust and 1,152 Restricted Stock Units received under the Director Plan.

(10)	Includes 35,803 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 3,580 Restricted Stock Units received under the Director Plan.

(11)	Includes 9,600 shares held by the Richard J. and Sally S. Lehmann Revocable Trust, 3,499 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 8,310 Restricted Stock Units received under the Director Plan.

(12)	Includes 22,111 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 2,100 shares owned by Nakgrat LLC. Mr. Nakasone acts as the sole member and manager of Nakgrat LLC.

(13)	Includes 7,099 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(14)	Includes 661,692 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Mr. Walsh is also the Chief Executive Officer of eFunds.

(15)	Amount shown is derived from records maintained by our transfer agent and the administrator of our equity-based plans, as Ms. Flanagan left the further employ of eFunds in December 2006.

(16)	Includes 81,999 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(17)	Includes 20,000 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 7,000 shares owned by a limited partnership whose general partner is owned by Mr. Palmer.

(18)	Includes 124,166 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(19)	Includes 1,291,801 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 30,844 Restricted Stock Units received under the Director Plan and an aggregate of 19,700 shares owned by the partnership, trusts and limited liability companies described in footnotes (9), (11), (12) and (17).

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

If the Merger is consummated, dissenting stockholders who follow the procedures specified in Section 262 of the Delaware General Corporation Law (“Section 262”) within the appropriate time periods will be entitled to have their shares appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to our stockholders concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the Effective Time of the Merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the Special Meeting. Stockholders electing to exercise their appraisal rights must also not vote “FOR” the Merger. A proxy or vote against the Merger or a failure to vote for the adoption of the Merger Agreement alone will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the fiduciary. If the shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to us at our address at Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251, Attention: Investor Relations. The written demand for appraisal should specify the stockholder’s name, and that the stockholder is demanding appraisal of his, her or its shares. Within ten days after the Effective Time of the Merger, we must provide notice of the Effective Time of the Merger to all of our stockholders who have complied with Section 262 and have not voted for the Merger.

Within 120 days after the Effective Time of the Merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from eFunds a statement listing the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. eFunds, as the surviving corporation in the Merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the Effective Time of the Merger, either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares owned by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made. Accordingly, it is the obligation of any company stockholders seeking appraisal to initiate all necessary action to effect the appraisal rights in respect of shares of eFunds Common Stock within the time prescribed by Section 262.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs for such notices. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger — Material United States Federal Income Tax Consequences” beginning on page 39.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time of the Merger.

At any time within 60 days after the Effective Time of the Merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the Effective Time of the Merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures of Section 262 of the Delaware General Corporation Law (as reproduced in Annex D to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. Requests for additional copies of this proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to eFunds Corporation, Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251, Attention: Investor Relations, telephone: (480) 629-7700. In addition, stockholders who share a single address but receive multiple copies of this proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of our stockholders by submitting their proposals to us in a timely manner.

eFunds will hold an annual meeting in the year 2008 only if the Merger has not already been completed. For any stockholder proposal, including director nominations, to be eligible for inclusion in our proxy statement for the 2008 annual meeting of stockholders, we must receive your proposal at our headquarters at Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251 by December 21, 2007. All stockholder proposals of this nature must comply with our bylaws and Rule 14a-8 under the Exchange Act. In addition, a stockholder proposal not included in our proxy statement for the 2008 annual meeting may not be presented in any manner at the meeting unless the stockholder wishing to make such proposal follows certain specific notice or procedures set forth in the our bylaws, including delivering notice of such proposal in writing to the Secretary of eFunds at the address indicated on the cover page of this proxy statement no later than December 21, 2007. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

eFunds files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov or at eFunds’ website at http://www.eFunds.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at:

20 Broad Street
New York, NY 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at eFunds Corporation, Portales Center II, 4900 N. Scottsdale Road, Suite 1000, Scottsdale, Arizona 85251, Attention: Investor Relations, telephone number (480) 629-7607, or to our proxy solicitor, Georgeson Inc. toll-free at (888) 605-8306. If you would like to request documents, please do so by August 31, 2007 in order to receive them before the Special Meeting.

eFunds has not authorized any other person to give any information or to make any representations that are different from, or in addition to, the information contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 10, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Execution Copy

AGREEMENT AND PLAN

OF MERGER

DATED AS OF

June 26, 2007

AMONG

FIDELITY NATIONAL INFORMATION SERVICES, INC.,

AGAMEMNON MERGER CORP.

AND

eFUNDS CORPORATION

A-i

A-ii

INDEX OF DEFINED TERMS

Acquiring Person	Section 3.15(b)
Acquisition Proposal	Section 6.3(a)
Affiliate	Section 3.13
Agreement	Preamble
Antitrust Division	Section 6.5(a)
Assumed Option	Section 2.6(a)
Assumed RSU	Section 2.6(b)
Book Entry Shares	Section 2.1(b)
Certificates	Section 2.1(b)
Closing	Section 2.7
Closing Date	Section 2.7
Common Stock	Section 2.1(a)
Company	Preamble
Company Financial Advisors	Section 3.18
Company Financial Statements	Section 3.5(a)
Company Permits	Section 3.9
Company SEC Documents	Section 3.5(a)
Company Stock Plan	Section 2.6(a)
Consent	Section 3.4(b)
Contract	Section 3.4(b)
control	Section 3.13
DGCL	Section 1.1
Dissenting Company Shares	Section 2.3
Distribution Date	Section 3.15(b)
Effective Time	Section 1.2
Employee Benefit Plans	Section 3.11(a)
Environmental Law	Section 3.12(b)
Equity Exchange Number	Section 2.6(a)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 3.11(a)
Exchange Act	Section 3.4(b)
Exchange Fund	Section 2.2(b)
Expenses	Section 6.7(d)
Fairness Opinions	Section 3.18
Financing	Section 6.14
FTC	Section 6.5(a)
Governmental Entity	Section 3.4(b)
Hazardous Substance	Section 3.12(c)
HSR Act	Section 3.4(b)
Indemnified Parties	Section 6.2(b)
Indemnified Party	Section 6.2(b)
IP Rights	Section 3.14(k)
IRS	Section 3.10(a)
License-In Agreements	Section 3.14(e)

A-iii

Liens	Section 3.4(b)
Material Adverse Effect	Section 3.1
Material Contract	Section 3.21(a)
Material Employment Agreement	Section 3.11(a)
Merger	Recitals
Merger Consideration	Section 2.1(b)
New Contract	Section 3.21(b)
Notes	Section 6.14
Option	Section 2.6(a)
Owned IP Rights	Section 3.14(a)
Parent	Preamble
Parent Stock	Section 2.6(a)
Participants	Section 6.14
Paying Agent	Section 2.2(a)
Person	Section 9.13
Potential Acquiror	Section 6.3(b)
Prohibition	Section 7.1(b)
Proxy Statement	Section 3.6
Registration	Section 3.4(b)
Representatives	Section 6.3(a)
Restricted Stock Unit	Section 2.6(b)
Rights Agreement	Section 8.1(d)(ii)
Rights Plan	Section 3.2
Sarbanes-Oxley Act	Section 3.5(c)
Solvent	Section 4.9
Stockholder Approval	Section 7.1(a)
Stockholder Meeting	Section 6.1(a)
Sub	Preamble
Sub Share	Section 2.1(c)
Subsidiary	Section 9.12
Substantial Burden	Section 6.5(a)
Superior Proposal	Section 6.3(b)
Surviving Corporation	Section 1.1
Tax	Section 3.10(c)
Tax Return	Section 3.10(c)
Taxes	Section 3.10(c)
Termination Date	Section 8.1(b)(i)
Transfer Taxes	Section 6.10
U.S. GAAP	Section 3.5(a)

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 26, 2007, by and among Fidelity National Information Services, Inc., a Georgia corporation (“Parent”); Agamemnon Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”); and eFunds Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved a merger (the “Merger”) of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and have declared the Merger advisable;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (“DGCL”), at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

Section 1.2  Effective Time of the Merger.  The Merger shall become effective at the date and time (the “Effective Time”) when a Certificate of Merger meeting the requirements of Section 251 of the DGCL shall have been duly executed and filed in accordance with such Section, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof.

Section 1.3  Certificate of Incorporation.  The certificate of incorporation of Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended in accordance with its terms and as provided by law and this Agreement.

Section 1.4  By-laws.  The By-laws of Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended in accordance with their terms and as provided by law and this Agreement.

Section 1.5  Board of Directors and Officers.  The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s Certificate of Incorporation and By-laws. The persons designated by Parent prior to the Closing Date shall be the officers of the Surviving Corporation, until the earlier of their death, disability, resignation or removal, or until their respective successors are duly elected and qualified.

Section 1.6  Effects of Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

ARTICLE II

CONVERSION OF SHARES

Section 2.1  Conversion of Shares.  As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holders of the Company’s shares:

(a) Each share of common stock, par value $.01 per share (the “Common Stock”), of the Company that is held in the treasury of the Company and any shares of Common Stock owned by Parent, Sub or any other wholly owned Subsidiary (as defined in Section 9.12) of Parent or the Company shall be canceled and no consideration shall be delivered in exchange therefor.

(b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled in accordance with Section 2.1(a) and other than Dissenting Company Shares (as defined in Section 2.3)) shall be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to $36.50 (the “Merger Consideration”). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of shares of outstanding Common Stock not represented by certificates (the “Book Entry Shares”), and each holder of a certificate or certificates (the “Certificates”) representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

(c) Each share of common stock (each a “Sub Share”) of Sub, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which share of common stock shall constitute the only outstanding common stock of the Surviving Corporation.

(d) If at any time between the date of this Agreement and the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event

Section 2.2  Exchange of Certificates and Book Entry Shares.  (a) Paying Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of the Certificates. Parent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company prior to the Effective Time.

(b) Surviving Corporation to Provide Funds.  Prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, Parent or Sub shall deposit with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration for all shares of Common Stock (determined as though there are no Dissenting Company Shares) (such amounts, the “Exchange Fund”). The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of shares of Common Stock and (ii) promptly applied to making the payments provided for in Section 2.1. The Exchange Fund shall not be used for any purpose that is not provided for herein. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the holders of shares of Common Stock six months after the Effective Time of the Merger shall be delivered to Parent at such time. Thereafter, holders of shares of Common Stock shall look only to Parent (subject to the terms of this Agreement) as a general creditor for payment of the Merger Consideration, without interest, upon the surrender of any Certificates held by them.

(c) Exchange Procedures.  As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Book Entry Share, other than shares to be canceled pursuant to Section 2.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon actual delivery of the Certificates or Book Entry Shares to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares, as applicable, in exchange for the Merger Consideration. Upon surrender of a Certificate or Book Entry Shares (or delivery of such customary affidavits and indemnities with respect to a lost certificate which the Paying Agent and/or the Company’s transfer agent may reasonably require) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate or Book Entry Shares shall have been converted pursuant to Section 2.1(b), and the Certificates or Book Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate or Book Entry Shares. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Company Shares and Certificates representing any shares of Common Stock to be canceled pursuant to Section 2.1(a)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1. If any Certificate or Book Entry Share shall not have been surrendered prior to six years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Paying Agent, Parent, the Company, Sub or the Surviving Corporation or any party hereto shall be liable to any former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock (or Certificates) such amounts as it is require to deduct and withhold with respect to the payment of such consideration under all applicable Tax laws (as hereinafter defined) and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of a Certificate or Book Entry Share formerly representing shares of Common Stock.

Section 2.3  Dissenting Company Shares.  Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares will be entitled to receive payment of the appraised value of such shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Upon the Company’s receipt of any notice of election to dissent in accordance with the provisions of such Section 262, the Company shall as promptly as reasonably practicable provide Parent with a copy of such notice of election to dissent and provide Parent, at Parent’s expense, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL so long as Parent does not create obligations for the Company effective prior to the Effective Time. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

Section 2.4  No Further Ownership Rights in the Shares.  From and after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates or Book Entry Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock.

Section 2.5  Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, Certificates representing shares of Common Stock outstanding immediately prior to the Effective Time are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.6  Stock Options, Restricted Stock Units.

(a) Except as provided in Section 2.6(c), at the Effective Time, each outstanding option to purchase shares of Common Stock (an “Option”) under any Company stock option plan (“Company Stock Plan”), whether or not then exercisable, shall be assumed by Parent and converted into an option to purchase shares of Parent’s common stock (“Parent Stock”). Each Option so assumed by Parent (an “Assumed Option”) shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Plan and as provided in the respective option agreements governing such Assumed Option immediately prior to the Effective Time, except that (i) each Assumed Option shall be exercisable for a number of shares of Parent Stock determined by multiplying the number of shares of Common Stock subject to such Option as of the Effective Time by the Equity Exchange Number (as that term is defined below), rounded to the nearest whole number, and (ii) the per share exercise price of each Assumed Option shall be determined by dividing the exercise price for one share of Common Stock under the Option by the Equity Exchange Number, rounded to the nearest whole cent. The “Equity Exchange Number” shall equal the Merger Consideration divided by the average of the closing price of a share of Parent Stock for the five trading days immediately preceding the Effective Time on the New York Stock Exchange. The assumption by Parent of the Options shall be made in accordance with the Final Regulations under Section 409A of the Code so as not to be deemed the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code. For purposes of clarification, no vesting schedule for any Assumed Option shall be accelerated or otherwise modified as a result of the transactions contemplated hereby, other than any acceleration required by the terms of any agreement or Employee Benefit Plan in force as of the date of this Agreement as set forth in Section 3.11(f) of the Disclosure Schedule.

(b) Except as provided in Section 2.6(c), at the Effective Time, each outstanding restricted stock unit granted by the Company (individually, a “Restricted Stock Unit”) under any Company Stock Plan shall be assumed by Parent (“Assumed RSU”) and converted into the right for the holder thereof to receive shares of Parent Stock (or cash in lieu of fractional shares). Each Assumed RSU shall continue to have, and be subject to, the same terms and conditions set forth in the Company Stock Plan and as provided in the respective restricted stock unit agreements governing such Assumed RSU immediately prior to the Effective Time, except that the number of shares of Parent Stock under each Assumed RSU shall equal the number determined by multiplying the number of shares of Common Stock subject to the Restricted Stock Unit immediately prior to the Effective Time by the Equity Exchange Number. For purposes of clarification, no vesting schedule for any Restricted Stock Unit assumed by Parent shall be accelerated or otherwise modified as a result of the transactions contemplated hereby, other than any acceleration required by the terms of any agreement or Employee Benefit Plan in force as of the date of this Agreement as set forth in Section 3.11(f) of the Disclosure Schedule.

(c) Notwithstanding the provisions of Sections 2.6(a) and 2.6(b), all Options and Restricted Stock Units granted to the executive officers listed on Section 6.6(c) of the Disclosure Schedule and to the members of the Board of Directors of the Company who are not also employees of the Company, which are outstanding at the Effective Time, whether or not then exercisable, shall be canceled at the Effective Time, and (i) each such holder of an Option shall be entitled to receive from the Surviving Corporation, for each share of Common Stock subject to such Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest, and (ii) each such holder of a Restricted Stock Unit shall be entitled to receive from the Surviving Corporation for each share of Common Stock allocable to such Restricted Stock Unit an amount in cash, without interest, equal to the Merger Consideration. The Company shall use its reasonable best efforts to take all actions necessary to effectuate the foregoing, including seeking to obtain any necessary consents of the holders of Options and Restricted Stock Units that are the subject of this Section 2.6(c).

(d) All amounts payable pursuant to this Section 2.6 shall be subject to all applicable withholding of taxes and shall be paid promptly following the Effective Time.

Section 2.7  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, at 9:00 a.m. local time on the third business day after the day on which the last of the conditions set forth in Article VII (other than those that can only be fulfilled at the Effective Time) is fulfilled or waived or at such other time and place as Parent and the Company shall agree in writing. The actual date and time at which the Closing occurs is referred to as the “Closing Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub, subject to and as qualified by items disclosed (x) in the Company SEC Documents (as hereinafter defined) filed between December 31, 2006 and the date hereof (excluding any disclosures set forth in any such Company SEC Document under the headings “Safe Harbor Statement”, “Risk Factors” or any similar section or in any exhibit thereto and any disclosures therein that are predictive, cautionary or forward-looking in nature), but only to the extent that the relevance of such disclosure to the relevant subject matter is readily apparent, or (y) in the Disclosure Schedule delivered to Parent on the date of this Agreement (it being agreed that disclosure of any item in any section of the Disclosure Schedule shall be deemed disclosure with respect to provisions of this Agreement other than the provision to which such disclosure specifically relates if the relevance of such item thereto is reasonably apparent), as follows:

Section 3.1  Organization, Standing and Power.  The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or was formed and has all requisite power and authority to own, lease, and operate its properties and assets and to carry on their respective businesses as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the properties or assets owned, leased or operated by it or the nature of business conducted by it makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent a copy of its and its Subsidiaries’ Articles of Incorporation and By-laws or other equivalent organizational documents as currently in effect and neither it nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation or By-laws or other equivalent organizational documents. For purposes of this Agreement, “Material Adverse Effect” means any material adverse change in or effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, other than any change or effect arising out of or resulting from (a) a decrease in the market price of shares of Common Stock (provided that any underlying cause of such decline may be considered in determining whether there may be a Material Adverse Effect), (b) general political, economic or business conditions globally or in the United States or any country or region in which the Company does business or any changes therein, (c) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, (d) changes in general legal, tax or regulatory conditions in the United States or any other countries or regions in which the Company does business, (e) changes in U.S. GAAP (as hereinafter defined) or authoritative interpretations thereof, and changes in applicable law and related rules or regulations, (f) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, (g) any change or effect generally affecting the industries or business segments in which the Company operates, (h) any hurricane, earthquake, flood, or other natural disasters or acts of God, (i) the announcement of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, joint venture partners or employees (but not any litigation resulting from such announcement), (j) any action by Parent or any of its Affiliates prior to the date of this Agreement or (k) any action or omission by the Company at the request or direction of Parent, provided that any change or effect arising out of or resulting from the matters described in items (b) through (h) of this Section 3.1 shall not be excluded to the extent that such change or effect disproportionately affects the Company as compared to the majority of persons engaged in the industries in which the Company operates.

Section 3.2  Capital Structure.  The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 100,000,000 shares of Preferred Stock, par value $.01 per share. As of the close of business on June 25, 2007, (i) there were issued and outstanding 47,541,916 shares of Common Stock, (ii) no shares of Preferred Stock were outstanding, (iii) 2,500,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance in connection with the Preferred Stock Purchase Rights, associated with each outstanding share of Common Stock, which are governed by the terms of the Rights Agreement dated as of May 1, 2000 between the Company and EquiServe Trust Company N.A. (the “Rights Plan”) and which under certain circumstances give the holder thereof the right to purchase Series A Junior Participating Preferred Stock, and (iv) options, issued pursuant to the Company Stock Plans, to purchase an aggregate of 5,143,138 shares of Common Stock and 628,657 restricted stock units as set forth in Section 3.2 of the Disclosure Schedule and exercisable at the prices specified therein. All of the outstanding shares of Common Stock are duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s articles of incorporation or bylaws or any contract to which the Company is or was a party or otherwise bound. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, or exercisable or exchangeable for, securities having the right to vote) with the stockholders of the Company or any such Subsidiary on any matter. Except as otherwise set forth in this Section 3.2, the Company has no outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights (either preemptive or other and including any “phantom stock rights”, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind) to subscribe for or to purchase or the value of which is based on, or any outstanding options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any outstanding calls, commitments or claims of any character relating to, any equity securities or any stock or securities convertible into or exchangeable for any equity securities of the Company or any of its Subsidiaries. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its equity securities or any convertible securities, rights or options of the type described in the preceding sentence (except for the withholding of shares of Common Stock in connection with Taxes payable in respect of the exercise of Options or the conversion of Restricted Stock Units). Since June 25, 2007, except as permitted by this Agreement or as required by the Company Employee Stock Purchase Plan, the Company has not (i) issued any shares of capital stock except in connection with the conversion or exercise of securities referred to above or in connection with the Company’s Employee Stock Purchase Plan or (ii) issued or granted any options, warrants, or securities convertible into or exercisable for shares of its capital stock (other than Preferred Stock Purchase Rights associated with shares of Common Stock).

Section 3.3  Subsidiaries.  Each direct and indirect Subsidiary of the Company and its respective jurisdiction of organization, incorporation or formation are identified on Section 3.3 of the Disclosure Schedule. Each direct and indirect Subsidiary of the Company (i) is a corporation, partnership or other legal entity, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, (ii) has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and (iii) is qualified to transact business, and is in good standing, in each jurisdiction in which the properties or assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases where the failure to have such power or be so organized, existing, qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any Liens (other than Liens arising by operation of law that are in effect on the date hereof and are described in the Disclosure Schedule or pledges required or which may be required under the existing terms of the Credit Agreement, dated July 1, 2005, among the Company and the lenders thereunder, as it has been amended through the date hereof), claims, encumbrances, security interests, equities and options of any nature whatsoever. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of, or any other equity interest in, any Subsidiary of, the Company, including any right of conversion or exchange under any outstanding securities, instrument or agreement. Other than the ownership of the Company’s Subsidiaries as set forth in Section 3.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

Section 3.4  Authority; Non-Contravention.  (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger by the stockholders of the Company. The only vote of the stockholders of the Company necessary to approve the Merger is the affirmative vote of the holders of two-thirds of the votes entitled to be cast by the holders of the outstanding shares of Common Stock. This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub, as applicable) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or by general principles of equity. The Board of Directors of the Company has, by unanimous vote of directors present, adopted this Agreement, approved and declared advisable the Merger, and resolved to recommend approval of this Agreement by the holders of shares of Common Stock (subject to its right to change its recommendation if required by its fiduciary duties in accordance with Section 6.1(a)).

(b) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any Person under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, lien or other contract, permit or license (each a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or affected, or (iii) any judgment, order, decree, statute, law, ordinance, rule, listing standard, arbitration award or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or pledges, liens, charges, mortgages, encumbrances and security interests (“Liens”) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, materially impair the ability of the Company and its Subsidiaries to perform their material obligations hereunder or prevent the consummation of any of the material transactions contemplated hereby. No registration, declaration or filing with (each, a “Registration”) or authorization, permit, consent or approval (each, a “Consent”) of any domestic (federal, state or local), foreign or supranational, court, arbitrator, commission, governmental body, regulatory or administrative agency or tribunal (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby, except for (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of any national securities exchange, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) foreign and supranational laws relating to antitrust and anticompetition clearances, filings or notices set forth in the Disclosure Schedule, (v) those regulatory consents, approvals and waivers set forth in the Disclosure Schedule hereto, (vi) as may be required in connection with the Taxes described in Section 6.10, and (vii) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect, materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of any of the material transactions contemplated hereby.

Section 3.5  SEC Documents.  (a) Since December 31, 2005, the Company has filed or furnished all documents with the SEC required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Sub or their respective Subsidiaries for inclusion in the Company SEC Documents. Each of the financial statements of the Company, including the related notes included in the Company SEC Documents (collectively, the “Company Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations, cash flows and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that in the aggregate would not be material and, with respect to Company SEC Documents filed prior to the date hereof, to any other adjustments set forth therein). Other than as set forth in Section 3.5(a) of the Disclosure Schedule, to the best knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of any ongoing review or investigation and there are no unresolved SEC comments with respect to any of such documents.

(b) Neither the Company nor any of its Subsidiaries had at December 31, 2006 or has incurred since that date any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except (a) liabilities, obligations or contingencies (i) which are reflected or reserved against in the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2006 or reflected in the notes thereto, (ii) which were incurred since December 31, 2006 in the ordinary course of business and consistent with past practices or (iii) which, individually or in the aggregate, would not have a Material Adverse Effect, and (b) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with U.S. GAAP consistently applied or in the notes thereto.

(c) The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure, and the Company has no reasonable basis to believe such controls and procedures are not effective to ensure, that material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company has established and maintains a system of internal accounting controls and financial reporting sufficient to comply with all legal and accounting requirements applicable to the Company that (i) was effective as of December 31, 2005 and (ii) with respect to subsequent periods, has been designed by the Company to be, and the Company has no reason to believe it will not be, effective, in each case, to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. The Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee (A) any significant deficiencies and material weaknesses within the knowledge of the Company in the design or operation of its internal accounting controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in internal controls. To the best knowledge of the Company, since December 31, 2004, the Company has not received any material complaint, allegation, assertion or claim regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices other than any such complaint, allegation, assertion or claim resolved prior to the date of this Agreement with the approval of the Audit Committee of the Company’s Board of Directors. The Company has provided to Parent a summary of any disclosure made by management to the Company’s auditors and audit committee since December 31, 2004 regarding significant deficiencies, material weaknesses and fraud. As used in this Agreement, “best knowledge” means with respect to the Company or its Subsidiaries, the actual knowledge of the Chief Executive Officer, Chief Financial Officer, General Counsel, Associate General Counsel, Treasurer, Executive Vice President of Human Resources but only with respect to Sections 3.9 (to the extent relevant to HR matters) and 3.11 and the Director of Tax (but only with respect to Section 3.9 to the extent relevant to Tax matters).

Section 3.6  Proxy Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) relating to the Stockholder Meeting (as defined in Section 6.1) at the time of the mailing of the Proxy Statement or at the time of the Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion therein. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.7  Absence of Certain Events.  Since December 31, 2006, the Company and each of its Subsidiaries has operated its respective business in all material respects in the ordinary course consistent with past practice (except with respect to the Company’s exploration of strategic options, including discussions with third parties regarding transactions involving the Company, its Subsidiaries or their equity securities, providing information to such third parties and related matters) and since December 31, 2006, there has not occurred (i) any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (ii) any entry into any commitment or transaction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (iii) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices; (iv) any amendments or changes in the Certificate of Incorporation, By-Laws or other organizational documents of the Company or any of its Subsidiaries; (v) except for issuances of Preferred Stock Purchase Rights in connection with issuances of Common Stock, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, assets, stock, property or other securities) with respect to any shares of capital stock of or other equity interest in the Company or any of its Subsidiaries (other than dividends or distributions by a Subsidiary to the Company or any other Subsidiary), or any direct or indirect repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (except for the withholding of shares of Common Stock in connection with Taxes payable in respect of the exercise of Options and the conversion of Restricted Stock

Units); or (vi) any action that would be prohibited by Section 5.1(d), (e), (g), (k), (l) or (q) if taken after the date hereof.

Section 3.8  Litigation.  There are no material litigations, actions, suits or proceedings pending against the Company or any of its Subsidiaries or any of their respective directors or officers in their capacities as such, or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective directors or officers in their capacities as such, at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal (it being agreed that for this purpose, an item shall be considered “material” if it (i) would reasonably be expected to, individually or in the aggregate, materially and adversely affect the business or operations of the Company or any of its Subsidiaries as currently conducted or seeks to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or limit the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or services, (ii) would reasonably be expected to, individually or in the aggregate, result in material damages or a material award or fine against or settlement or other payment by the Company or any of its Subsidiaries or seeks to impose criminal liability on the Company, any of its Subsidiaries or any of their officers or directors in their capacities as such or (iii) would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement). Except as disclosed in Section 3.8 of the Disclosure Schedule, none of the Company, any of its Subsidiaries, or any officer or director of the Company or any of its Subsidiaries, in his or her capacity as such, nor any material property or asset of the Company or any of its Subsidiaries, is subject to any continuing material order, judgment, decree or injunction of, rule or written agreement with, any Governmental Entity.

Section 3.9  No Violation of Law.  Neither the Company nor any of its Subsidiaries is in violation of or has been given written or, to its best knowledge, other notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, any applicable environmental law, ordinance or regulation) of any Governmental Entity, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, (i) no investigation or review by any Governmental Entity is pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective officers or directors, nor to the best knowledge of the Company has any Governmental Entity indicated an intention to conduct the same (except for such reviews or investigations that relate to (i) the Merger and the other transactions contemplated by this Agreement that may occur following announcement of this Agreement, (ii) the obtaining of Consents or the making of Registrations or (iii) the clearance by the SEC of the Proxy Statement, which in each case would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses in all material respects as presently conducted (collectively, the “Company Permits”), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company and its Subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. No suspension or cancellation of any material Company Permit is pending or, to the best knowledge of the Company, threatened which would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, neither the Company nor any of its Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act.

Section 3.10  Taxes.  (a) The Company and its Subsidiaries have (i) duly filed (or have had filed on their behalf) with the appropriate governmental authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, and (ii) duly paid (or have had paid on their behalf) in full all Taxes shown as due on such Tax Returns, except in each case where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a

Material Adverse Effect. The liabilities and reserves for Taxes reflected in the Company’s balance sheet included in the latest Quarterly Report on Form 10-Q filed by the Company to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with U.S. GAAP in all material respects. Except as would not reasonably be expected to have a Material Adverse Effect, (i) there are no material Liens for Taxes upon any property or asset of the Company or any Subsidiary thereof, except for Liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with U.S. GAAP, (ii) there are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the “IRS”) or any other governmental taxing authority with respect to Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes or is party to any agreement providing for indemnification for Taxes with any entity that is not, directly or indirectly, a Subsidiary of the Company, except for such agreements with Deluxe Corporation listed in the Disclosure Schedule.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have withheld or collected and have paid over to the appropriate governmental entities (or are properly holding for such payment) all material Taxes required to be collected or withheld.

(c) For purposes of this Agreement, “Tax” (including, with correlative meaning, the terms “Taxes”) includes all federal, state, local and foreign income, profits, gross receipts, customs duty, sales, unemployment, disability, use, property, withholding, excise, production, value added and occupancy taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and “Tax Return” means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

(d) With respect to intercompany transactions: (i) neither the Company nor any of its Subsidiaries will have any taxable income or gain as a result of prior intercompany transactions that will be taken into account as a result of the transactions contemplated by this Agreement; (ii) neither the Company nor any of its Subsidiaries has any deferred income or gain as a result of prior intercompany transactions that could be taken into account in any taxable period after the Closing; and (iii) neither the Company nor any of its Subsidiaries has an “excess loss account” (as defined in Treasury regulation section 1.1502-19) with respect to the stock of any of its Subsidiaries, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries has entered into any transaction that is a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2), other than any such transaction which would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by sections 355 or 361 of the Code, other than the distribution of Company stock by Deluxe Corporation in 2000.

Section 3.11  Employee Benefit Plans; ERISA.  (a) Section 3.11(a) of the Disclosure Schedule includes a complete list of (i) each material employee benefit plan, program or policy providing benefits to any current or former employee, officer, independent contractor or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or any ERISA Affiliate (as defined below) of the Company or to which the Company or any of its Subsidiaries or ERISA Affiliates has any liability or contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy (collectively, the “Employee Benefit Plans”) (but excluding, for all purposes of this Agreement other than Section 3.11(g) hereof, any Employee Benefit Plan that is primarily subject to the laws of any jurisdiction outside of the United States) and (ii) each employment, change-in-control, retention, and severance agreement pursuant to which the Company or any of its Subsidiaries has or would have any obligation to provide compensation and/or benefits in an amount or having a value in excess of $150,000 per year for any United States officer, director or employee or $200,000 per year for any other officer, director or employee (each, a “Material Employment Agreement”). The term “ERISA Affiliate” means any corporation, trade or business the employees of which, together with the employees of the Company, are required to be treated as employed by a single employer under the provisions of ERISA or Section 414 of the Code.

(b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any, and (vii) any material correspondence. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement. Except as specifically provided in the foregoing documents, or in other documents, delivered or made available to Parent, there are no amendments to any Employee Benefit Plan or Material Employment Agreement that have been adopted or approved nor has the Company or any of its Subsidiaries committed (whether or not such commitment is legally binding) to make any such amendments or to adopt or approve any new Employee Benefit Plan or Material Employment Agreement that would materially increase the liability of the Company and its Subsidiaries taken as a whole.

(c) The Company has, or has applied for, a determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code and the related trust that covers the Employee Benefit Plan as amended as of the date of this Agreement, and there are no circumstances and no events have occurred that adversely affect the qualified status of any such Employee Benefit Plan or the related trust, which cannot be cured without a Material Adverse Effect.

(d) No Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Employee Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e) Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries (and ERISA Affiliates of the Company) have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms; (ii) none of the Company and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (iii) there are no pending or, to the Company’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans which would reasonably be expected to result in any liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Employee Benefit Plan or any participant in an Employee Benefit Plan.

(f) Except as set forth in Section 3.11(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries.

(g) To the best knowledge of the Company, all Employee Benefit Plans that are primarily subject to the laws of any jurisdiction outside of the United States have been maintained in compliance with all applicable laws (including, if they are intended to qualify for special Tax treatment, applicable Tax laws), except for non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(h) There are no agreements or Company Employee Benefit Plan provisions which will or may provide payments of money or other property, acceleration of benefits, or provisions of other rights to any officer, employee, stockholder, independent contractor or highly compensated individual, or other “disqualified individual” within the meaning of Section 280G(c) of the Code which will be “parachute payments” under Section 280G of the Code that are nondeductible to the Company or any Subsidiary of the Company or subject to Tax under Section 4999 of the Code, but excluding any agreements or Employee Benefit Plan provisions that would not result in any material nondeductibility or Tax. All plans or arrangements subject to Section 409A of the Code are in substantial compliance with the requirements of such Section, based on a good faith, reasonable interpretation of Section 409A of the Code and the relevant IRS notices, proposed regulations and final regulations.

(i) The liability as of the date of the Company Financial Statements under the Company PTO Purchase Plan and the Company PTO Plan is included in the Company Financial Statements, subject to de minimis adjustments.

Section 3.12  Environmental Matters.

(a) (i) The Company and its Subsidiaries have conducted their respective businesses in material compliance with all applicable Environmental Laws (as defined in Section 3.12(b)), including having all permits, licenses and other approvals and authorizations reasonably necessary under applicable Environmental Laws for the operation of their respective businesses as presently conducted in all material respects, (ii) none of the properties owned by the Company or any of its Subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (iv) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (v) that would not reasonably be expected to have a Material Adverse Effect. There are no conditions existing on currently or formerly owned or leased properties, assets or businesses of the Company or the Company’s Subsidiaries (including soils, groundwater, surfacewater, indoor air, buildings or other structures) that would reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law, except for any claim, proceeding, action or liability which would not, individually or in the aggregate, have a Material Adverse Effect. The Company has provided Parent all material reports and information in the Company’s or any of its Subsidiaries’ or any of their respective officers’, directors’ or employees’ possession with respect to environmental, health and safety matters concerning all currently or formerly owned or leased properties, assets or businesses of the Company and the Company’s Subsidiaries.

(b) As used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, interpretation, requirement or agreement with any Governmental Entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

Section 3.13  Affiliate Transactions.  There are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404(a) of Regulation S-K under the Securities Act. Other than any Subsidiary of the Company, to the best knowledge of the Company, no executive officer or director or other Affiliate of the Company owns or has any interest in any assets (real or personal, tangible or intangible) used to conduct the business of the Company as it is currently conducted, or is a party to, or has a controlling interest in a Person that is a party to, any material contract or arrangement with the Company or any of its Subsidiaries relating to a relationship as customer of or supplier or lessor to the Company or any of its Subsidiaries. Except as set forth in Section 3.13 of the Disclosure Schedule, neither the Company nor any Affiliate of the Company has any agreement, arrangement or other understanding with any officer, director or employee of the Company or any of its Subsidiaries with respect to any matter relating to the transactions contemplated by this Agreement other than Employee Benefit Plans disclosed in Section 3.11(a) of the Disclosure Schedule, indemnification arrangements and director compensation for service on the board of directors or any committee. Since December 31, 2006, to the best knowledge of the Company, no current or former executive officer or director of the Company has asserted any claim, charge, action or cause of action against the Company or any of its Subsidiaries and no such item previously asserted remains pending, except for (i) immaterial claims for accrued vacation pay, accrued benefits under any Employee Benefit Plan and similar matters or (ii) any items first asserted after the date hereof which the Company reasonably believes do not have merit. For purposes of this Agreement, the term “Affiliate” when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of Affiliate the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 3.14  Intellectual Property.  (a) The Company has previously made available to Parent a complete and accurate list of all issued patents and pending patent applications, registered and applied for trademarks, service marks, copyrights or domain names owned by the Company or any of its Subsidiaries, in each case specifying the jurisdiction in which the applicable registration has been obtained or pending application has been filed, and, where applicable, the registration or application number therefor. As used in this Agreement, the items referred to in the preceding sentence, along with (i) all material common law trademarks, trade dress and service marks and (ii) all other material unregistered IP Rights (as defined below), in each case, owned by the Company or any of its Subsidiaries, are collectively referred to as “Owned IP Rights”.

(b) There are no claims that have been asserted or are pending or, to the best knowledge of the Company, threatened, challenging the ownership, validity or enforceability of any material Owned IP Right, and, to the best knowledge of the Company there is no reasonable basis for any such claim. No material Owned IP Right is subject to any outstanding injunction, judgment, order, decree, ruling or charge of which the Company has received notice. No action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand of which the Company has received notice is pending or, to the best knowledge of the Company, is threatened that challenges the legality, validity, enforceability, registration, use or ownership of any material Owned IP Right. To the best knowledge of the Company, as of the date of this Agreement, all material registrations, applications therefor, filings, issuances and other actions are, and remain, in full force and effect at the United States Patent and Trademark Office, the United States Copyright Office, any applicable domain name registrar, or any other filing offices, domestic or foreign.

(c) Each of the Company and its Subsidiaries owns all right, title and interest in or has a valid and enforceable right to use (each free and clear of all material Liens other than for Taxes not yet due and payable), without payments to any third party except pursuant to a License-In Agreement (as defined below), all material IP Rights, each to the full extent necessary or used to carry on its respective business as currently conducted. None of (i) the Company or any of its Subsidiaries, (ii) the Owned IP Rights and (iii) the operation of the business of the Company or any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any IP Rights of third parties, and neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice alleging such interference, infringement, misappropriation or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any IP Rights of any third party) that has not been resolved.

(d) Neither the Company nor any of its Subsidiaries has made a claim of a violation, infringement, dilution, misuse or misappropriation by any third party, of their rights to, or in connection with, any material Owned IP Rights. Neither the Company nor any of its Subsidiaries has agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conduct with respect to any Owned IP Right other than in the ordinary course of business. To the best knowledge of the Company, no third party has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any material Owned IP Rights or material IP Rights used by the Company or any Subsidiary of the Company.

(e) Each license, other than “off-the-shelf” commercially available software programs, pursuant to which the Company or any of its Subsidiaries licenses or sublicenses from a third party IP Rights that are used in or necessary for the conduct of the business by the Company or its relevant Subsidiary substantially in the manner currently conducted (such license agreements being referred to as “License-In Agreements”) is valid, binding and in full force and effect and will continue to be valid, binding and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except for such licenses the loss of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default of any such License-In Agreement and, to the best knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute a default or permit termination, modification, or acceleration thereunder, other than any such default or permit termination, modification or acceleration as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to any License-In Agreement, except in the ordinary course of business.

(f) Each IP Right (except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business) owned or used by the Company and its Subsidiaries immediately prior to the Closing, will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing, except for such failures to own an IP Right or have an IP Right available for use as would not, individually or in the aggregate, have a Material Adverse Effect.

(g) The Company and its Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain and protect, in all material respects, each item of material United States IP Rights that they own or use and, to the best knowledge of the Company, the Company and its Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain and protect, in all material respects, each other item of material IP Rights that they own or use. The Company and each of its Subsidiaries have been and are in material compliance with all privacy policies of or applicable to the Company and its Subsidiaries.

(h) The Company and each of its Subsidiaries have been and are in compliance with all United States federal, state or local laws and regulations and, to the best knowledge of the Company, all other laws and regulations, relating to consumer privacy policies, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(i) The Company and each of its Subsidiaries have established and are materially in compliance with security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through its computer systems, and of all confidential or proprietary data and (ii) against unauthorized access to their systems and the systems of such third party service providers which have access to their data.

(j) The Company and each of its Subsidiaries has established and is materially in compliance with security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through its computer systems, and of all confidential or proprietary data and (ii) against unauthorized access to their systems and the systems of such third party service providers which have access to their data. Neither the Company nor any of its Subsidiaries has suffered a material security breach with respect to the data used in the businesses of the Company or any of its Subsidiaries or the systems used in the business of the Company or any of its Subsidiaries. Except for previously resolved matters, neither the Company nor any of its Subsidiaries has (A) notified any employee of the Company or any of its Subsidiaries of an information security breach in connection with such employee’s confidential information or (B) has notified any consumers of the Company or any of its Subsidiaries of any information security breach.

(k) As used herein, “IP Rights” means all intellectual and industrial property which is recognized under the law of any jurisdiction in the world where the Company (including through any of its Subsidiaries) has or currently conducts business, whether under common law, by statute or otherwise, including, but not limited to, any intellectual or industrial property included in or covered by an application (including provisional applications), certificate, filing, registration or other document seeking or confirming IP Rights issued by, filed with or recorded by any Governmental Entity in any jurisdiction anywhere in the world, including but not limited to, intellectual or industrial property arising out of the following:

(i) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications;

(ii) trade names, trademarks, service names, service marks, product names, brands, logos and other distinctive identifications used in commerce, whether in connection with products or services, and the goodwill associated with any of the foregoing;

(iii) original works of authorship, derivative works and other copyrightable works of any nature, and fixations of any of the foregoing;

(iv) computer code of any type (whether source code or object code) in any programming or markup language underlying any type of computer programming (whether application software, middleware, firm ware or system software) including, but not limited to, applets, assemblers, compilers, design tools, and user interfaces, databases and fixations thereof;

(v) uniform resource locators, website addresses, domain names, website content and all fixations thereof;

(vi) trade secrets, inventions, confidential and proprietary information, know-how, formulae, methods, schedules and processes; and

(vii) any other intangible property similar to any of the above.

Section 3.15  Rights Agreement and Takeover Statutes.  (a) No state takeover, control share acquisition, affiliate transaction, business combination, moratorium, fair price or similar state statute, including Section 203 of the DGCL, is applicable to the Merger.

(b) (i) The execution and delivery of this Agreement will not result in Parent or Sub becoming an “Acquiring Person” (for purposes of the Rights Plan), (ii) a “Distribution Date” (as defined in the Rights Plan) will not occur as a result of the execution and delivery of this Agreement, and (iii) the provisions of Section 11(a)(ii) or Section 13 of the Rights Plan shall not apply to the Merger or the transactions contemplated by this Agreement.

Section 3.16  Title to Tangible Assets.  The Company and each of its Subsidiaries has good and valid title in fee simple to all its real property and good title to all its leasehold interests and other material tangible properties and assets as reflected in the most recent balance sheet included in the Company Financial Statements and the notes thereto, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens of any nature whatsoever, except (a) Liens for current Taxes, payments of which are not yet delinquent, and (b) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company’s or such Subsidiary’s business operations (in the manner presently carried on by the Company or such Subsidiary). All leases under which the Company or any of its Subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default, other than any such failure to be in good standing, valid and effective and defaults thereunder which would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are in good condition and repair, reasonable wear and tear excepted, and are adequate to carry on the business of the Company and the Company’s Subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.17  Non-Competition; Non-Solicitation; Exclusivity.  Except as set forth in Section 3.17 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract which (a) purports to restrict or prohibit the Company or any Subsidiary of the Company, directly or indirectly, from engaging in any line of business in any geographic area, or with any Person, or soliciting any potential customers or employees or

(b) requires any of them to provide business, distribution or investment opportunities or pricing to any Person on an exclusive, priority or most favored basis.

Section 3.18  Opinion of Financial Advisors.  The Company’s financial advisors, Goldman, Sachs & Co. and Blackrock Investments (the “Company Financial Advisors”), have delivered to the Board of Directors of the Company oral opinions, to be confirmed in writing (the “Fairness Opinions”), to the effect that, as of the date of this Agreement, the consideration to be received by the holders of shares of Common Stock in the Merger is fair to such holders from a financial point of view.

Section 3.19  Brokers and Finders.  The Company has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation to pay any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the Merger, other than fees payable to the Company Financial Advisors. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

Section 3.20  Insurance.  The Company has previously made available to Parent all material policies of insurance maintained by the Company or any of its Subsidiaries as of the date hereof. Such policies are in full force and effect and all premiums due with respect to such policies have either been paid or adequate provisions for the payment by the Company or one of its Subsidiaries thereof has been made, except for such failures to be in full force and effect or to pay such premiums as would not have a Material Adverse Effect.

Section 3.21  Material Contracts.

(a) Except as set forth in Section 3.21(a) of the Disclosure Schedule, and other than any employment or severance agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract: (i) that has been or would be required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K of the SEC that has not been so filed; (ii) that creates a partnership or joint venture or similar arrangement; (iii) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement; (iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness of or to the Company or any of its Subsidiaries in excess of $500,000; (v) that is a Contract (other than this Agreement) for the purchase or sale of any entity or assets after the date hereof in excess of $500,000 (other than customer or supplier contracts); (vi) that is a collective bargaining agreement; (vii) under which the Company or any of its Subsidiaries has made or received payments in excess of $500,000 between June 1, 2006 and the date hereof (other than customer or supplier contracts and payments between the Company and its Subsidiary or between Subsidiaries); (viii) that, other than the Articles of Incorporation and By-Laws of the Company or any of its Subsidiaries, provides for the indemnification of any officer, director or employee of the Company or any of its Subsidiaries; (ix) that provides for any obligation of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person; (x) that is an outstanding power of attorney, or provides for an obligation or liability of the Company or any of its Subsidiaries (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any third party that could result in payments in excess of $500,000, other than obligations between the Company and any of its Subsidiaries; (xi) that is with a customer, client or supplier and involves consideration of $2,500,000 or more for the year ended December 31, 2006, or that is reasonably likely to involve consideration in the year ending December 31, 2007 or the year ending December 31, 2008 in excess of $2,500,000; or (xii) that would be required to be set forth in Section 3.17 of the Disclosure Schedule. Each such Contract described in clauses (i)-(xii) is referred to herein as a “Material Contract”. Section 3.21(b) of the Disclosure Schedule sets forth a complete and accurate list of each customer of the Company or any of its Subsidiaries (A) which accounted for revenue of $750,000 or more in 2005 or 2006 and (B) which, as of the date hereof, has provided notice of an intention (x) to terminate its Contract with the Company or a Subsidiary of the Company or (y) not to renew its Contract with the Company or a Subsidiary of the Company at the end of the current Contract’s term. For the avoidance of doubt, notwithstanding that the foregoing (or any other) representation is limited by the qualifier “as of the date hereof” (or words having similar effect), the effect of items arising or occurring after the date hereof that would make such representation untrue as of the Closing Date as interpreted under Section 7.2(a) if such representation were not so qualified may be considered for purposes of Sections 3.7(i) and 7.2(c).

(b) Each Material Contract, and each new Contract entered into or amended after the date hereof that if in effect on such terms as of the date hereof would have been a Material Contract (each, a “New Contract”), is a valid and binding obligation of the Company or its relevant Subsidiary party thereto enforceable against the Company or such Subsidiary in accordance with its terms and, to the best knowledge of the Company, each other party thereto, and is in full force and effect, and the Company or such Subsidiary has performed in all material respects all obligations required to be performed by it to the date hereof under each Material Contract or New Contract and, to the best knowledge of the Company, each other party to each Material Contract or New Contract has performed in all material respects all obligations required to be performed by it under such Material Contract or New Contract, except in each case as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company or its relevant Subsidiary party thereto is not in violation of or in default of any obligation under (or is not aware of any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract or New Contract to which it is a party or by which it or any of its properties or assets is bound and, to its best knowledge, no other party is in violation of, or in default of any obligation under, such Material Contracts or New Contracts, in each case except for any violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to the Parent true and complete copies of all Material Contracts (with pricing and similar information redacted except as otherwise agreed).

Section 3.22  No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article III of this Agreement or in any certificate delivered pursuant hereto, each of Parent and Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent or Sub including any information, documents, projections, forecasts or other material made available to Parent and Sub in certain “data rooms” or “virtual data rooms”, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

(b) Each of Parent and Sub acknowledges that, except as may be set forth herein, the Company makes no representation or warranty with respect to any estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans) provided to Parent or Sub.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1  Organization, Standing and Power.  Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to own, lease and operate its assets and carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of business conducted by it makes such qualification necessary, except where the failure to be so qualified would, individually or in the aggregate, not reasonably be expected to prevent or delay materially the consummation of the Merger.

Section 4.2  Sub.  Since the date of its incorporation, Sub has not carried on any business or conducted any operations, and will not do so, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub was incorporated solely for the purpose of consummating the Merger and the other transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent free and clear of all Liens (except for pledges that may be required in connection with Parent’s current or future debt).

Section 4.3  Authority; Non-Contravention.  Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or trigger or change any rights or obligations (including any increase in payments owed) or require the consent of any Person under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter, by-laws or other organizational documents of Parent or any of its Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound or affected, or (iii) any judgment, order, decree, statute, law, ordinance, rule, listing standard, arbitration award or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not reasonably be expected to materially impair the ability of Parent and Sub to perform their obligations hereunder or prevent the consummation of the Merger or any of the other material transactions contemplated hereby. No Consents of, or Registrations with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or any of its Subsidiaries of the Merger and the other transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) compliance with the provisions of the Exchange Act and the rules of any national securities exchange, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) foreign and supranational laws relating to antitrust and anticompetition clearances, filings or notices, (v) those Registrations and Consents set forth in Section 4.3(b) of the Disclosure Schedule, (vi) as may be required in connection with the Taxes described in Section 6.10, and (vii) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent and Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the material transactions contemplated hereby.

Section 4.4  Proxy Statement.  None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference therein.

Section 4.5  Financing.  Parent will have available sufficient funds to enable it and Sub to consummate the Merger and the transactions contemplated by this Agreement, including without limitation, to pay the aggregate Merger Consideration to be paid to the holders of shares of Common Stock and the aggregate consideration to be paid to holders of Options and Restricted Stock Units as a result of the Merger.

Section 4.6  Litigation.  Except for matters which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the transactions contemplated by this Agreement, there are no civil, criminal, administrative or regulatory actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective officers or directors in his or her capacity as such, nor is there any order, judgment, decree or injunction of any Governmental Entity outstanding against Parent or any of its Subsidiaries or any of their respective officers or directors in his or her capacity as such which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the transactions contemplated by this Agreement.

Section 4.7  Brokers.  No broker, investment banker or other Person, other than Banc of America Securities LLC and Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or Sub.

Section 4.8  Ownership of Shares.  Neither Parent nor Sub or any of their Subsidiaries beneficially owns any shares of Common Stock as of the date hereof.

Section 4.9  Solvency.  As of the Effective Time, assuming satisfaction of the conditions to Parent’s and Sub’s obligations to consummate the Merger, or waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, including financing therefor and the payment of the aggregate Merger Consideration, payment of the aggregate consideration to be paid to holders of Options and Restricted Stock Units in the Merger, any repayment or refinancing of debt contemplated by Parent’s relevant financing commitments (including the repurchase of the Company’s 5.39% Senior Guaranteed Notes due September 30, 2012 in accordance with Section 8.3 of the related Note Purchase Agreement dated September 30, 2005), payment of all related fees and expenses, and assuming that the Company is Solvent immediately prior to the Effective Time (giving effect to any obligations which may be accelerated as a result of the consummation of the Merger and the other transactions contemplated hereby), each of Parent and the Surviving Corporation will be Solvent. For the purposes of this Section 4.9 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

Section 4.10  No Other Representations.  Except for the representations and warranties contained in this Article IV of this Agreement or in any certificate delivered pursuant hereto, the Company acknowledges that neither Parent, Sub nor any other Person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent or Sub with respect to any other information provided to the Company.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1  Conduct of Business by the Company Pending the Merger.  Except as otherwise expressly contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the earlier to occur of (i) the date of the termination of this Agreement, or (ii) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the regular and ordinary course consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization and management, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it and maintain appropriate relations and goodwill with Governmental Entities. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this

Agreement or as set forth in Section 5.1 of the Disclosure Schedule, and subject to the provisions of Section 6.5, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which with respect to paragraph (p) of this Section 5.1 shall not be unreasonably withheld):

(a) (x) declare, set aside or pay any dividends (whether in cash, assets, stock, property or other securities) on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the withholding of shares of Common Stock in connection with Taxes payable in respect of the exercise of Options or the conversion of Restricted Stock Units) pursuant to their terms;

(b) (x) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or other equity equivalent (other than the issuance of shares (and associated Preferred Stock Purchase Rights) upon the exercise of Options or the conversion of Restricted Stock Units or in connection with the Company’s Employee Stock Purchase Plan (subject to Section 6.6) and for pledges of the stock of the Subsidiaries of the Company, including foreign Subsidiaries, which are required or may be required under the existing terms of the Credit Agreement referred to in Section 3.2), (y) amend, waive or otherwise modify the terms of any such rights, warrants or options, or (z) accelerate the vesting of any Options or Restricted Stock Units (other than acceleration which occurs pursuant to the terms thereof as in effect on the date hereof in connection with the Merger);

(c) amend its Certificate of Incorporation or By-laws or other organizational documents, or alter through merger, consolidation, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of any material Subsidiary of the Company;

(d) acquire or agree to acquire, except for purchases of inventory in the ordinary course of business consistent with past practice, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (tangible or intangible) that have a value in excess of $5 million individually or $15 million in the aggregate;

(e) sell, lease or otherwise dispose of or mortgage, pledge or encumber, any of its property or assets (tangible or intangible and including Intellectual Property) that have a value in excess of $5 million individually and $15 million in the aggregate or that are otherwise material to the Company or any of its Subsidiaries, or create any Lien (other than by operation of Law in the ordinary course of business) of any kind with respect to such property or assets, except sales of obsolete assets or inventory in the ordinary course of business consistent with past practice;

(f) except in the ordinary course of business or as required by a change after the date hereof in applicable Law, enter into, materially amend or otherwise modify, or unilaterally or prior to the expiration thereof agree to terminate, any Material Contract, or any agreement described in the second sentence of Section 3.16 and any agreement that would be required to be listed in Section 3.21(a) of the Disclosure Schedule, or enter into any agreement relating to the management of any material asset or property or any of the businesses of the Company or any of its Subsidiaries (extensions of existing agreements shall not constitute material modifications or amendments of such agreements for purposes of the foregoing);

(g) (x) except for short-term borrowings incurred in the ordinary course of business consistent with past practice or as required by existing contractual arrangements listed in Section 3.21(a)(iv) of the Disclosure Schedule, incur any indebtedness (including for this purpose any indebtedness evidenced by notes, debentures, bonds, capitalized leases or other similar instruments, or secured by any Lien on any property, obligations under any title retention agreement and obligations under letters of credit or similar credit transaction) or engage in any other financing arrangements, (y) make any loans, advances or capital contributions to, or investments in, or receive any capital contributions from, any Person other than to or in the Company or any wholly owned Subsidiary of the Company and except signing, milestone, progress or other similar bonus payments to customers in connection with the sale of the products of the Company and its Subsidiaries, consistent with past practice or the creation of accounts payable in the ordinary course of business consistent with past practice or (z) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) any obligations of another Person (other than the Company or any of its Subsidiaries), enter into any “keep well” or other agreement to maintain the financial condition of another Person (other than the Company or any of its Subsidiaries) or cancel or forgive any debts owed to it (except if determined in good faith not to be collectible or consistent with past practice) or waive any rights or claims of material value;

(h) except as may be required as a result of a change in law or in U.S. GAAP, change any of the accounting principles or practices used by it;

(i) except in the ordinary course of business, settle or compromise any material pending or threatened suit, action or claim, other than settlements or compromises requiring payments by the Company or any of its Subsidiaries of no more than $2 million individually and $10 million in the aggregate and the pending settlement of the Florida case described in Section 3.8 of the Disclosure Schedule;

(j) pay, discharge, settle or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the March 31, 2007 balance sheet included in the Company Financial Statements (or described in the notes thereto) or incurred since March 31, 2007 in the ordinary course of business consistent with past practice and except for payments, discharges or satisfactions of no more than $2 million individually and $10 million in the aggregate;

(k) (x) increase in any manner the compensation and employee benefits (including severance benefits) of any of its current or former directors, executive officers and other employees or pay any pension or retirement allowance not required by law or any existing plan or agreement to any such employees, (y) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee, other than, in the case of (x) (A) annual merit adjustments to the compensation of employees who are not executive officers consistent with past practice, (B) increases not exceeding 25% of base salary individually or $250,000 in the aggregate for all individuals in the compensation of employees who are not executive officers or directors of the Company or any of its Subsidiaries made in connection with transfers and promotions in the ordinary course of business consistent with past practice and (C) the establishment of terms of employment (including compensation) of newly hired employees other than executive officers in the ordinary course of business consistent with past practice, and in the case of (y), amendments to existing pension, retirement, profit-sharing or welfare benefit plans or agreements or employment, severance or change in control agreements required to cause such plans or agreements to not be subject to Section 409A of the Code or, if subject to Section 409A of the Code, to not result in the application of the additional tax thereunder (provided, that any such amendment does not materially expand the benefits to be received thereunder) or (z) except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit; provided, however, that the Company and any of its Subsidiaries may pay cash bonuses and other cash incentive compensation (including, but not limited to, sales commissions) in respect of calendar year 2007 to their employees, including their executive officers at the times contemplated by their bonus and incentive compensation arrangements as in effect on the date hereof and consistent with past practice;

(l) (x) change its material (A) Tax accounting policies or practices, or (B) Tax elections, (y) settle any material audits, examinations or litigation with respect to Taxes, or (z) waive any restrictions on assessments or collections of material Taxes, including any extension of the limitations period other than in a manner consistent with past practice, except, in each case, as may be required by Law or U.S. GAAP;

(m) change fiscal years;

(n) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring or other reorganization of the Company or any material Subsidiary of the Company or complete any of the actions that would be contemplated by any such plan, or organize any new Subsidiary;

(o) enter into any material collective bargaining agreement;

(p) make or agree to make any new capital expenditures in excess of 100% of the amounts of such expenditures as reflected in the capital expenditure budgets provided to Parent prior to the date hereof, provided, that any such expenditures could be incurred by the Company without further approval or authorization by the Company’s Board of Directors or any committee thereof;

(q) dispose of, permit to lapse, waive, release or assign any material rights, or settle any claims, with respect to any material Intellectual Property where such settlement would reasonably be expected to result in the receipt or expenditure of more than $500,000 by the Company or any of its Subsidiaries;

(r) enter into any lease of any real property, except any renewals or replacements of existing leases in the ordinary course consistent with past practice;

(s) knowingly waive the benefits of, agree to modify in any material manner, terminate, release any Person from or fail to use reasonable best efforts to enforce, if requested by Parent (provided that the Company shall, as promptly as reasonably practicable, notify Parent of any breach of), any confidentiality, standstill or similar contract to which the Company or any Company Subsidiary is a party, which covers or relates to its business, assets or properties or to which the Company or any of its Subsidiaries is a beneficiary;

(t) enter into any Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or limit the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or services; or

(u) authorize, or agree in writing or otherwise to take, any of the foregoing actions.

Section 5.2  Control of the Company’s Operations.  Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise complete control of its business and operations. (It being understood that this provision shall not limit the rights of any party under Section 9.3 with respect to enforcement of the provisions of this Agreement).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Company Stockholder Approval; Proxy Statement.  (a) The Company shall take all action reasonably necessary in accordance with the DGCL and its Certificate of Incorporation and By-laws to call a meeting of its stockholders (the “Stockholder Meeting”) for the purpose of voting upon the Merger and this Agreement. The Stockholder Meeting shall be held as soon as reasonably practicable in accordance with the DGCL following clearance of the Proxy Statement by the SEC and the Company shall, through its Board of Directors, recommend to its stockholders the approval of the Merger, unless its Board of Directors determines in good faith, after consultation with outside legal counsel, that the taking of such action would violate its fiduciary duties to stockholders of the Company under applicable law, and shall use its reasonable best efforts to solicit and obtain such approval. Unless this Agreement has been terminated in accordance with its terms, nothing contained in this Agreement or any other fact or circumstance shall limit the Company’s obligation to convene and hold the Stockholder Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withheld, withdrawn or modified).

(b) The Company shall promptly prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent reasonably promptly with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Sub and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Common Stock of the Company.

(c) Each of Parent and Sub agrees to advise the Company as promptly as reasonably practicable if at any time prior to the Stockholder Meeting any information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Parent and Sub will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent, and its affiliates, to comply with applicable law after the mailing thereof to the stockholders of the Company.

(d) The Company agrees to advise Parent as promptly as reasonably practicable if at any time prior to the Stockholder Meeting information provided by it in the Proxy Statement is or becomes incorrect or incomplete in any material respect. The Company will furnish such supplemental information as may be necessary in order to cause the Proxy Statement to comply with applicable law after the mailing thereof to stockholders of the Company.

Section 6.2  Directors’ and Officers’ Indemnification.  (a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation (and its successors) to establish and maintain provisions in its Certificate of Incorporation and By-laws concerning the indemnification and exoneration of the Company’s former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the Certificate of Incorporation and By-laws of the Company as in effect as of the date hereof. Parent shall guaranty the payment and performance by the Surviving Corporation of, and shall cause the Surviving Corporation to honor its obligations under, this Section 6.2 without limit as to time.

(b) The Surviving Corporation shall indemnify and hold harmless, to the fullest extent a Delaware corporation is permitted to indemnify its directors and officers under applicable law, each present and former director and officer of the Company (each such director or officer, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement actually and reasonably incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to the Effective Time in their capacities as officers or directors of the Company or in their capacity as an officer, director or other fiduciary in any other entity (including as trustee of any Employee Benefit Plan) if such service was at the request of the Company or (ii) the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement in their capacities as officers or directors of the Company.

(c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are substantially equivalent to those in effect under the current policies) with respect to matters arising on or before the Effective Time; provided, however, that (i) in lieu of the purchase of such insurance by Parent, the Company shall, at Parent’s option and if reasonably available, prior to the Effective Time, purchase a six-year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage, and (ii) during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 250% of the current annual premium paid by the Company for its existing coverage. Notwithstanding the foregoing, Parent may elect in lieu of the foregoing insurance, prior to the Effective Time, to require the Company to obtain, if reasonably available, and fully pay for a policy (providing coverage for the Indemnified Parties and such officers) with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope no less favorable than the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time. If such “tail” policy has been obtained by the Company prior to the Effective Time, Parent and the Surviving Corporation shall maintain such policy in full force and effect for its full term and shall continue to honor the Company’s obligations thereunder.

(d) In the event of any breach by the Surviving Corporation or Parent of this Section 6.2, the Surviving Corporation and Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.2.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Certificate of Incorporation or By-laws of the Company, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.2 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties and the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.2.

(f) In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 6.2.

Section 6.3  No Solicitation.  (a) After the date hereof and prior to the Effective Time, the Company agrees that the Company and its Subsidiaries shall not, and that it shall use its reasonable best efforts (including providing express instructions) to cause the officers, directors, employees, investment bankers, attorneys and other advisors or representatives (collectively “Representatives”) of the Company or its Subsidiaries, not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer which constitutes or could reasonably be expected to lead to an Acquisition Proposal (as used herein, such term shall mean any proposal or offer relating to a merger, acquisition, consolidation, tender offer, exchange offer or similar transaction involving, or any proposal or offer to purchase or acquire in any manner (A) assets representing 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, or (B) an equity interest in 15% or more of the voting securities of the Company or of any of its Subsidiaries if such Subsidiaries own directly or indirectly 15% or more of the assets referred to in clause (A) (other than the transactions contemplated by this Agreement), (ii) enter into, participate, continue or otherwise engage in discussions or negotiations with, or provide any information to any Person (other than Parent, Sub and their representatives) with respect to any inquiries regarding, or the making of, an Acquisition Proposal, or (iii) approve or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other preliminary or definitive agreement relating to an Acquisition Proposal (other than a confidentiality agreement with a party to whom the Company is permitted to provide information in accordance with Section 6.3(b)). In response to any inquiry regarding an Acquisition Proposal, the Company may respond substantially to the effect that it is subject to a “no solicitation” covenant and refer the requesting Person to Company SEC Documents. Without limiting the foregoing, it is understood that any action taken by any Representative of the Company or any Subsidiary that would be a violation of this Section 6.3(a) if taken by the Company shall be deemed a breach by the Company. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party (other than to the extent required by the existing terms as of the date hereof of any such confidentiality or standstill agreement) and shall request the return or destruction of any confidential information provided to any third party prior to the date hereof in connection with a possible Acquisition Proposal to the extent permitted by any such confidentiality or standstill agreement.

(b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, prior to the receipt of the Stockholder Approval, (i) the Company may, in response to an unsolicited bona fide Acquisition Proposal from a corporation, partnership, Person or other entity or group which is received on after the execution and delivery of this Agreement by the Company, whether or not from a participant in the Company’s publicly announced process of exploring strategic options (a “Potential Acquiror”) which the Company’s Board of Directors determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, is reasonably likely to lead to a Superior Proposal, (x) furnish information to such Potential Acquiror, its representatives, advisors, sources of debt or equity financing and not more than one Person identified in the Acquisition Proposal as a potential buyer of any of the Company’s assets or businesses from such Potential Acquiror pursuant to an executed confidentiality agreement containing terms and provisions no less favorable to the Company than those contained in the Confidentiality Agreement, provided that all such information, if written, has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and, if oral and material, has previously been provided to Parent or is provided to Parent reasonably promptly (but in no event later than one business day) after such information is provided to such Person, and (y) engage in discussions and negotiate with, such Potential Acquiror, its representatives, advisors and sources of debt or equity financing; provided, that in each case of the foregoing clauses (x) and (y), both (1) the Board of Directors of the Company has concluded, in good faith and after consultation with its outside legal counsel, that taking such action is required to comply with its fiduciary duties under applicable law and (2) the Company has provided Parent with notice of its intent to take any such action prior to taking such action and has complied with Section 6.3(d). As used herein, a “Superior Proposal” means a bona fide written Acquisition Proposal (provided that for purposes of this definition, the references to “15% or more” in the definition of Acquisition Proposal shall be deemed replaced with references to “more than 50%,” and the reference in clause (B) to the acquisition or purchase of an equity interest in any Subsidiaries of the Company shall be deleted) obtained without violation of this Agreement that (A) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, would result in a transaction that would be more favorable, from a financial point of view, to the holders of Company Common Stock than the Merger (taking into account the likelihood of consummation, the Person making the proposal or offer, the form and amount of consideration offered and all other terms of the proposal or offer, as well as any alterations to this Agreement proposed by Parent in response thereto and any other factors deemed relevant by the Board of Directors of the Company) and (B) is not subject to a financing contingency.

(c) The Company shall notify Parent orally and in writing within one business day after receipt of any Acquisition Proposal or any inquiry or contact with respect to an Acquisition Proposal. The written notice shall include the material terms of the Acquisition Proposal or the inquiry or contact and, if in writing, shall include a copy of such Acquisition Proposal or related inquiry or contact. The Company shall keep Parent reasonably informed of the status of and any material changes with respect to such Acquisition Proposal, inquiry or contact and will provide Parent as soon as reasonably practicable (but in no event later than one business day) after receipt thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection therewith. The Company shall promptly notify Parent upon determination by the Board of Directors of the Company that an Acquisition Proposal is a Superior Proposal (except as set forth below). The Company shall not exercise its right to terminate this Agreement pursuant to Section 8.1(f) hereof until after the third business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 8.1(f) (it being agreed and acknowledged that the Company shall not be required to provide Parent with more than 24 hours notice of any changes with respect to the terms of an Acquisition Proposal which the Company has advised Parent constitutes a Superior Proposal and any changes to the terms thereof shall not delay the Company’s right to terminate this Agreement by more than 24 hours after the provision of notice to Parent).

(d) Subject to Parent’s rights under Section 8.1(d),nothing contained in this Section 6.3 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company’s stockholders which, in the judgment of the Board of Directors of the Company after receiving advice of outside counsel, may be required under applicable law (it being agreed that the issuance by the Company or the Company’s Board of Directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not give rise to any termination right of Parent) . No change, withdrawal or modification in the recommendation of the Company’s Board of Directors to the Company’s stockholders with respect to this Agreement or the Merger shall change the approval of the Board of Directors of the Company for purposes of causing any state takeover law (including Section 203 of the DGCL) or other state law to be inapplicable to the Merger and the other transactions contemplated by this Agreement.

Section 6.4  Access to Information; Confidentiality.  Subject to restrictions of applicable law (including antitrust laws), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s Subsidiaries and their respective officers, employees, accountants, counsel, financial advisors, financing sources and other representatives (collectively, the “Representatives”), upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, facilities, agents, personnel, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or furnished by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may withhold the portions of such documents and information to the extent that the failure to so withhold such information would reasonably be expected to eliminate or waive the rights of such party to assert an attorney-client or attorney work product privilege with respect thereto or would violate the terms of a confidentiality agreement or obligation of non-disclosure in any agreement, contract or understanding with a third party in effect on the date of this Agreement (provided, that the Company shall use reasonable best efforts to obtain a waiver thereof if Parent so requests) or applicable laws, rules or regulations; and provided further that such investigation or access shall not unreasonably disrupt the Company’s operations. No investigation made pursuant to this Section shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger. All information exchanged pursuant to this Section 6.4 shall be subject to the confidentiality agreement between the Company and Parent, dated May 9, 2007. In connection with the continuing operation of the business of the Company and the Company’s Subsidiaries between the date hereof and the Effective Time, the Company shall consult in good faith on a regular and frequent basis with the Representatives of Parent and its Subsidiaries with regard to material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Parent, its Subsidiaries or such Representatives, provided that such procedures are not unreasonably disruptive to the operations of the Company and shall not require disclosure of information not required to be disclosed by the preceding provisions of this Section.

Section 6.5  Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the identification and obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary Registrations (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including those set forth in Section 3.4(b) of the Disclosure Schedule, with each party bearing its costs for obtaining the waivers, approvals and consents referred to in clauses (i) and (ii) of this sentence, (iii) subject to Section 6.13, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company expressly permitted under Section 6.3. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to prepay or redeem debt (or notes), amend or waive the provisions of any Contract, or to pay any consent or similar fees or payments, or divest any assets or enter into commitments regarding the conduct of its business or licensing of technology or know-how, in each case unless such action is conditioned upon the consummation of the Merger. Without limitation of the foregoing, each of Parent and the Company undertakes and agrees (x) to file as soon as practicable, and in any event prior to 10 business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and (y) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (1) any applicable Federal or state securities laws, (2) any applicable competition, antitrust or investment laws of jurisdictions other than the United States and (3) any other applicable law; provided, however, that, subject to appropriate confidentiality protections, the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and all attachments thereto to the non-filing party and its outside counsel. Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Each party shall (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to applicable law, permit the other party and its outside counsel to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat, in each case to the extent reasonably practicable; and (iii) furnish as promptly as reasonably practicable the other party with copies of all correspondence, filings, and written communications (and a reasonable explanation of the substance of oral communications) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger. Without limiting the foregoing, if any objections are asserted with respect to the transactions contemplated hereby under any antitrust law, or if any suit or proceeding is instituted or threatened by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any antitrust law, the parties shall use their reasonable best efforts promptly to resolve any such objections. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries, provided that any such action may be conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement. However, notwithstanding any contrary provision of this Agreement, Parent shall not be required to make any such request, nor shall Parent be required to agree to any prohibition, condition, limitation or other requirement that (A) prohibits or materially limits the ownership, operation or control by the Company, the Company’s Subsidiaries, the Surviving Corporation or Parent or any of their Affiliates of any material portion of the business, operations or assets of the Company, the Company’s Subsidiaries, the Surviving Corporation, Parent or any of their Affiliates, or compels the Company, the Company’s Subsidiaries, the Surviving Corporation, Parent or any of their Affiliates to dispose of or hold separate any material portion of their business or assets as a result of the Merger, (B) seeks to impose limitations on the ability of Parent to acquire, hold, or exercise full rights of direct or indirect ownership of the Surviving Corporation or any of the Company’s material Subsidiaries, including the right to vote the capital stock of the Surviving Corporation on all matters properly presented to the stockholders of the Surviving Corporation and to declare or pay dividends on any capital stock of the Surviving Corporation and the Company’s Subsidiaries, (C) would, individually or in the aggregate, reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries (other than the Company and its Subsidiaries after the Effective Time), taken as a whole, with materiality for purposes of the foregoing being measured in relation to the size and scale of the operations of the Company and its Subsidiaries taken as a whole or (D) would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole (each of (A) through (D), a “Substantial Burden”).

(b) Each of the Company, Parent and Sub shall give notice as promptly as reasonably practicable to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement made by it (and in the case of Parent, made by Sub) to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by it (and in the case of Parent, by Sub) in any material respect; (ii) any written notice or other communication from any Governmental Entity in connection with the Merger; and (iii) in the case of the Company, any change or development that is reasonably likely to have a Material Adverse Effect or materially impair or delay the ability of the Company and its Subsidiaries to consummate the Merger or, in the case of Parent and Sub, any change or development that is reasonably likely to materially impair or delay the ability of Parent or Sub to consummate the Merger; provided, however, that the delivery or non-delivery of any notice pursuant to this Section 6.5(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.6  Benefit Plans.  (a) For the period starting at the Effective Time through December 31, 2007, Parent agrees to cause the Surviving Corporation (i) to maintain (x) the base salary or base wages of the employees of the Company and its Subsidiaries and (y) the Employee Benefit Plans (other than equity-based plans) in effect on the date of this Agreement, (ii) to provide compensation and employee benefits (other than equity-based plans) to each current employee of the Company and its Subsidiaries that are not materially less favorable in the aggregate to such employees than those benefits in effect for such employees on the date of this Agreement or (iii) to provide to such employees compensation and employee benefits that, as determined by Parent, are not materially less favorable in the aggregate than those in effect for similarly situated employees of Parent and its subsidiaries. Nothing in this Agreement shall be construed to limit the ability of the applicable employer to terminate the employment of any employee at any time.

(b) From and after the Effective Time, Parent shall cause the Company or the Surviving Corporation, as applicable, to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance, change in control, retention, transition and termination agreements, plans and policies disclosed in Section 3.11 of the Disclosure Schedule, including any change in control provisions contained therein, subject to the right of Parent and the Surviving Corporation to modify or terminate such agreements, plans and policies in accordance with their terms. In addition, the Surviving Corporation shall assume the obligations of the Company under all existing indemnification agreements disclosed in Section 3.21(a)(viii) of the Disclosure Schedule between the Company and its directors, officers and employees that survive the Merger in accordance with their terms.

(c) Parent and the Company each hereby acknowledge and agree that (i) following the Effective Time, each of the executives listed in Section 6.6(c) of the Company Disclosure Schedule may terminate his or her employment with the Company and such termination will be deemed to have been following a “Change of Control” and for “Good Reason” (as such terms are defined in the executives’ change of control or employment agreements with the Company), (ii) that, upon such termination of employment, each such executive shall become entitled to receive the severance pay and other payments required by the contracts listed on Section 6.6(c) of the Disclosure Schedule upon a termination of employment following a “Change of Control” for “Good Reason”, and (iii) any such severance pay and other payments to which such executives are entitled shall be paid in accordance with the terms of the relevant agreement.

(d) To the extent that employees of the Company and its Subsidiaries become eligible to participate in any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries (including any severance plan), then for purposes of eligibility to participate and vesting, service with the Company or any of its Subsidiaries (including credit for service with Deluxe Corporation or any of its Subsidiaries) prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or such service would not be counted under the terms of the applicable plan for similarly situated employees of Parent. In addition, all such plans which are welfare benefit plans shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of such employees to the extent such conditions, exclusions and waiting periods were satisfied or waived under the applicable Company welfare benefit plan and shall provide that any expenses, co-payments, and deductibles paid or incurred during the applicable plan year on or before the Effective Time by or on behalf of any such employees shall be taken into account under applicable Parent benefit plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(e) On and after the date hereof, no future offering periods will be commenced under the Company’s Employee Stock Purchase Plan. The Company shall terminate the Employee Stock Purchase Plan immediately prior to the Effective Time. With respect to the offering period in progress as of the date hereof, no new participants shall be permitted to commence participation in the plan, no current participant shall be permitted to increase his or her contributions to the plan, and, at the earlier of the conclusion of the offering period and immediately prior to the Effective Time, accumulated contributions will be applied to the purchase of Common Stock in accordance with the plan’s terms (and such Common Stock will be converted into the Merger Consideration in accordance with Section 2.1).

(f) The provisions of this Section 6.6 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any employees of the Company and its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies, with respect to the matters provided for in this Section 6.6 under or by reason of any provision of this Agreement. This Section 6.6 shall not be considered, or deemed to be, an amendment to any Employee Benefit Plans or any other agreements

Section 6.7  Fees and Expenses.  (a) All fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that those fees and expenses incurred in connection with printing and filing the Proxy Statement (but not the preparation thereof) shall be shared equally by Parent and the Company.

(b) Subject to Section 6.7(d), the Company agrees to pay Parent a fee equal to $55,000,000 and the Expenses (which Expenses in each case shall be payable on demand following the date of termination of this Agreement) if:

(i) this Agreement is terminated by Parent pursuant to Section 8.1(d) (in which case, the fee shall be payable within two business days after such termination);

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(f) (in which case, the fee shall be payable at the time of termination); or

(iii) (x) this Agreement is terminated by Parent pursuant to Section 8.1(c) or by either Parent or the Company pursuant to Section 8.1(b)(i) or 8.1(b)(iii), and, in all such cases, the event giving rise to the right to terminate occurred at a time when an Acquisition Proposal (which, for purposes of this Section 6.7(b)(iii), shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.3(a), except that the reference to 15% in Section 6.3(a)(i)(A) shall be deemed a reference to 30% and, in Section 6.3(a)(i)(B), the reference to 15% with respect to acquisitions of voting securities shall be deemed a reference to 50% and the reference to 15% with respect to the ownership of assets shall be deemed a reference to 30%) had been made (other than by Parent or its affiliates) and not withdrawn (in which case, the Expenses shall be payable whether or not an event described in the following clause (y) occurs) and (y) within 12 months after such termination either the Company or a Subsidiary of the Company has entered into a definitive agreement relating to an Acquisition Proposal or a transaction contemplated by an Acquisition Proposal has been consummated (in which case, the fee shall be payable within two business days after such event).

(c) The fee and Expenses payable pursuant to Section 6.7(b) shall be made by wire transfer of same day funds. The Company acknowledges that the agreements contained in Section 6.7(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 6.7(b), and, in order to obtain such payment, Parent or Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for the fee or Expenses set forth in this paragraph (b) the Company shall pay to Parent or Sub its costs and expenses (including attorneys’ fees) in connection with such suit.

(d) As used herein, “Expenses” means Parent’s documented out-of-pocket expenses paid or payable to any third party in connection with this Agreement and the transactions contemplated hereby (including all attorneys’, accountants’ and investment bankers’ fees and expenses), but not to exceed $5,000,000.

(e) Parent agrees that the payment provided for in Section 6.7(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement under circumstances giving rise to an obligation (or potential obligation) of the Company to pay the amounts set forth in Section 6.7(b) and such remedy shall be limited to the aggregate of the sums stipulated in such Section 6.7(b); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In no event shall the Company be required to pay to Parent more than one termination fee pursuant to Section 6.7(b).

Section 6.8  Public Announcements.  Parent and Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and, unless it has made reasonable efforts to do the foregoing, shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.9  Sub.  Parent will take all action necessary (a) to cause Sub to perform its obligations under this Agreement to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 6.10  Transfer Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable by the Company, Parent or Sub in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Common Stock.

Section 6.11  State Takeover Statutes.  Parent, the Company and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions provided for in this Agreement.

Section 6.12  Listing.  Prior to the Effective Time, to the extent required under the applicable listing agreement, Parent shall file with the New York Stock Exchange a Notification Form for Listing of Additional Shares with respect to the shares of Parent Stock issuable upon exercise of the Options and Restricted Stock Units under the Company Option Plans assumed by Parent. As promptly as reasonably practicable after the Effective Time, Parent shall file a Registration Statement on Form S-8 to register the shares of Parent Stock subject to Assumed Options and Assumed RSUs to the extent permitted by Federal securities laws. Parent shall reserve adequate shares of Parent Stock for issuance upon the exercise of such Assumed Options and Assumed RSUs.

Section 6.13  Litigation and Proceedings.  The Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any stockholder litigation against the Company or its directors and any other lawsuit or proceeding, whether judicial or administrative, relating to or challenging this Agreement or the transactions contemplated hereby. The Company agrees that it shall not settle or offer to settle any litigation or other legal proceeding commenced prior to or after the date hereof against the Company or any of its directors or executive officers, by any stockholder of the Company or otherwise, relating to this Agreement or the Merger without the prior written consent of Parent.

Section 6.14  Financing.  The Company and its Subsidiaries shall provide reasonable cooperation in connection with the arrangement of any financing sought by the Parent in connection with the Merger (the “Financing”) as may be reasonably requested by the Parent by (i) making their respective officers reasonably available upon reasonable prior notice to participants or potential participants in the syndication of the Financing (“Participants”) (provided that in no event shall the Company and its Subsidiaries be required to have their officers participate in out-of-town roadshow or similar meetings for more than an aggregate of five days), (ii) providing or making available information concerning the Company, its business, properties and financial condition in the Company’s possession as may reasonably be requested by Participants and (iii) providing reasonable assistance if requested by Parent in seeking to modify, effective no sooner than the Closing, the terms of the Company’s 5.39% Senior Guaranteed Notes (the “Notes”) and related documentation (provided that such requested cooperation (i) does not unreasonably interfere with the ongoing business of the Company or the Company’s Subsidiaries or (ii) otherwise would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect). Further, subject, for the avoidance of doubt, to the last sentence of this Section 6.14, in connection with the Financing, the Company shall make any reasonable representations and warranties customary in commercial bank financings to, and enter into any reasonable covenants for the benefit of, third parties providing or arranging any Financing, in each case effective as of the Closing Date; provided, however, that in no event shall the Company, any of its Subsidiaries or any of their respective officers be required to make any representations or warranties or otherwise provide information which they in good faith determine is not accurate or is otherwise false or misleading. In no event shall the Company or any of its Subsidiaries be required to pay any commitment or similar fee, enter into any binding commitment or incur any liability in connection with the Financing, or seeking to modify the Notes, prior to the Closing, except to the extent Parent has provided the indemnity referenced in the last sentence of this Section 6.14. Parent shall, promptly upon request by the Company, reimburse the Company and the Company’s Subsidiaries for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company, the Company’s Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 6.14 and any information utilized in connection therewith.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  This Agreement and the Merger shall have been adopted by the requisite vote of the holders of shares of Common Stock in accordance with the DGCL (the “Stockholder Approval”).

(b) No Injunctions or Restraints.  No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition (any of the foregoing, a “Prohibition”) preventing the consummation of the Merger shall be in effect, and then only if such Prohibition (i) is any Prohibition of a United States federal or state, Indian federal or state, Canadian federal or provincial or United Kingdom Governmental Entity or (ii) is any other Prohibition the violation of which, individually or in the aggregate, would reasonably be expected to result in a Substantial Burden or would reasonably be expected to subject the Parent or any of its Subsidiaries (including the Surviving Corporation and any of its Subsidiaries) or any director, officer or employee of any of them to criminal liability.

(c) HSR Approval.  The applicable waiting period under the HSR Act applicable to the Merger shall have expired or been terminated.

(d) Governmental Consents.  (i) All Consents and Registrations required to be obtained from or made with any Governmental Entity listed in Section 7.1(d) of the Disclosure Schedule (other than with respect to U.S. state debt collection licenses) shall have been obtained or made, and any conditions imposed in connection with any of the foregoing shall not, individually or in the aggregate, result in a Substantial Burden and (ii) all other Consents and Registrations required to have been obtained from or made to any other Governmental Entity shall have been so obtained or made, and any conditions imposed in connection with any of the foregoing shall not, individually or in the aggregate, result in a Substantial Burden, except where the failure to have so obtained or made such Consent or Registration would not, individually or in the aggregate, reasonably be expected to result in a Substantial Burden or reasonably be expected to subject Parent or any of its Subsidiaries (including the Surviving Corporation and any of its Subsidiaries) or any director, officer or employee of any of them to criminal liability.

Section 7.2  Additional Conditions to Obligations of Parent and Sub.  The obligation of Parent and Sub to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.2 relating to the capital stock of the Company shall be true and correct in all respects on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct in all respects as of that date), other than any de minimis inaccuracies and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “knowledge,” “materiality” or “Material Adverse Effect” set forth therein) on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties referred to in this clause (ii) to so be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate to such effect signed on behalf of the Company by an executive officer of the Company.

(b) Performance of Obligations.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by the Chief Financial Officer or Chief Executive Officer of the Company to such effect.

(c) No Material Adverse Effect.  Since December 31, 2006, there shall not have been any event, occurrence or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

Section 7.3  Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties; Agreements and Covenants.  The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “knowledge” or “materiality”) on the date of this Agreement and at the Closing (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of such representations and warranties to so be true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other material transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub to such effect.

(b) Performance of Obligations.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to Closing, and the Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub to such effect.

(c) Merger Consideration.  Parent shall have delivered to the Paying Agent the aggregate Merger Consideration, as required by Section 2.2 of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval (provided that any termination pursuant to Section 8.1(f) may only occur prior to the receipt of Stockholder Approval):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before February 15, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful and material breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable and would result in a failure to satisfy the condition set forth in Section 7.1(b) of this Agreement, provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party which has not used its commercially reasonable best efforts to cause such order, decree, or ruling to be lifted or otherwise taken action necessary to comply with Section 6.5; or

(iii) if, upon a vote at a duly held meeting (including any adjournment or postponement thereof) to obtain the Stockholder Approval in accordance with this Agreement, the Stockholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.2(a) or 7.2(b) would not have been satisfied prior to or as of the Termination Date and, in any such case, such breach (if curable) has not been cured within 30 days after notice to the Company (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by Parent:

(i) if the Board of Directors of the Company withdraws or materially modifies in a manner adverse to Parent or Sub its approval or recommendation of this Agreement or the Merger or fails to recommend to the Company’s stockholders that they approve and adopt this Agreement and the Merger and give the Company Stockholder Approval or to include such recommendation in the Proxy Statement; or

(ii) if a tender offer or exchange offer for 15% or more of the outstanding shares of stock of the Company is proposed or commenced, and the Board of Directors of the Company redeems rights issued under the Company’s Rights Agreement dated May 1, 2000, between the Company and EquiServe Trust Company N.A. (the “Rights Agreement”), declares such tender or exchange offer a Permitted Offer under the Rights Agreement, amends the Rights Agreement to permit such offer to go forward, takes any other action the effect of which is to cause the Rights Agreement not to apply to such offer or, for any other reason, the Rights Agreement is or becomes inapplicable to such offer;

(e) by the Company, if Parent or Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.2(a) or 7.2(c) would not have been satisfied prior to or as of the Termination Date and, in any such case, such breach

(if curable) has not been cured within 30 days after notice to Parent (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(f) by the Company in order to concurrently enter into a definitive agreement for a Superior Proposal received by the Company, if: (i) in light of such Superior Proposal, the Board of Directors of the Company shall have determined in good faith by resolution duly adopted, after consultation with outside counsel, that it is necessary for the Board of Directors of the Company to withdraw, amend or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duties to the stockholders of the Company under applicable law; (ii) taking into account any revised proposal made by Parent following receipt of the notice referred to in Section 6.3(c), such Superior Proposal remains a Superior Proposal and the Board of Directors of the Company has again made the determination referred to in clause (i); and (iii) the Company, concurrently with or prior to any termination pursuant to this Section 8.1(f), pays Parent the applicable termination fee set forth in Section 6.7.

Section 8.2  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 6.4, Section 6.7, this Section 8.2 and Section 9.6, which provisions shall survive such termination, and except to the extent that such termination results from fraud or a willful breach by a party of any representation, warranty or covenant set forth in this Agreement in which case the party at fault shall not be released or relieved from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs and, in the case of fraud or a breach by Parent, may instead consist of damages that would be recoverable by stockholders of the Company if they were capable of selling the Company directly and were permitted to bring an action directly against Parent, taking into account any subsequent sale transaction involving the Company or other event that mitigates damages).

Section 8.3  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Stockholder Approval; provided, however, that after receipt of the Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders; and provided, further, that after this Agreement is adopted by the Company’s stockholders, no such amendment or modification shall be made that reduces the amount or changes the form of Merger Consideration or otherwise materially and adversely affects the rights of the Company’s stockholders hereunder, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.4  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement (provided, that a waiver must be in writing and signed by the party against whom the waiver is to be effective). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.5  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Non-Survival of Representations, Warranties and Agreements.  All representations and warranties set forth in this Agreement shall terminate at the Effective Time.

Section 9.2  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile (upon confirmation of receipt), (b) on the first business day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery) or (c) on the seventh business day following the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company:

eFunds Corporation
4900 N. Scottsdale Road
Suite 100
Scottsdale, AZ 85251
Attention: Paul F. Walsh
Facsimile: 480-629-7601
Telephone: 480-629-7700

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004-1980
Attention: Peter Golden, Esq.
Facsimile: (212) 859-4000
Telephone: (212) 859-8000

If to Parent or Sub:

4050 Calle Real, Suite 210
Santa Barbara, CA 93110
Attention: Michael L. Gravelle, Esq.
Facsimile: (805) 696-7831
Telephone: (805) 696-7102

with a copy to:

LeBoeuf, Lamb, Greene & MacRae LLP
125 West 55th Street
New York, NY 10019
Attention: Robert S. Rachofsky, Esq.
Facsimile: (212) 424-8500
Telephone: (212) 424-8000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

Section 9.3  Enforcement of Agreement.  The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.4  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise, other than by operation of law in a merger following the Effective Time) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 9.5  Entire Agreement.  This Agreement, the Disclosure Schedule, and the confidentiality agreement dated May 9, 2007, between the Company and Parent constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 9.6  Governing Law.  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this agreement or the transactions contemplated by this agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this agreement or the transactions contemplated by this agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 9.8  Headings and Table of Contents.  Headings of the Articles and Sections of this Agreement, the Table of Contents, and the Index of Definitions are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 9.9  No Third Party Beneficiaries.  Except as provided in Section 2.2(c) (Exchange of Certificates — Exchange Procedures) and Section 6.2 (Directors’ and Officers’ Indemnification), in each case, from and after the Effective Time, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, the Company shall have the right, on behalf of its stockholders, to pursue damages in the event of Parent’s fraud or willful breach of this Agreement.

Section 9.10  Incorporation of Exhibits.  The Disclosure Schedule and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.11  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.12  Subsidiaries.  As used in this Agreement, “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.

Section 9.13  Person.  As used in this Agreement, “Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

Section 9.14  FIRPTA.  Parent shall not withhold amounts pursuant to Section 1445 of the Code provided that the Company delivers to Parent at the Closing a certificate complying with the Code and applicable treasury regulations, duly executed and acknowledged, certifying that the Common Stock is not a U.S. Real Property Interest.

Section 9.15  Interpretation.  This Agreement shall be governed by the following rules of interpretation: (a) the words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits hereto and schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears; (b) all references herein to Sections, Exhibits and Disclosure Schedules shall be deemed references to Sections of, Exhibits to, and Disclosure Schedules delivered with this Agreement unless the context shall otherwise require; (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) the definitions given for terms throughout this Agreement shall apply equally to both the singular and plural forms of the terms defined; (e) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (f) except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America, and (g) unless otherwise indicated, the word “day” shall be interpreted as a calendar day.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Lee A. Kennedy Name: Lee A. Kennedy Title: Chief Executive Officer and President

AGAMEMNON MERGER CORP.

By:	/s/ Lee A. Kennedy Name: Lee A. Kennedy Title: Chief Executive Officer and President

eFUNDS CORPORATION

By:	/s/ Paul F. Walsh Name: Paul F. Walsh Title: Chairman and CEO

ANNEX B

Opinion of Goldman, Sachs & Co.

PERSONAL AND CONFIDENTIAL

June 26, 2007

Board of Directors
eFunds Corporation
4900 North Scottsdale Road, Suite 1000
Scottsdale, Arizona 85251

Madame and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of eFunds Corporation (the “Company”), of the $36.50 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of June 26, 2007 (the “Agreement”), by and among Fidelity National Information Services, Inc. (“Fidelity”), Agamemnon Merger Corp., a wholly owned subsidiary of Fidelity, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time. We also are providing and have provided certain investment banking and other financial services to Fidelity and its affiliates, including having acted as co-manager and lender with respect to a 5-year revolving unsecured credit facility extended to Fidelity (aggregate principal amount $1,000,000,000) in December 2006; and as co-manager with respect to a 5-year unsecured term loan facility extended to Fidelity (aggregate principal amount $2,100,000,000) in December 2006. We also may provide investment banking and other financial services to the Company, Fidelity and their respective affiliates in the future. In connection with the above-described investment banking and other financial services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Fidelity and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, Fidelity

B-1

Board of Directors
eFunds Corporation
June 26, 2007
Page Two

and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the financial technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $36.50 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

Opinion of BlackRock, Inc.

June 26, 2007
Board of Directors
eFunds Corporation
4900 North Scottsdale Road, Suite 1000
Scottsdale, AZ 85251

Members of the Board of Directors:

eFunds Corporation (the “Company”) and Fidelity National Information Services, Inc. (the “Acquiror”) and Agamemnon Merger Corp., a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Acquisition Sub would be merged with and into the Company in a merger (the “Merger”) in which each outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Shares”), would be converted into the right to receive $36.50 per share in cash (the “Consideration”).

You have asked us whether, in our opinion, the Consideration to be received by holders of Company Shares pursuant to the Merger is fair from a financial point of view to such holders, other than the Acquiror or affiliates of the Company.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain non-public internal financial information including: financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company, furnished to us by the Company;

(3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Reviewed the financial terms of a draft of the Merger Agreement dated June 24, 2007, which we have assumed is in substantially final form and will not vary in any respect material to our analysis; and

(8) Reviewed such other financial studies and analyses and taken into account such other matters as we deemed appropriate.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any responsibility for conducting any evaluation, appraisal or physical inspection of the properties or facilities, or other assets or liabilities, of the Company, nor have we been furnished with the results of any such evaluation, appraisal or inspection. We have not made any review of or sought or obtained advice regarding legal matters relating to the Merger or the Company, and we understand you have relied only on the advice of your legal counsel as to such matters. With respect to the financial forecast information

C-1

furnished to or discussed with us by the Company, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company, as the case may be.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

We are acting as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services, all of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we or our affiliates may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror, for our own account or accounts of our affiliates and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is addressed to the Board of Directors of the Company for the information of the Board of Directors in its evaluation of the Merger and shall not be used for any other purpose. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to the Board of Directors to approve the Merger or a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Merger or any matter related thereto. You have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any other class of securities, creditors or other constituencies of the Company. This opinion shall not be disclosed or given to any other person, nor shall it be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to BlackRock, Inc. (“BlackRock”) or any of its affiliates be made by the Company or any of its affiliates, without the prior written consent of BlackRock.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Company Shares pursuant to the Merger is fair from a financial point of view to such holders, other than the Acquiror or affiliates of the Company.

Very truly yours,

BLACKROCK INVESTMENTS, INC.

C-2

ANNEX D

DELAWARE GENERAL CORPORATION LAW §262

APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext MR A SAMPLE 000000000.000000 ext 000000000.000000 ext DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Scottsdale, Arizona Time, on September 7, 2007. Vote by Internet · Log on to the Internet and go to www.investorvote.com
· Follow the steps outlined on the secured website. Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Special Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2. For Against Abstain + 1. Adopt the agreement and plan of merger (the “Merger Agreement”), dated as of June 26, 2007, by and among eFunds Corporation (“eFunds”), Fidelity National Information Services, Inc. (“FIS”) and Agamemnon Merger Corp., a wholly-owned subsidiary of FIS (“Merger Sub”) and approve the merger of Merger Sub with and into eFunds (the “Merger”). 2. Adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of Special Meeting to adopt the Merger Agreement and approve the Merger, if such adjournment or postponement is proposed by the Board of Directors. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign below exactly as your name appears hereon. When common shares are registered in two names, both stockholders should sign. When signing as executor, administrator, trustee, guardian, attorney or agent, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership or other entity, please sign in entity name by an authorized person. (Please note any change of address on this proxy card.) Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 0 1 4 5 3 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00RHEG

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — eFunds Corporation This Proxy is Solicited on Behalf of the Board of Directors of eFunds Corporation in connection with the Special Meeting of Stockholders to be held on September 7, 2007 at 9:00 A.M. Scottsdale, Arizona Time (or any adjournment thereof) 4900 North Scottsdale Road, Suite 1000 Scottsdale, Arizona 85251 The undersigned hereby appoints Paul F. Walsh, George W. Gresham and Steven F. Coleman, and each of them, proxies for the above-described special meeting, with full power of substitution and revocation, each with the power to act without the others, to vote the common stock of eFunds Corporation (“eFunds”) which the undersigned is entitled to vote, at the special meeting of stockholders to be held on September 7, 2007 at 9:00 A.M. Scottsdale, Arizona time and at any adjournment thereof, with all the powers the undersigned would possess if present with respect to (i) the adoption of the agreement and plan of merger (“the Merger Agreement”), dated as of June 26, 2007, by and among eFunds, Fidelity National Information Services, Inc. (“FIS”) and Agamemnon Merger Corp., a wholly-owned subsidiary of FIS (“Merger Sub”) and approve the merger of Merger Sub with and into eFunds (the “Merger”) and (ii) the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the Merger, if such adjournment or postponement is proposed by the Board of Directors. This proxy shall be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If no instructions are given, this proxy will be voted FOR (i) the adoption of the Merger Agreement and approval of the Merger and (ii) the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the Merger, if such adjournment or postponement is proposed by the Board of Directors. Please vote, sign, and date this proxy as indicated on the reverse side and return it promptly in the enclosed envelope. If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

NNNNNNNNNNNN NNNNNNNNN Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Special Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2. For Against Abstain + 1. Adopt the agreement and plan of merger (the “Merger Agreement”), dated as of June 26, 2007, by and among eFunds Corporation (“eFunds”), Fidelity National Information Services, Inc. (“FIS”) and Agamemnon Merger Corp., a wholly-owned subsidiary of FIS (“Merger Sub”) and approve the merger of Merger Sub with and into eFunds (the “Merger”). 2. Adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of Special Meeting to adopt the Merger Agreement and approve the Merger, if such adjournment or postponement is proposed by the Board of Directors. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign below exactly as your name appears hereon. When common shares are registered in two names, both stockholders should sign. When signing as executor, administrator, trustee, guardian, attorney or agent, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership or other entity, please sign in entity name by an authorized person. (Please note any change of address on this proxy card.) Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 0 1 4 5 3 9 2 + <STOCK#> 00RHFG

.3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — eFunds Corporation This Proxy is Solicited on Behalf of the Board of Directors of eFunds Corporation in connection with the Special Meeting of Stockholders to be held on September 7, 2007 at 9:00 A.M. Scottsdale, Arizona Time (or any adjournment thereof) 4900 North Scottsdale Road, Suite 1000 Scottsdale, Arizona 85251d The undersigned hereby appoints Paul F. Walsh, George W. Gresham and Steven F. Coleman, and each of them, proxies for the above-described special meeting, with full power of substitution and revocation, each with the power to act without the others, to vote the common stock of eFunds Corporation (“eFunds”) which the undersigned is entitled to vote, at the special meeting of stockholders to be held on September 7, 2007 at 9:00 A.M. Scottsdale, Arizona time and at any adjournment thereof, with all the powers the undersigned would possess if present with respect to (i) the adoption of the agreement and plan of merger (“the Merger Agreement”), dated as of June 26, 2007, by and among eFunds, Fidelity National Information Services, Inc. (“FIS”) and Agamemnon Merger Corp., a wholly-owned subsidiary of FIS (“Merger Sub”) and approve the merger of Merger Sub with and into eFunds (the “Merger”) and (ii) the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the Merger, if such adjournment or postponement is proposed by the Board of Directors. This proxy shall be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If no instructions are given, this proxy will be voted FOR (i) the adoption of the Merger Agreement and approval of the Merger and (ii) the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement and approve the Merger, if such adjournment or postponement is proposed by the Board of Directors. Please vote, sign, and date this proxy as indicated on the reverse side and return it promptly in the enclosed envelope.